Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256919

Up to 182,111,147 Shares of Common Stock

384,000 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of up to an aggregate of 12,075,000 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “public warrants”). This prospectus also relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees”), of (i) up to an aggregate of 28,168,478 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined below), (ii) up to an aggregate of 141,099,669 shares of our common stock otherwise held by the Selling Securityholders, (iii) up to an aggregate of 384,000 shares of our common stock that may be issued upon exercise of warrants to purchase shares of common stock that were issued to the Sponsor (as defined below) as part of the private placement units (as defined below), which are substantially identical to the public warrants, subject to certain limited exceptions (the “private placement warrants” and, together with the public warrants, the “warrants”) held by the Selling Securityholders and (iv) up to an aggregate of 384,000 private placement warrants held by the Selling Securityholders, as further described in this prospectus. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock and warrants are listed on the NYSE under the symbols “AEVA” and “AEVA.WS”, respectively. On June 23, 2021, the closing price of our common stock was $10.94 per share and the closing price of our warrants was $3.35 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors ” section beginning on page 7 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2021.

i

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On March 12, 2021 (the “Closing” and such date the “Closing Date”), InterPrivate Acquisition Corp., a Delaware corporation and our predecessor company (“InterPrivate”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of November 2, 2020 (the “Business Combination Agreement”), by and among InterPrivate, WLLY Merger Sub Corp., a Delaware corporation (“Merger Sub”) and Aeva, Inc., a Delaware corporation ( “Legacy Aeva”).

Pursuant to the Business Combination Agreement, on the Closing Date, (i) InterPrivate changed its name to “Aeva Technologies, Inc.” (the “Company”) and (ii) Merger Sub merged with and into Legacy Aeva (the “Merger”), with Legacy Aeva surviving the Merger as a direct, wholly-owned subsidiary of the Company.

Unless the context otherwise requires, references in this prospectus to “Aeva”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Aeva, Inc., a Delaware corporation, and after the closing of the Business Combination, Aeva Technologies, Inc. and its consolidated subsidiaries.

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

•	“InterPrivate” are to InterPrivate Acquisition Corp., a Delaware corporation, prior to the Closing;

•	“Board” are to the board of directors of the Company;

•	“Business Combination” or “Transactions” are to the Merger and other transactions contemplated by the Business Combination Agreement, collectively;

•	“Canaan” are to Canaan XI L.P.;

•	“Founders” are to Mina Rezk and Soroush Salehian Dardashti;

•	“Founder Shares” are to the shares of InterPrivate common stock initially purchased by the Sponsor in a private placement in August 2019;

•	“Governing Documents” are to the Certificate of Incorporation and the Bylaws;

•	“Key Aeva Stockholders” means Adage Capital Partners, LP, Canaan, Lux, and the Founders; and

•	“Lux” are to Lux Co-Investment Opportunities, L.P. and Lux Ventures IV, L.P., collectively.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. We and the Selling Securityholders and their permitted transferees may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus. We may use the shelf registration statement to issue up to an aggregate of 12,075,000 shares of our common stock that may be issued upon exercise of the public warrants. The Selling Securityholders may, from time to time, offer to sell (i) up to an aggregate of 28,168,478 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination, (ii) up to an aggregate of 141,099,669 shares of our common stock otherwise held by the Selling Securityholders, (iii) up to an aggregate of 384,000 shares of our common stock that may be issued upon exercise of the private placement warrants held by the Selling Securityholders and (iv) up to an aggregate of 384,000 private placement warrants held by the Selling Securityholders. The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.”

A prospectus supplement or post-effective amendment may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to “Aeva”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Aeva, Inc., a Delaware corporation, and after the closing of the Business Combination, Aeva Technologies, Inc. and its consolidated subsidiaries.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus.

Overview

Our goal is to bring perception to all devices. Through our Frequency Modulated Continuous Wave (“FMCW”) sensing technology, we believe we are introducing the world’s first 4D LiDAR-on-chip that, along with our proprietary software applications, enables the adoption of LiDAR across broad applications. We believe that our solutions will allow for the wide-scale adoption of autonomous driving because they solve for the missing link of LiDAR sensing — high performance at affordable costs. Furthermore, we believe that our proprietary 4D LiDAR technology has the potential to create entirely new categories for perception across consumer electronics, consumer health, industrial robotics and security applications.

Founded in 2017 by former Apple engineers Soroush Salehian and Mina Rezk and led by a multidisciplinary team of engineers and operators experienced in the field of sensing and perception, Aeva’s mission is to bring the next wave of perception technology to broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security. Our 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance at affordable costs for commercialization.

As a development stage company, we work closely with our customers on the development and commercialization of their automated driving vehicle programs and the utilization of our products in such programs. Our customers include some of the top automotive original equipment manufacturers (“OEMs”), mobility and technology companies, and we are currently working in close collaboration with our key customers toward series production of vehicles with high levels of automated driving and autonomous driving capability. Thus far, our customers have purchased prototype products and engineering services from us for use in their research and development programs. We are expanding our manufacturing capacity through third party manufacturers and partnerships with global Tier-1 suppliers to meet our customers’ anticipated demand for production of our products.

Unlike legacy LiDAR, which relies on Time of Flight (“ToF”) technology and measures only depth and reflectivity, Aeva’s solution leverages a proprietary FMCW technology to measure velocity in addition to depth, reflectivity and inertial motion. The ability of Aeva’s solution to measure instant velocity for every pixel is a major advantage over ToF-based sensing solutions. Furthermore, Aeva’s technology is free from interference from other LiDAR beams and sunlight, and our core innovations within FMCW are designed to enable autonomous vehicles to see with significantly higher resolution at distances around 500 meters while consuming lower power compared to other available solutions. We believe that these factors make Aeva the first perception solutions provider to enable the broad adoption of automated driving.

As major automotive OEMs and leading mobility and technology companies look for comprehensive perception solutions to accelerate their autonomous driving programs into production, we believe Aeva is uniquely positioned to provide a superior solution to enable autonomous driving at scale. Furthermore, we believe the advantages of our 4D LiDAR-on-chip allow us to provide the first LiDAR solution that is fully integrated onto a chip with superior performance, low power and affordable costs, with the potential to drive new categories of perception across consumer electronics, consumer health, industrial robotics and security markets.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of InterPrivate’s initial public offering, (b) the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) when we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Summary Risk Factors

Our business is subject to numerous material and other risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors.” These risks include, among others:

•

Aeva is an early stage company and has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of research and development (“R&D”) and testing. If such programs are not fully developed and commercialized, Aeva may never achieve or sustain profitability.

•	Aeva’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

•

Aeva qualifies as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if Aeva takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make Aeva’s securities less attractive to investors and may make it more difficult to compare Aeva’s performance to the performance of other public companies.

•

If Aeva’s products are not selected for inclusion in development programs or are not adopted by automotive OEMs, automotive tier 1 companies, mobility or technology companies or their respective suppliers, Aeva’s business will be materially and adversely affected.

•

Because some of the materials and components in Aeva’s products come from limited or single source suppliers, Aeva is susceptible to supply shortages, long lead times for components, and supply changes.

•

Aeva expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability or increase its losses and may never result in revenue to Aeva.

•

Despite the actions Aeva is taking to defend and protect its intellectual property, Aeva may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Aeva’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

•	Market adoption of LiDAR, including Aeva’s 4D LiDAR technology, is uncertain.

•	Aeva may experience difficulties in managing its growth and expanding its operations.

•	Aeva’s transition to an outsourced manufacturing business model may not be successful.

•	Aeva’s sales and operations in international markets expose it to operational, financial and regulatory risks.

•	Aeva’s business could be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.

•	Aeva may be subject to product liability or warranty claims that could result in significant direct or indirect costs.

•	Aeva’s business could be materially and adversely affected if it lost any of its largest customers or if they were unable to pay their invoices.

•	Aeva may experience difficulties in managing its growth and expanding its operations.

•	Aeva operates in a highly competitive market and some market participants have substantially greater resources.

•

In connection with Aeva’s financial statement close process for the years ended December 31, 2019 and 2020, a material weakness was identified in the design and operating effectiveness of its internal control over financial reporting. If Aeva fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Company.

•	Developments in alternative technology may adversely affect the demand for Aeva’s 4D LiDAR technology.

•	Aeva is highly dependent on the services of Soroush Salehian Dardashti and Mina Rezk, its two founders.

Corporate Information

We were incorporated under the laws of the state of Delaware on August 16, 2019 under the name InterPrivate Acquisition Corp. Upon the Closing, we changed our name to Aeva Technologies, Inc. Our principal executive offices are located at 555 Ellis Street, Mountain View, California 94043 and our telephone number is (650) 481-7070. Our website address is www.aeva.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”

This prospectus relates to the issuance by us of up to an aggregate of 12,075,000 shares of our common stock that may be issued upon exercise of the public warrants. This prospectus also relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (i) up to an aggregate of 28,168,478 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination, (ii) up to an aggregate of 141,099,669 shares of our common stock otherwise held by the Selling Securityholders, (iii) up to an aggregate of 384,000 shares of our common stock that may be issued upon exercise of the private placement warrants held by the Selling Securityholders and (iv) up to 384,000 private placement warrants held by the Selling Securityholders.

Securities that may be offered and sold from time to time by the Selling Securityholders named herein	Up to an aggregate of 182,111,147 shares of common stock, including up to an aggregate of 12,459,000 shares of our common stock that may be issued upon exercise of warrants, and up to an aggregate of 384,000 private placement warrants held by the Selling Securityholders.

Common stock outstanding	211,409,752 shares of common stock as of June 1, 2021.

Use of proceeds	All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash.

Market for our common stock and warrants	Our common stock and warrants are listed on the NYSE under the symbols “AEVA” and “AEVA.WS”, respectively.

Risk factors	Any investment in the common stock or warrants offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the benefits of the Business Combination;

•	our financial and business performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	the implementation, market acceptance and success of our products and technology in the autonomous vehicle industry and in potential new categories for perception;

•	demand for our products and the drivers of that demand;

•	our estimated total addressable market and other industry projections, including with respect to additional potential new categories for perception, and our projected market share;

•

competition in our industry, the advantages of our products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•	our ability to scale in a cost-effective manner and maintain and expand its manufacturing relationships;

•	our ability to enter into production supply agreements with customers, the terms of those agreements, and customers’ utilization of our products and technology in their development programs;

•	our expected reliance on Tier 1 suppliers;

•	our expected production timeline for its products;

•	developments and projections relating to our competitors and industry;

•	our expectation that we will incur substantial expenses and continuing losses for the foreseeable future;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and industry and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations;

•	our business, expansion plans and opportunities;

•	anticipated financial performance, including gross margin, and the expectation that our future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•	expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of the Company; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to maintain the listing of our common stock on the NYSE;

•

the price of our securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which we operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which we operate;

•	the risk that we and our current and future collaborators are unable to successfully develop and commercialize our products or services, or experience significant delays in doing so;

•	the risk that we may never achieve or sustain profitability;

•	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

•	the risk that we experience difficulties in managing our growth and expanding operations;

•	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•	the risk of product liability or regulatory lawsuits or proceedings relating to our products and services;

•	the risk that we are unable to secure or protect our intellectual property; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Aeva’s Business and Industry

Aeva is an early stage company, with a history of losses, and has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of R&D and testing of such customers’ development programs. If such programs are not fully developed and commercialized, or if such programs experience significant delays, Aeva’s business, financial condition and results of operations will be materially adversely affected and Aeva may never achieve or sustain profitability.

Aeva has incurred net losses on an annual basis since its inception. Aeva incurred a net loss of $19.5 million for the three months ended March 31, 2021 and net loss of $25.6 million for the year ended December 31, 2020, respectively. Aeva has only sold or otherwise provided prototypes and non-recurring engineering services and believes that it will continue to incur operating and net losses each quarter until at least the time it begins commercial deliveries of its products. Even if Aeva is able to successfully develop and sell its products, there can be no assurance that they will be commercially successful. Aeva’s potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of its products, which may not occur. Because Aeva will incur the costs and expenses of developing and commercializing its products before it receives any significant revenues with respect thereto, Aeva’s losses in future periods may be significant. Aeva may never achieve or sustain profitability.

Aeva expects the rate at which it will incur losses to be significantly higher in future periods as Aeva:

•	utilizes third-party partners for design, testing and commercialization;

•	expands its design, development and servicing capabilities;

•	expenses related to maintaining increasing levels of inventory; and

•	increases its sales and marketing activities and develops its distribution infrastructures.

Aeva has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of R&D and testing such customers’ development programs. If such programs are not fully developed and commercialized, or if such programs experience delays, cancellations or reductions, Aeva’s business, financial condition and results of operations will be materially adversely affected.

Aeva’s success in developing and commercializing its products depends in large part on its customers’ success in developing and commercializing their own products that utilize Aeva’s products and services. There can be no guarantee that Aeva’s customers will be able to fully develop and commercialize products that utilize Aeva’s products or that such customers will continue to utilize Aeva’s products. Such customers’ development programs may not ever be developed and commercialized or such programs may be delayed. If such customers’ development programs are not fully developed and commercialized, experience delays or otherwise do not incorporate Aeva’s products, Aeva’s business, financial condition and results of operations will be materially adversely affected.

If Aeva and its collaborators are unable to successfully develop and commercialize Aeva’s products or services, or experience significant delays in doing so, Aeva’s business, financial condition and results of operations will be materially adversely affected.

Aeva’s growth depends on successfully developing and commercializing its products and services. Aeva currently provides prototypes and non-recurring engineering services to customers for purposes of R&D and has not yet commercialized its products or services. Aeva may not be able to develop and commercialize its products or may be delayed in doing so. In addition, the successful commercialization of Aeva’s products depends in part on Aeva’s collaborators successfully developing and commercializing their own development programs, and such programs may not ultimately be developed or commercialized.

Aeva’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

Aeva began operations in 2017 and has not yet fully developed and commercialized any of its products. This relatively limited operating history makes it difficult to evaluate Aeva’s future prospects and the risks and challenges it may encounter. Risks and challenges Aeva has faced or expects to face include its ability to:

•	develop and commercialize its products;

•	produce and deliver products of acceptable performance;

•	forecast its revenue and budget for and manage its expenses;

•	attract new customers and retain and expand existing commercial relationships;

•	develop and protect intellectual property;

•	comply with existing and new or modified laws and regulations applicable to its business;

•	plan for and manage capital expenditures for its current and future products, and manage its supply chain and supplier relationships related to its current and future products;

•	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•	maintain and enhance the value of its reputation and brand;

•	effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business; and

•	hire, integrate and retain talented people at all levels of its organization.

If Aeva fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Further, because Aeva has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market. Aeva has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Aeva’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Aeva’s forecasts are based upon assumptions, analyses and internal estimates developed by Aeva’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Aeva’s actual operating results may differ materially from those forecasted.

Aeva’s forecasts are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by Aeva’s management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Aeva’s actual operating results may differ materially from those forecasted.

The forecasts include forecasts and estimates relating to the expected size and growth of the markets for which Aeva operates or seeks to enter. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this prospectus, Aeva may not grow its business at similar rates, or at all. Aeva’s future growth is subject to many factors, including, among others, its ability to develop and commercialize its products and the market’s adoption of its products, both of which are subject to risks and uncertainties, many of which are beyond Aeva’s control. Accordingly, the forecasts and estimates of market size and growth described in this prospectus should not be taken as indicative of Aeva’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and Aeva cannot assure you that these forecasts will not be materially and adversely affected as a result of the COVID-19 pandemic.

Aeva continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than Aeva currently anticipates and Aeva may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability. Aeva’s ability to effectively manage its anticipated growth and expansion of its operations will also require Aeva to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.

Aeva continues to make investments and implement initiatives designed to grow its business, including:

•	partnering with customers and potential customers to develop and commercialize Aeva’s products;

•	investing in R&D;

•	developing a highly skilled workforce;

•	expanding its sales and marketing efforts to attract new customers;

•	investing in new applications and markets for its products;

•	partnering with third-parties to develop manufacturing processes; and

•	investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than Aeva currently anticipates, and Aeva may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities Aeva is pursuing are at an early stage of development, and it may be many years before the end markets Aeva expects to serve generate demand for its products at scale, if at all. Aeva’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with its products, failure of Aeva’s customers to develop and commercialize the programs that include Aeva’s products or technology, Aeva’s inability to effectively manage its inventory or manufacture products at scale, Aeva’s inability to enter new markets or help its customers adapt its products for new applications or Aeva’s failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of Aeva’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, Aeva does not expect to achieve profitability over the near term. If Aeva’s revenue does not grow over the long term, its ability to achieve and maintain profitability will be adversely affected, and the value of its business may significantly decrease.

Aeva’s ability to effectively manage its anticipated growth and expansion of operations will also require it to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Aeva’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future growth and expansion. There are no guarantees Aeva will be able to do so in an efficient or timely manner, or at all.

If Aeva’s products are not selected for inclusion in development programs, including development programs for automotive assisted driving (“ADAS”) or autonomous driving (“AD”), or are not adopted by automotive OEMs, automotive tier 1 companies, mobility or technology companies or their respective suppliers, Aeva’s business will be materially and adversely affected.

Aeva is currently developing products for use in its customers’ development programs, which are in varying stages of development. In many cases, Aeva’s customers and their suppliers are designing and developing these programs and the related technology over several years. Many of these programs, including development programs for ADAS, automotive OEMs, automotive tier 1 companies, mobility or technology companies or their respective suppliers, require extensive testing or qualification processes prior to the customer placing orders for large quantities of products such as Aeva’s products, because such products will function as part of a larger system or platform and must meet certain other specifications. Aeva spends significant time and resources to have its products selected for these programs, which is known as a “design win.” In the case of AD and ADAS technology, a design win may mean Aeva’s product has been selected for use in a particular vehicle model. If Aeva does not achieve a design win with respect to a particular vehicle model, it may not have an opportunity to supply its products to the automotive OEM for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven or more years. If Aeva fails to win a significant number of vehicle models from one or more automotive OEMs or their suppliers, its business, results of operations and financial condition will be materially and adversely affected. If Aeva’s products are not selected for a particular program or if Aeva’s products are not successful in such program, it is unlikely that its product will be deployed in other programs of that customer.

If Aeva’s products are not selected for inclusion by consumer electronics or consumer health device manufacturers or suppliers to industrial and security applications, its business will be materially and adversely affected.

In addition to developing products to be used in the automotive industry, Aeva is targeting the deployment of its products in the consumer electronics, consumer health device and industrial and security industries. Aeva’s forecasts contained in this prospectus assumes that Aeva will successfully commercialize its products in these industry segments, in addition to the automotive industry, and such successful market penetration represents a significant contribution to Aeva’s forecasted results. As a result, if Aeva’s products are not selected for inclusion by consumer electronics or consumer health device manufacturers or suppliers to industrial and security applications, Aeva’s business will be materially and adversely affected and Aeva’s actual results may differ materially from its forecasts.

Aeva relies on third-party suppliers. Because some of the raw materials and key components in its products come from limited or single source suppliers, Aeva is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which could adversely affect Aeva’s business, results of operations and financial condition.

Some of the components that go into the manufacture of Aeva’s products are sourced from third-party suppliers. To date, Aeva has produced its products in relatively limited quantities for use in development programs. Although Aeva does not have any experience in managing its supply chain to manufacture and deliver its products at scale, its future success will depend on its ability to manage its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Aeva’s products come from limited or single-source suppliers. Aeva is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Aeva has a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks may adversely affect its ability to source components in a timely or cost-effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, Aeva’s products depend on external semiconductor foundries. Any disruptions to those foundries could materially adversely affect Aeva’s ability to manufacture its products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Aeva has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Aeva may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly, and Aeva may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Aeva’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Aeva’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Aeva’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Aeva is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Aeva must absorb the increased cost. If Aeva is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of Aeva’s.

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect Aeva’s business.

Cost-cutting initiatives adopted by Aeva’s customers often result in increased downward pressure on pricing. Aeva expects that its agreements with automotive OEMs may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, Aeva’s automotive OEM customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, including Aeva, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base.

Accordingly, Aeva expects to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of its products. It is possible that pricing pressures beyond Aeva’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives.

If Aeva is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.

Aeva expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability or increase its losses and may never result in revenue to Aeva.

Aeva’s future growth depends on developing its products, penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Aeva plans to incur substantial, and potentially increasing, R&D costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. Aeva’s R&D expenses were $5.3 million and $11.4 million during 2020 and the three months ended March 31, 2021, respectively, and are likely to grow in the future. Because Aeva accounts for R&D as an operating expense, these expenditures will adversely affect its results of operations in the future. Further, Aeva’s R&D program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Market adoption of LiDAR, including Aeva’s 4D LiDAR technology, is uncertain. If market adoption of LiDAR, including Aeva’s 4D LiDAR technology, does not continue to develop, or develops more slowly than Aeva expects, its business will be adversely affected.

While Aeva’s 4D LiDAR technology can be applied to different use cases across end markets, a significant portion of its revenue is primarily generated from the development of automotive applications. Despite the fact that the automotive industry has engaged in considerable effort to research and test its LiDAR products, including Aeva’s 4D LiDAR technology, for ADAS and AD applications, the automotive industry may not introduce LiDAR products in commercially available vehicles. Aeva continually studies emerging and competing sensing technologies and methodologies and it may add new sensing technologies. However, LiDAR products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the ADAS and AD industries. Even if LiDAR products are used in initial generations of autonomous driving technology and certain ADAS products, Aeva cannot guarantee that LiDAR products will be designed into or included in subsequent generations of such commercialized technology. In addition, Aeva expects that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. In addition, Aeva expects competition among providers of sensing technology based on LiDAR and other modalities to increase substantially. If commercialization of LiDAR products is not successful, or not as successful as Aeva or the market expects, or if other sensing modalities gain acceptance by market participants, regulators, safety organizations or other market participants, Aeva’s business, results of operations and financial condition will be materially and adversely affected.

Aeva is investing in and pursuing market opportunities outside of the automotive markets, including in the technology, consumer electronics and consumer health device industries. Aeva believes that its future revenue growth, if any, will depend in part on its ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires Aeva to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for LiDAR technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of Aeva’s customers outside of the automotive industry are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with Aeva’s 4D LiDAR technology or at all. Aeva cannot be certain that LiDAR will be sold into these markets, or any market outside of automotive market, at scale. Adoption of LiDAR products, including Aeva’s products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of LiDAR and LiDAR-based products meet users’ current or anticipated needs, whether the benefits of designing LiDAR into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by LiDAR technology and whether LiDAR developers such as Aeva can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If LiDAR technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than Aeva expects, its business, results of operation and financial condition will be materially and adversely affected.

Aeva may experience difficulties in managing its growth and expanding its operations.

Aeva expects to experience significant growth in the scope and nature of its operations. Aeva’s ability to manage its operations and future growth will require Aeva to continue to improve its operational, financial and management controls, compliance programs and reporting systems. Aeva is currently in the process of strengthening its compliance programs, including its compliance programs related to export controls, privacy and cybersecurity and anti-corruption. Aeva may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.

Aeva has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of R&D and testing of such customers’ development programs, and Aeva expects to continue to do so as it seeks to develop and commercialize its products. As a result, Aeva expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of the Company to fluctuate or decline.

Aeva’s quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of its operating results may not be relevant, meaningful or indicative of future results. In particular, because Aeva’s sales to date have primarily been of prototypes and non-recurring engineering services to customers for the purpose of R&D and testing of such customers’ development programs, sales in any given quarter can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Aeva’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Aeva’s business. These fluctuations could adversely affect Aeva’s ability to meet its expectations or those of securities analysts, ratings agencies or investors. If Aeva does not meet these expectations for any period, the value of our business and securities could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•	the timing and magnitude of orders and shipments of Aeva’s products in any quarter;

•	the timing and magnitude of sales returns and warranty claims of Aeva’s products in any quarter;

•	the timing and magnitude of non-recurring engineering services revenue in any quarter;

•	pricing changes Aeva may adopt to drive market adoption or in response to competitive pressure;

•	Aeva’s ability to retain its existing customers and attract new customers;

•	Aeva’s ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;

•	disruptions in Aeva’s sales channels or termination of its relationship with important channel partners;

•	delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from Aeva or its competitors;

•	fluctuations in demand pressures for Aeva’s products;

•	the mix of products and services sold in any quarter;

•	the duration of the global COVID-19 pandemic and the time it takes for economic recovery;

•	the timing and rate of broader market adoption of autonomous systems utilizing Aeva’s products or technology across the automotive and other market sectors;

•	market acceptance of LiDAR and further technological advancements by Aeva’s competitors and other market participants;

•	the ability of Aeva’s customers to commercialize systems that incorporate its products;

•	any change in the competitive dynamics of Aeva’s markets, including consolidation of competitors, regulatory developments and new market entrants;

•	Aeva’s ability to effectively manage its inventory;

•	changes in the source, cost, availability of and regulations pertaining to materials Aeva uses;

•	adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and

•	general economic, industry and market conditions, including trade disputes.

Aeva’s transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

Aeva is in the initial stages of transitioning from a manufacturing model in which it sources components from third-parties and assembles its final products at its San Francisco Bay Area location, to one where it relies exclusively on third-party manufacturers in foreign and domestic locations for both the manufacturing and assembly of its products. Aeva believes the use of third-party manufacturers in this manner will have benefits, but in the near term, while it begins working with new counterparties, Aeva may lose revenue, incur increased costs and potentially harm its customer relationships.

Reliance on third-party manufacturers reduces Aeva’s control over the production process, including reduced control over quality, product costs and product supply and timing. Aeva may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Aeva’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, Aeva’s ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Aeva relies, thereby increasing the risk of disruption of supplies necessary to fulfill Aeva’s production requirements and meet customer demands. Additionally, if any of Aeva’s third-party manufacturers experience quality control problems in their manufacturing operations and Aeva’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Aeva’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect Aeva’s reputation and its relationship with its channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Aeva’s products in required volumes or at all, Aeva’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Aeva’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While Aeva takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect Aeva’s business.

Aeva’s outsourced manufacturing business model may not be successful. Aeva depends on manufacturing counterparties, including automotive tier 1 companies, to manufacture, assemble and test its products. If Aeva’s manufacturing counterparties are not able to perform their obligations at a sufficiently high standard or in a timely manner, Aeva’s ability to deliver products and recognize revenue may be harmed and its business could be adversely affected.

Aeva relies on third-party manufacturers. In the near term, while Aeva is beginning manufacturing with new counterparties, Aeva may lose revenue, incur increased costs and potentially harm its customer relationships.

Reliance on third-party manufacturers reduces Aeva’s control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. Aeva may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Aeva’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, Aeva’s ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Aeva relies, thereby increasing the risk of disruption of supplies necessary to fulfill Aeva’s production requirements and meet customer demands. Additionally, if any of Aeva’s third-party manufacturers experience quality control problems in their manufacturing operations and Aeva’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Aeva’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect Aeva’s reputation and its relationship with its channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Aeva’s products in required volumes or at all, Aeva’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Aeva’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While Aeva takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect Aeva’s business.

Aeva, its outsourcing partners and its suppliers may rely on complex machinery for Aeva’s production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs. Aeva, its outsourcing partners and its suppliers may also rely on highly skilled labor for Aeva’s production, and if such highly skilled labor is unavailable, Aeva’s business could be adversely affected.

Aeva’s outsourcing partners and its suppliers may rely on complex machinery for the production, assembly and installation of Aeva’s products, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. The facilities of its outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. In addition, Aeva and its outsourcing partners and its suppliers also rely on highly skilled labor for Aeva’s assembly and production. If such highly skilled labor is unavailable, Aeva’s business could be adversely affected.

Operational performance and costs can be difficult to predict and are often influenced by factors outside of Aeva’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Aeva’s business, prospects, financial condition or operating results.

As part of growing its business, Aeva may make acquisitions. If Aeva fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

From time to time, Aeva may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, Aeva may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Aeva’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from Aeva’s management and could result in a diversion of resources from Aeva’s existing business, which in turn could have an adverse effect on Aeva’s operations. Acquired assets or businesses may not generate the financial results Aeva expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, Aeva has no experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect its business, financial condition and results of operations and could cause our stock price to decline.

Aeva’s sales and operations in international markets expose it to operational, financial and regulatory risks, including possible unfavorable regulatory, political, tax and labor conditions, which could harm Aeva’s business.

International sales comprise a significant amount of Aeva’s overall revenue. Sales to international customers accounted for a significant portion of Aeva’s revenue since 2018. Aeva is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	exchange rate fluctuations;

•	political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•	global or regional health crises, such as the COVID-19 pandemic or other health epidemics and outbreaks;

•	potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	increased difficulty in managing inventory;

•	delayed revenue recognition;

•	less effective protection of intellectual property;

•

stringent regulation of the autonomous or other systems or products using Aeva’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	import and export laws and the impact of tariffs;

•	changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•	U.S. government’s restrictions on certain technology transfer to certain countries of concern.

The occurrence of any of these risks could negatively affect Aeva’s international business and consequently its business, operating results and financial condition.

If Aeva commences international manufacturing operations, it may face risks associated with manufacturing operations outside the United States.

Manufacturing outside the United States is subject to several inherent risks, including:

•	foreign currency fluctuations;

•	local economic conditions;

•	political instability;

•	import or export requirements;

•	foreign government regulatory requirements;

•	reduced protection for intellectual property rights in some countries;

•	tariffs and other trade barriers and restrictions; and

•	potentially adverse tax consequences.

If Aeva commences manufacturing operations outside the United States, it may be subject to these risks. Such risks could increase Aeva’s costs and decrease its profit margins.

The complexity of Aeva’s products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, expose Aeva to product liability and other claims and adversely affect its operating costs.

Aeva’s products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. Aeva may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating Aeva’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating our products, litigation against Aeva, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in Aeva’s products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, Aeva may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against Aeva by its customers or others. Aeva’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.

In addition, Aeva could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Aeva and its products. In addition, Aeva’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Aeva and its business could be adversely affected.

Aeva may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect its business and operating results.

Aeva’s customers use its products and technology in various applications, including AD and ADAS applications, which present the risk of significant injury, including fatalities. Aeva may be subject to claims if a product using its technology is involved in an accident and persons are injured or purport to be injured. Any insurance that Aeva carries may not be sufficient or it may not apply to all situations. Similarly, Aeva’s customers could be subjected to claims as a result of such accidents and bring legal claims against Aeva to attempt to hold it liable. In addition, if lawmakers or governmental agencies were to determine that the use of Aeva’s products, including autonomous driving or certain ADAS applications, increased the risk of injury to all or a subset of its customers, they may pass laws or adopt regulations that limit the use of Aeva’s products or increase its liability associated with the use of its products or that regulate the use of or delay the deployment the products that use Aeva’s technology, including autonomous driving and ADAS technology. Any of these events could adversely affect Aeva’s brand, relationships with customers, operating results or financial condition.

Aeva typically provides a limited-time warranty on its products. The occurrence of any material defects in its products could make Aeva liable for damages and warranty claims. In addition, Aeva could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of Aeva’s products could affect its brand image, partner and customer demand, and adversely affect its operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and adversely affect Aeva’s business and operating results.

If Aeva or its suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, Aeva could lose sales or incur higher inventory-related expenses, which could negatively affect Aeva’s operating results.

To ensure adequate inventory supply, Aeva and its suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing counterparties and manufacture products based on its estimates of future demand for particular products. Fluctuations in the adoption of LiDAR may affect Aeva’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. Aeva’s ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of the autonomous driving and ADAS markets in which it operates, the uncertainty surrounding the market acceptance and commercialization of LiDAR technology, the emergence of new markets, an increase or decrease in customer demand for Aeva’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If Aeva’s products are commercialized in industries that are quickly growing, including autonomous driving and ADAS applications, both of which are currently experiencing rapid growth in demand, Aeva may face challenges acquiring adequate supplies to manufacture its products and/or Aeva and its manufacturing counterparties may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Aeva’s revenue. This risk may be exacerbated by the fact that Aeva may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Aeva may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Aeva’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Aeva underestimates customer demand for its products, Aeva, or its manufacturing counterparties, may not be able to deliver products to meet its requirements, and this could result in damage to Aeva’s brand and customer relationships and adversely affect its revenue and operating results.

The average selling prices of Aeva’s products could decrease rapidly over the life of the product, which may negatively affect Aeva’s revenue and margins. In addition, the selling prices Aeva is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Aeva currently projects, which may cause Aeva’s actual operating results to differ materially from its projections.

The prices that Aeva is able to ultimately charge in the future for the products it is currently developing or commercializing may experience declines for a variety of reasons, many of which are outside of Aeva’s control. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Aeva will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Aeva must engineer the most cost-effective design for its products and collaborate with its manufacturing counterparties to reduce manufacturing costs. Aeva also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Aeva is unable to manage the cost of older products or successfully introduce new products with a higher gross margin, its revenue and overall gross margin would likely decline. In addition, the selling prices Aeva is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Aeva currently projects, which may cause Aeva’s actual operating results to differ materially from its forecasts and projections.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Aeva’s results of operations.

While Aeva makes its strategic planning decisions based on the assumption that the markets it is targeting will grow, Aeva’s business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by Aeva’s automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and Aeva expects such fluctuations to give rise to fluctuations in the demand for its products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by Aeva’s automotive OEM customers and could have a material adverse effect on its business, results of operations and financial condition.

The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or technology package, or consumer electronics, consumer health, security or industrial application, for which Aeva is a significant supplier could reduce Aeva’s sales and adversely affect its profitability.

If Aeva is able to secure design wins and its products are included in its customers’ applications, including autonomous driving and ADAS products or consumer electronics, consumer health, industrial or security applications, it expects to enter into supply agreements with the relevant customer. For autonomous driving and ADAS products, market practice dictates that these supply agreements typically require Aeva to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by Aeva’s customers at any time. Therefore, even if Aeva is successful in obtaining design wins and the systems into which its products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which Aeva is a significant supplier could mean that the expected sales of Aeva’s products will not materialize, materially and adversely affecting its business. In addition, the loss of business with respect to a customer’s application in the consumer electronics, consumer health, security or industrial application for which Aeva is a significant supplier could reduce Aeva’s sales and adversely affect its profitability.

Since many of the markets in which Aeva competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for Aeva’s products.

Aeva is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and LiDAR-based ADAS, and consumer electronics, consumer health and industrial applications require complex technology. Because these products depend on technology from many companies, commercialization of these products could be delayed or impaired on account of certain technological components of Aeva or others not being ready to be deployed. Although Aeva currently has agreements with commercial counterparties, these companies may not be able to commercialize Aeva’s technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of Aeva’s control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect Aeva’s growth. Aeva’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, Aeva’s products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which Aeva operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. If demand does not develop or if Aeva cannot accurately forecast customer demand, the size of its markets, inventory requirements or its future financial results, its business, results of operations and financial condition will be adversely affected.

Aeva currently has and targets many customers, suppliers and production counterparties that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If Aeva is unable to sell its products to these customers or is unable to enter into agreements with customers, suppliers and production counterparties on satisfactory terms, its prospects and results of operations will be adversely affected.

Many of Aeva’s customers, suppliers, and potential customers are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to Aeva’s products. Many of these large, multinational corporations that are customers, production counterparties or potential customers also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Aeva’s time and resources. Aeva cannot assure you that its products or technology will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If Aeva’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Aeva’s business.

Aeva’s business could be materially and adversely affected if it lost any of its largest customers or if they were unable to pay their invoices.

Although Aeva continues to pursue a broad customer base, it is dependent on a small number of large customers with strong purchasing power. In 2020, Aeva’s top three customers accounted for 86% of its annual revenue. In 2019, Aeva’s top five customers represented 82% of its revenue of $1.4 million. In each of 2019 and 2020, two customers accounted for more than 10% of Aeva’s annual revenue. The loss of business from any of Aeva’s major customers (whether by lower overall demand for its products, cancellation of existing contracts or product orders or the failure to design in its products or award Aeva new business) could have a material adverse effect on its business.

To the extent AD and ADAS systems become accepted by major automotive OEMs, Aeva expects that it will rely increasingly on Tier 1 suppliers through which automotive OEMs procure components. Aeva expects that these Tier 1 suppliers will be responsible for certain hardware and software development and configuration activities specific to each OEM, and they may not exclusively carry its products or technology.

There is also a risk that one or more of its major customers could be unable to pay Aeva’s invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, Aeva could be forced to record a substantial loss.

If Aeva is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Aeva’s financial condition, operating results, business prospects and access to capital may suffer materially.

Aeva has not yet fully developed or commercialized its products or services and the successful commercialization of Aeva’s products depends in part on Aeva’s collaborators, customers and potential customers committing to use Aeva’s technology in their own products. Customers may be less likely to purchase Aeva’s products if they are not convinced that Aeva’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Aeva if they are not convinced that Aeva’s business will succeed. If Aeva is unable to establish and maintain confidence in its long-term business prospects among customers, suppliers, analysts, ratings agencies and analysts and within its industry or is subject to negative publicity, then Aeva’s financial condition, operating results, business prospects and access to capital may suffer materially.

Aeva’s investments in educating its customers and potential customers about the advantages of Aeva’s 4D LiDAR technology and its applications may not result in sales of Aeva’s products or services.

Educating Aeva’s prospective customers, and to a lesser extent, its existing customers, about Aeva’s 4D LiDAR technology, its advantages over other sensing technologies and Aeva’s 4D LiDAR technology’s ability to convey value in different industries and deployments is an integral part of developing new business and the LiDAR market generally. If prospective customers have a negative perception of, or experience with, LiDAR or related technology or a competitor’s LiDAR products they may be reluctant to adopt LiDAR in general or specifically Aeva’s products or technology. Adverse statements about LiDAR by influential market participants may also deter adoption. Some of Aeva’s competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, LiDAR or Aeva’s products or technology. Aeva’s efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and Aeva may not offset the costs of such efforts with revenue from the new customers. If Aeva is unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, its financial condition will be adversely affected.

The period of time from a design win to implementation is long, potentially spanning several years, and Aeva is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate Aeva’s products and confirm that they can integrate with other technologies before including them in any particular system, product or application. The development cycles of Aeva’s products with new customers vary widely depending on the application, market, customer and the complexity of the product. In the automotive market, for example, this development cycle can be five to seven or more years. The development cycle in certain other markets can be months to one or two years. These development cycles result in Aeva investing its resources prior to realizing any revenue from the commercialization. Further, Aeva is subject to the risk that customers cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. Further, Aeva’s revenue could be less than forecasted if the system, product or application that includes its products is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect Aeva’s business, results of operations and financial condition.

Aeva operates in a highly competitive market and some market participants have substantially greater resources. Aeva competes against a large number of both established competitors and new market entrants with respect to, among other things, cost, product specifications and technology.

The markets for sensing technology are highly competitive, particularly in the automotive industry. Aeva’s future success will depend on its ability to emerge as a leader in its targeted markets by continuing to develop and protect from infringement advanced 4D LiDAR technology in a timely manner and to effectively compete with existing and new competitors. Aeva’s competitors are numerous and they compete with it directly by offering LiDAR products and indirectly by attempting to solve some of the same challenges with different technology. Aeva faces competition from camera and radar companies, other developers of LiDAR products, Tier 1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than it does. In the automotive market, Aeva’s competitors have commercialized both LiDAR and non-LiDAR-based ADAS technology that has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, R&D and other resources. Some of Aeva’s customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own LiDAR-based or other sensing technologies, which would compete with Aeva’s products. Aeva does not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, its competitors, like Aeva, seek to develop new sensing applications across industries. Even in these emerging markets, Aeva faces substantial competition from numerous competitors seeking to prove the value of their technology.

Additionally, increased competition may result in pricing pressure and reduced margins and may impede Aeva’s ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.

The markets in which Aeva competes are characterized by rapid technological change, which requires Aeva to continue to develop new products and product innovations and could adversely affect market adoption of its products.

While Aeva intends to invest substantial resources to technological development, continuing technological changes in sensing technology, LiDAR and the markets for these products, including the ADAS and autonomous driving industries, could adversely affect adoption of LiDAR and/or Aeva’s products, either generally or for particular applications. Aeva’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which Aeva offers its products. Delays in delivering new products that meet customer requirements could damage Aeva’s relationships with customers and lead them to seek alternative sources of supply. In addition, Aeva’s success to date has been based on the delivery of prototypes and services to R&D programs in which developers are investing substantial capital to develop new systems. Aeva’s continued success relies on the success of the R&D phase of these customers as they expand into commercialized projects. As autonomous technology reaches the stage of large-scale commercialization, Aeva will be required to develop and deliver products at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase Aeva’s competitors’ products or turn to alternative sensing technology.

If Aeva is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Developments in alternative technology may adversely affect the demand for Aeva’s 4D LiDAR technology.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect Aeva’s business, prospects, financial condition and operating results in ways Aeva does not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to Aeva’s 4D LiDAR technology. Any failure by Aeva to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay Aeva’s development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of Aeva’s products and technology, decreased revenue and a loss of market share to competitors. Aeva’s R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, Aeva plans to upgrade or adapt its products with the latest technology. However, Aeva’s products and technology may not compete effectively with alternative systems if Aeva is not able to source and integrate the latest technology into its existing products or technology.

Because LiDAR is new in most of the markets Aeva is seeking to enter, Aeva’s forecasts of market growth in this prospectus may not be accurate.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for LiDAR-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, Aeva may not grow its business at similar rates, or at all. Aeva’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including Aeva’s estimates that the ADAS, AD, consumer electronics, consumer health and industrial robotics and security markets will represent, in the aggregate, an approximately $118 billion TAM for LiDAR-based perception applications by 2025, should not be taken as indicative of Aeva’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and Aeva cannot assure you that these forecasts will not be materially and adversely affected as a result.

We have identified material weaknesses in our internal control over financial reporting. If the Company fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Company.

We identified a material weakness in connection with Aeva Inc. financial statement close process for the years ended December 31, 2019, and 2020 that resulted from a lack of necessary business processes, internal controls, and adequate number of qualified personnel within its accounting function who possessed an appropriate level of expertise to effectively and timely identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were appropriately recorded. This also resulted in Aeva not having adequate risk assessment and design of internal control activities surrounding Aeva’s financial close and reporting process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

In addition, we identified material weaknesses in the operation of our internal control over financial reporting related to accounting for the Company’s private placement warrants related to the Business Combination. Based on management’s evaluation, the audit committee, in consultation with management, concluded that the Company’s private placement warrants are not indexed to the Company’s common stock in the manner contemplated by ASC 815-40. As a result, the Company should have classified the private placement warrants as derivative liabilities measured at their estimated fair values at the end of each reporting period and recognized changes in the estimated fair value of the derivative instruments from the prior period in the Company’s operating results for the current period.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its financial statements that could not be prevented or detected on a timely basis.

Aeva’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implement effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The Company’s management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in material misstatements to our annual or interim financial statements that might not be prevented or detected on a timely basis, or in the delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if the Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the Company’s financial reports, the market price of the common stock could be adversely affected and the Company could become subject to litigation or investigations by NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

If Aeva fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE. Aeva expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Aeva maintain effective disclosure controls and procedures and internal control over financial reporting. Aeva is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Aeva’s principal executive and financial officers.

Aeva’s current controls and any new controls that it develops may be inadequate because of changes in conditions in its business. Further, additional weaknesses in Aeva’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Aeva’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Aeva’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Aeva’s internal control over financial reporting that it is required to include in its periodic reports Aeva will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Aeva’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Aeva has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Aeva’s operating costs and could materially and adversely affect its ability to operate its business. If Aeva’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Aeva’s operating results and the stock price of the Company could decline.

The Company’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the Company is no longer an emerging growth company. At such time, the Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Aeva’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Company’s business and operating results.

In addition to Aeva’s results determined in accordance with GAAP, Aeva believes certain non-GAAP measures may be useful in evaluating its operating performance. Aeva presents certain non-GAAP financial measures in this prospectus and intends to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of its common stock.

Aeva’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Aeva had $50.5 million of U.S. federal and $40.2 million of state net operating loss carryforwards available to reduce future taxable income, of which $47.3 million will be carried forward indefinitely for U.S. federal tax purposes and the remainder of losses will expire beginning in 2036 for federal and state tax purposes. The Company also has federal and California research and development tax credit carryforwards of $2.3 million and $2.2 million, respectively. The federal research credit carryforwards will expire in 2036 and California research credits can be carried forward indefinitely. It is possible that Aeva will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Aeva has not completed an analysis as to whether it has previously undergone an ownership change under these rules, and Aeva may experience ownership changes in the future. To the extent Aeva is not able to offset future taxable income with its net operating losses, Aeva’s cash flows may be adversely affected.

Aeva is highly dependent on the services of Soroush Salehian Dardashti and Mina Rezk, its two founders.

Aeva is highly dependent on its co-founders, Soroush Salehian Dardashti and Mina Rezk. Messrs. Salehian and Rezk remain deeply involved in all aspects of Aeva’s business, including product development. The loss of either of Messrs. Salehian and Rezk would adversely affect Aeva’s business because his loss could make it more difficult to, among other things, compete with other market participants, manage Aeva’s R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to, either of Messrs. Salehian and Rezk may adversely affect Aeva’s brand, relationship with customers or standing in the industry.

Aeva’s business depends substantially on the efforts of its executive officers and highly skilled personnel, and its operations may be severely disrupted if it lost their services.

Competition for highly-skilled personnel is often intense, especially in the San Francisco Bay Area, where Aeva’s office is located, and Aeva may incur significant costs to attract highly-skilled personnel. Aeva may not be successful in attracting, integrating, or retaining qualified personnel to fulfill its current or future needs. Aeva has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Aeva’s equity or equity awards declines it may adversely affect Aeva’s ability to retain highly skilled employees. If Aeva fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be adversely affected.

Legal and Regulatory Risks

Aeva is subject to governmental export and import control laws and regulations. Aeva’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and results of operations.

Aeva’s products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of Aeva’s products and technology must be made in compliance with these laws and regulations. If Aeva fails to comply with these laws and regulations, Aeva and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Aeva and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on Aeva’s business, financial condition and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where Aeva may purchase its components, sell its products or conduct its business could adversely affect Aeva’s business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where Aeva conducts its business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Aeva’s business. For example, such changes could adversely affect the automotive market, Aeva’s ability to access key components or raw materials needed to manufacture its products (including, but not limited to, rare-earth metals), Aeva’s ability to sell its products to customers outside of the U.S. and the demand for its products. It may be time-consuming and expensive for Aeva to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.

Aeva may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and financial position.

Aeva may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Aeva’s suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, Aeva could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from Aeva very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Aeva’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Aeva’s operating results and financial position or that its established reserves or its available insurance will mitigate this impact.

Aeva is subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of its products. Some of Aeva’s customers also require that it comply with their own unique requirements relating to these matters.

Aeva manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where Aeva manufactures and assembles its products, as well as the locations where Aeva sells its products. For example, certain regulations limit the use of lead in electronic components. Since Aeva operates on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Aeva and its suppliers are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts Aeva’s use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect its business, results of operations and financial condition.

Aeva’s products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of LiDAR generally or Aeva’s products specifically. If Aeva fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected.

Aeva is subject to various environmental laws and regulations that could impose substantial costs upon Aeva.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Aeva believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and Aeva’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially adversely impact Aeva’s business, results of operations and financial condition. If Aeva is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward Aeva or its products could be negatively impacted, and its business, results of operations or financial condition could suffer.

Aeva’s operations are and will be subject to international, federal, state and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way Aeva manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Aeva uses in its products. Environmental regulations may require Aeva to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and Aeva has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or cessation of Aeva’s operations.

Contamination at properties Aeva operates, Aeva formerly operated or to which hazardous substances were sent by Aeva, may result in liability for Aeva under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Aeva’s financial condition or operating results. Aeva may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact Aeva’s business, prospects, financial condition and operating results.

Aeva is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Aeva can face criminal liability and other serious consequences for violations, which can harm its business.

Aeva is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which Aeva conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Aeva can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if Aeva does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Aeva’s business may be adversely affected by changes in automotive, consumer electronics, LiDAR sensor and laser safety regulations or concerns that drive further regulation of the automobile, consumer electronics, LiDAR sensor and laser markets.

Government product safety regulations are an important factor for Aeva’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles and laser products. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While Aeva believes increasing automotive and laser safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within its control, including, among others, new scientific or technological data, adverse publicity regarding the industry recalls and safety risks of autonomous driving and ADAS, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in automotive, consumer electronics, LiDAR sensor and laser safety government regulations, especially in the autonomous driving and ADAS industries, could adversely affect Aeva’s business. If government priorities shift and Aeva is unable to adapt to changing regulations, its business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive and laser industry. As cars that carry Aeva’s sensors go into production, the obligations of complying with safety regulations and reporting requirements could increase and it could require increased resources and adversely affect Aeva’s business.

Autonomous and ADAS features may be delayed in adoption by OEMs, and Aeva’s business impacted, as additional emissions and safety requirements are imposed on vehicle manufacturers.

Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the consumer cost pressures of new autonomous and ADAS features.

Aeva’s business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic or the Food and Drug Administration (the “FDA”).

As a LiDAR technology company, Aeva is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require Aeva to cease distribution of its products, recall or remediate products already distributed to customers, or subject Aeva to FDA enforcement.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Aeva operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, Aeva’s policies and operations.

Aeva’s current and potential future operations and sales subject it to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the

European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Aeva’s operations and the development of its business. Aeva has limited access to, collect, store, process, or share certain information collected by its products, and Aeva’s products may evolve to collect additional information. Therefore, the full impact of these privacy regimes on Aeva’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Aeva may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Aeva or third parties with which it has business relationships to obtain data, or in a manner that disrupts Aeva’s operations or compromises its products or the systems into which its products are integrated.

Aeva is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like Aeva’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, Aeva may not be able to monitor and react to all developments in a timely manner. The compliance measures Aeva does adopt may prove ineffective. Any failure, or perceived failure, by Aeva to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting Aeva, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in Aeva, which could have an adverse effect on its reputation and business.

Regulations related to conflict minerals may cause Aeva to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

Aeva is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in Aeva’s products. In addition, Aeva will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Aeva determines that certain of its products contain minerals not determined to be conflict-free or if Aeva is unable to alter its products, processes or sources of supply to avoid use of such materials.

Risks Related to Our Intellectual Property

Despite the actions Aeva is taking to defend and protect its intellectual property, Aeva may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Aeva’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Aeva’s products and its business depend in part on Aeva’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Aeva relies on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.

Aeva cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Aeva adequate defensive protection or competitive advantages, if at all, or that any patents issued to Aeva or any trademarks registered by it will not be challenged, invalidated or circumvented. Aeva may file for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Aeva seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. For example, the legal environment relating to intellectual property protection in certain emerging market countries where Aeva may operate in the future is relatively weaker, often making it difficult to create and enforce such rights. Aeva’s currently-registered trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Aeva’s foreign intellectual property portfolio is not as comprehensive as its U.S. intellectual property portfolio and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Aeva cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Aeva or infringe Aeva’s intellectual property.

Protecting against the unauthorized use of Aeva’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Aeva believes that its intellectual property is foundational in the area of LiDAR products and intends to enforce the intellectual property portfolio it has built over the years. Unauthorized parties may attempt to copy or reverse engineer Aeva’s LiDAR technology or certain aspects of Aeva’s products that it considers proprietary. Litigation may be necessary in the future to enforce or defend Aeva’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its products or technology to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by Aeva or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Aeva’s business, operating results and financial condition. Even if it obtains favorable outcomes in litigation, Aeva may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its products or technology.

Further, many of Aeva’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Aeva has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Aeva or result in a holding that invalidates or narrows the scope of Aeva’s rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Aeva’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Aeva’s intellectual property rights could result in Aeva’s competitors offering similar products, potentially resulting in the loss of some of Aeva’s competitive advantage and a decrease in its revenue, which would adversely affect Aeva’s business, operating results, financial condition and prospects.

Third-party claims that Aeva is infringing intellectual property, whether successful or not, could subject Aeva to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Aeva has applied for patents related to its products, a number of companies, both within and outside of the LiDAR industry, hold patents covering aspects of LiDAR products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Aeva may in the future receive inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Aeva expands its presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of Aeva’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Aeva may have to change the names and branding of its products in the affected territories and it could incur other costs.

Aeva currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and channel partners and other counterparties from damages and costs which may arise from the infringement by Aeva’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Aeva’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Aeva’s relationships with its customers, may deter future customers from purchasing its products and could expose Aeva to costly litigation and settlement expenses. Even if Aeva is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Aeva to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Aeva’s brand and operating results.

Aeva may in the future need to initiate infringement claims or litigation in order to try to protect its intellectual property rights. In addition to litigation where Aeva is a plaintiff, Aeva’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Aeva to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Aeva to pay substantial damages or obtain an injunction and also Aeva may lose the opportunity to license its technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow Aeva’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Aeva procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Aeva’s business, reputation, operating results, financial condition and prospects.

Aeva’s intellectual property applications, including patent applications, may not be approved or granted or may take longer than expected to result in approval or grant, which may have a material adverse effect on Aeva’s ability to prevent others from commercially exploiting products similar to Aeva’s.

Aeva cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Aeva has, Aeva may not be entitled to the protection sought by the patent application. Aeva also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Aeva cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Aeva’s competitors may design around Aeva’s registered or issued intellectual property, which may adversely affect Aeva’s business, prospects, financial condition and operating results.

In addition to patented technology, Aeva relies on its unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

Aeva relies on proprietary information (such as trade secrets, designs, experiences, work flows, data, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Aeva believes is best protected by means that do not require public disclosure. Aeva generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Aeva may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Aeva has limited control over the protection of trade secrets used by its current or future manufacturing counterparties and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Aeva’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Aeva, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Aeva’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Aeva operates may afford little or no protection to its trade secrets.

Aeva also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Aeva’s proprietary information to its competitive disadvantage. Aeva may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Aeva may be subject to damages resulting from claims that it or its current or former employees have wrongfully used or disclosed alleged trade secrets of its current or former employees’ former employers. Aeva may be subject to damages if its current or former employees wrongfully use or disclose Aeva’s trade secrets.

Aeva may be subject to claims that it or its current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If Aeva fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Aeva’s ability to commercialize its products, which could severely harm its business. Even if Aeva is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company

The Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

The Company will face increased legal, accounting, administrative and other costs and expenses as a public company that Aeva does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Company to carry out activities Aeva has not done previously. For example, the Company created new board committees and has adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Company’s reputation or investor perceptions of it. It may also be more expensive to maintain director and officer liability insurance. Risks associated with the Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business.

The Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Aeva as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If the Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The Company’s ability to successfully operate the business will be largely dependent upon the efforts of certain key personnel of Aeva. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The Company’s ability to successfully operate the business is dependent upon the efforts of certain key personnel of Aeva. It is possible that Aeva will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Company. Furthermore, certain of the key personnel of Aeva may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Company to have to expend time and resources helping them become familiar with such requirements.

Aeva’s management team has limited experience managing and operating a public company.

Most of the members of Aeva’s management team have limited experience managing and operating a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, many members of Aeva’s management team were recently hired, including its Chief Financial Officer, Saurabh Sinha. Aeva’s management team may not successfully or efficiently manage their new roles and responsibilities. Aeva’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Aeva’s senior management and could divert their attention away from the day-to-day management of Aeva’s business. Aeva may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. These factors could adversely affect the Company’s business, financial condition, and operating results.

The Company may be subject to securities litigation, which is expensive and could divert management attention.

The Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Company has been and may be the target of this type of litigation in the future. For example, on December 23, 2020, an alleged stockholder of the Company filed a lawsuit against alleging that InterPrivate’s directors caused materially misleading and incomplete information to be disseminated to public stockholders and that InterPrivate and the other named parties aided and abetted the directors’ breach of their fiduciary duties. In addition, on January 20, 2021, an alleged stockholder of the Company filed a lawsuit alleging InterPrivate’s directors authorized the filing of a materially incomplete and misleading registration statement on Form S-4 with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and in breach of the directors’ duty of disclosure. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Risk Related to Our Common Stock

If the Company does not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

If Company does not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline. In addition, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Aeva capital stock. Accordingly, the valuation ascribed to Aeva may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in the Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about the Company’s operating results;

•	the success of competitors;

•	the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the transportation industry in general;

•	operating and share price performance of other companies that investors deem comparable to the Company;

•	the Company’s ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting the Company’s business;

•	the Company’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of the Company’s shares of common stock available for public sale;

•	any major change in the Board or management;

•	sales of substantial amounts of the Company’s shares of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s share price regardless of the Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

Our issuance of additional shares of common stock or convertible securities may dilute your ownership of us and could adversely affect our stock price.

From time to time in the future, we may issue additional shares of our common stock or securities convertible into our common stock pursuant to a variety of transactions, including acquisitions. Additional shares of our common stock may also be issued upon exercise of outstanding stock options and warrants to purchase our common stock. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

In the future, we may obtain financing or further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding public warrants.

The warrants were issued in registered form under the Warrant Agreement, dated February 3, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of an warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.50 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial or their permitted transferees.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.

If the NYSE delists the Company’s shares from trading on its exchange for failure to meet the listing standards, the Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Company’s securities;

•	reduced liquidity for the Company’s securities;

•

a determination that the Company’s common stock is a “penny stock” which will require brokers trading in the Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company qualifies as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if the Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance to the performance of other public companies.

The Company qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Company is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under

Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Company’s common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of InterPrivate common stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our common stock less attractive because the Company will rely on these exemptions, which may result in a less active trading market for the common stock and its price may be more volatile.

Additionally, the Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Company’s common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the Company’s common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Aeva’s directors and officers may have interests that are different from the interests of Aeva’s stockholders.

Aeva’s executive officers and directors may have financial interests that may be different from, or in addition to, the interests of Aeva’s stockholders. Further, at the Closing, the Company entered into the Stockholders Agreement with the Founders, Canaan, Lux and Sponsor. The Stockholders Agreement provides that, among other things, the right of each of Mr. Salehian and Mr. Rezk to be nominated to continue to serve on the Board until such time as he holds less than 5.0% of the outstanding common stock of the Company (or his earlier death or Incapacity).

Our second amended and restated certificate of incorporation contains anti-takeover provisions that could adversely affect the rights of our stockholders.

Our second amended and restated certificate of incorporation contains provisions to limit the ability of others to acquire control of the Company or cause it to engage in change-of-control transactions, including, among other things:

•

provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of common stock and preferred stock with preferential rights determined by its board of directors;

•

provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

•	provisions limiting stockholders’ ability to act by written consent; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their common stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of its directors. Our staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.

Our second amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) derivative actions brought in our name, (ii) asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder of the Company, (iii) actions asserting a claim pursuant to the DGCL, the Certificate of Incorporation and the bylaws of the Company, or (iv) any actions asserting claims governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the second amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell the common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell the common stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

General Risk Factors

Aeva’s business could be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.

The ongoing COVID-19 pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on Aeva’s or its customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world. Aeva’s engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. Aeva has customers with international operations in varying industries. It also depends on suppliers and manufacturers worldwide. Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, its customers, suppliers and manufacturers may suspend or delay their engagement with Aeva, which could result in a material adverse effect on its financial condition. Aeva’s response to the ongoing COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, Aeva cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

Aeva’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events, global pandemics and interruptions by man-made problems, such as terrorism. Material disruptions of Aeva’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on Aeva’s business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for Aeva’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. Aeva’s corporate headquarters and R&D and current manufacturing and assembly base are located in the San Francisco Bay Area, which currently has a high number of COVID-19 pandemic cases and is a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in Aeva’s remaining manufacturing operations, Aeva’s or its customers’ or channel partners’ businesses, Aeva’s suppliers’ or the economy as a whole. Aeva also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Aeva’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Aeva does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Aeva’s business, operating results and financial condition would be adversely affected.

Interruption or failure of Aeva’s information technology and communications systems could impact Aeva’s ability to effectively provide its products and services.

Aeva plans to include services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of Aeva’s services depend on the continued operation of information technology and communications systems.

Aeva’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Aeva’s systems. Aeva utilizes reputable third-party service providers or vendors for all of its data other than its source code, and these providers could also be vulnerable to harms similar to those that could damage Aeva’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Aeva’s systems will not be fully redundant, and Aeva’s disaster recovery planning cannot account for all eventualities. Any problems with Aeva’s third-party cloud hosting providers could result in lengthy interruptions in Aeva’s business. In addition, Aeva’s services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Aeva’s business or the failure of its systems.

Aeva is subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its LiDAR products and customer data processed by Aeva or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Aeva from effectively operating its business.

Aeva is at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Aeva or its third-party vendors or suppliers; facility security systems, owned by Aeva or its third-party vendors or suppliers; in-product technology owned by Aeva or its third-party vendors or suppliers; the integrated software in Aeva’s products; or customer or driver data that Aeva processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Aeva’s facilities; or affect the performance of in-product technology and the integrated software in Aeva’s products. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Aeva maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Aeva cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Aeva’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Aeva’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Aeva cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Aeva does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Aeva’s ability to certify its financial results. Moreover, Aeva’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Aeva expects them to, Aeva may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm Aeva’s reputation, cause Aeva to breach its contracts with other parties or subject Aeva to regulatory actions or litigation, any of which could materially affect Aeva’s business, prospects, financial condition and operating results. In addition, Aeva’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber-incident.

Aeva may need to raise additional capital in the future in order to execute its business plan, which may not be available on terms acceptable to Aeva, or at all.

In the future, Aeva may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and it may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, Aeva may issue equity or equity-linked securities to such current or potential customers or partners. Aeva may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If Aeva raises additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, its existing stockholders could experience significant dilution. Any debt financing obtained by Aeva in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Aeva to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Aeva is unable to obtain adequate financing or financing on terms satisfactory to Aeva, when Aeva requires it, Aeva’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited.

The Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business.

The Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Aeva as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If the Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of the Company’s securities could decline.

The trading market for the Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, the Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding the Company’s shares of common stock adversely, or provide more favorable relative recommendations about the Company’s competitors, the price of the Company’s shares of common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, the Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock and warrants described in the section entitled “Selling Securityholders” to resell such shares and warrants.

All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We intend to use any proceeds from the exercise of any warrants for cash for general corporate and working capital purposes.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, references in this prospectus to “Legacy Aeva” and the “Company” prior to the closing of the Business Combination are intended to mean Aeva, Inc., a Delaware corporation and “InterPrivate” refers to InterPrivate Acquisition Corp. prior to the Closing. References in this prospectus to “Aeva” and the “Company” after the closing of the Business Combination are intended to mean, Aeva Technologies, Inc. and its consolidated subsidiaries.

Introduction

As a result of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Aeva, with Legacy Aeva continuing as the surviving entity as a wholly owned subsidiary of InterPrivate, under the new name Aeva Technologies, Inc. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 combine the historical results of Aeva for the three months ended March 31, 2021 and InterPrivate for the period from January 1, 2021 through March 12, 2021 as if the Business Combination had been consummated on January 1, 2020. The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined balance sheet as of March 31, 2021 as the Business Combination is already reflected in Aeva’s historical unaudited condensed combined consolidated balance sheet as of March 31, 2021.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Aeva’s results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future results of operations of Aeva. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical interim financial information of the Company was derived from the unaudited condensed consolidated financial statements for the three months ended March 31, 2021, which are included elsewhere in this prospectus. The historical interim financial information of InterPrivate was derived from the accounting records of InterPrivate for the period from January 1, 2021 through March 12, 2021, which are not included herein. The historical financial information of InterPrivate was derived from the audited financial statements of InterPrivate for the year ended December 31, 2020, which are incorporated by reference. The historical financial information of Legacy Aeva was derived from the audited financial statements of Legacy Aeva for the year ended December 31, 2020, which are included elsewhere in this prospectus.

This information should be read together with InterPrivate’s and Legacy Aeva’s audited financial statements and related notes, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included in this registration statement.

The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, InterPrivate was treated as the legal acquiror and accounting acquiree. Accordingly, the Business Combination was treated as the equivalent of Legacy Aeva issuing stock for the net assets of InterPrivate, accompanied by a recapitalization. The net assets of InterPrivate are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Aeva.

Legacy Aeva was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Aeva has the largest portion of voting rights in Aeva;

•	Legacy Aeva has the right to appoint majority of the directors in Aeva;

•	Legacy Aeva’s existing senior management team comprises senior management of Aeva;

•	The operations of Aeva primarily represent operations of Legacy Aeva;

•	Aeva assumed Legacy Aeva’s name and headquarters.

Description of the Business Combination

The aggregate merger consideration paid in connection with the Business Combination was $1,983 million, payable in the form of shares of the post-combination stock, restricted stock units or options to purchase common stock.

The following summarizes the consideration:

(in thousands, except for share and per share amounts)
Common shares transferred	152,066,648
Value per share (1)	$13.04

Total Share Consideration	$1,982,949

(1)

Share Consideration is calculated using the closing share price on the date of the consummation of the Business Combination of $13.04. As the Business Combination was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

The following summarizes the shares of common stock outstanding at Closing:

	Shares	%
Aeva - common shares transferred (1)	152,066,648	71.9%
Public Shares	24,119,126	11.3%
Shares held by Sponsor/Representative (2)	6,905,500	3.3%
PIPE	28,318,478	13.4%

Common Stock Outstanding at Closing	211,409,752

(1)	The number in the table above includes approximately 1,052,176 shares of Aeva common stock underlying rollover Legacy Aeva options exercised prior to the Close of the Business Combination.
(2)	Includes an aggregate of 366,919 shares of InterPrivate Common Stock held by EarlyBirdCapital’s designees.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are based on the historical financial statements of InterPrivate and Legacy Aeva. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	For the Three Months Ended March 31, 2021	For the period from January 1, 2021 to March 12, 2021
	Aeva (Historical)	InterPrivate (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$308	$—	$—		$308
Cost of revenue	180	—	—		180

Gross profit	128	—	—		128
Research and development expenses	11,379	—	—		11,379
General and administrative expenses	8,217	1,909	—		10,126
Selling and marketing expenses	659	—	—		659

Operating loss	(20,127)	(1,909)	—		(22,036)
Interest income	3	4	(4)	(AA)	3
Change in fair value of warrant liabilities	—	(6)	6	(CC)	—
Other income (expense), net	666	—	(6)	(CC)	660

Loss before income taxes	(19,458)	(1,911)	(4)		(21,373)
Income taxes	—	—	—		—

Net loss	$(19,458)	$(1,911)	$(4)		$(21,373)

Unrealized loss on available-for-sale securities	(29)	—	—		(29)

Total comprehensive loss	$(19,487)	$(1,911)	$(4)		$(21,402)

Weighted average shares outstanding - common stock	163,955,593				211,409,752
Net loss per share attributable to common stockholders - basic and diluted	$(0.12)				$(0.10)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020
	Legacy Aeva (Historical)	InterPrivate (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$4,843	$—	$—		$4,843
Cost of revenue	2,741	—	—		2,741

Gross profit	2,102	—	—		2,102
Research and development expenses	20,497	—	—		20,497
General and administrative expenses	5,664	2,523	—		8,187
Selling and marketing expenses	1,682	—	—		1,682

Operating loss	(25,741)	(2,523)	—		(28,264)
Interest income	(195)	(1,790)	1,790	(AA)	(195)
Change in fair value of warrant liabilities	—	1,996	—		1,996
Other expense	24	—	—		24

Loss before income taxes	(25,570)	(2,729)	(1,790)		(30,089)
Income taxes	—	200	(200)	(BB)	—

Net loss attributable to common stockholders	$(25,570)	$(2,929)	$(1,590)		$(30,089)

Weighted average shares outstanding - common stock	7,008,861				211,409,752
Net loss per share attributable to common stockholders - basic and diluted	$(3.65)				$(0.14)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, while InterPrivate was the legal acquiror, it was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Aeva issuing stock for the net assets of InterPrivate, accompanied by a recapitalization. Operations prior to the Business Combination are those of Legacy Aeva.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using InterPrivate’s statement of operations for the period of January 1, 2021 through March 12, 2021 and Aeva’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes, and should be read in conjunction with the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	InterPrivate’s audited statement of operations for the year ended December 31, 2020 and the related notes, incorporated by reference; and

•	Legacy Aeva’s audited statement of operations for the year ended December 31, 2020 and the related notes, incorporated by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Aeva believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Aeva believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of Aeva. They should be read in conjunction with the historical financial statements and notes thereto of InterPrivate and Legacy Aeva.

2. Accounting Policies

Based on its initial analysis of InterPrivate’s and Legacy Aeva’s policies, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Aeva filed a consolidated income tax return during the periods presented. The unaudited pro forma condensed combined financial information assumes an effective income tax rate of 0% as Legacy Aeva has historically maintained a full valuation allowance against its net deferred tax assets and has historically incurred operating losses.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Aeva’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Reflects elimination of interest income on the Trust Account.

(BB)	Reflects elimination of income tax expense as a result of elimination of the Trust Account income (noted in footnote AA).

(CC)	Reflects the reclassification adjustment on the unaudited pro forma condensed combined statement of operations for the Change in fair value of warrant liabilities to Other income (expense), net.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

(in thousands, except share and per share data)	For the three months ended March 31, 2021	For the year ended December 31, 2020
Pro forma net loss	(21,373)	(30,089)
Weighted average shares outstanding of common stock (1)	211,409,752	211,409,752
Net loss per share (Basic and Diluted) attributable to Common stockholders (2)	$(0.10)	$(0.14)

(1)

Refer to calculation included in section “The Business Combination Agreement — Conversion of Securities” of the Proxy Statement/Consent Solicitation Statement/Prospectus as filed with the SEC on February 16, 2021 by InterPrivate.

(2)

For the purposes of calculating diluted earnings per share, it was assumed that all outstanding warrants (12,075,000 public and 384,000 private warrants), including those sold in the IPO and the private placement and issued for the conversion of the Convertible Promissory Note, are exchanged to common stock. Furthermore, 17,072,842 issued and outstanding common stock options and 1,435,217 restricted stock units were assumed to be exchanged to common stock. However, since these securities result in anti-dilution, the effect of such exchanges were not included in the calculation of diluted loss per share.

BUSINESS

Overview

Our goal is to bring perception to all devices. Through our FMCW sensing technology, we believe we are introducing the world’s first 4D LiDAR-on-chip that, along with our proprietary software applications, enables the adoption of LiDAR across broad applications. We believe that our solutions will allow for the wide-scale adoption of autonomous driving because they solve for the missing link of LiDAR sensing — high performance at affordable costs. Furthermore, we believe that our proprietary 4D LiDAR technology has the potential to create entirely new categories for perception across consumer electronics, consumer health, industrial robotics and security applications.

Founded in 2017 by former Apple engineers Soroush Salehian and Mina Rezk and led by a multidisciplinary team of engineers and operators experienced in the field of sensing and perception, Aeva’s mission is to bring the next wave of perception technology to broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security. Our 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance at affordable costs for commercialization.

As a development stage company, we work closely with our customers on the development and commercialization of their automated driving vehicle programs and the utilization of our products in such programs. Our customers include some of the top automotive OEMs, mobility and technology companies, and we are currently working in close collaboration with our key customers toward series production of vehicles with high levels of automated driving and autonomous driving capability. Thus far, our customers have purchased prototype products and engineering services from us for use in their research and development programs. We are expanding our manufacturing capacity through third party manufacturers and partnerships with global Tier-1 suppliers to meet our customers’ anticipated demand for production of our products.

Unlike legacy LiDAR, which relies on ToF technology and measures only depth and reflectivity, Aeva’s solution leverages a proprietary FMCW technology to measure velocity in addition to depth, reflectivity and inertial motion. The ability of Aeva’s solution to measure instant velocity for every pixel is a major advantage over ToF-based sensing solutions. Furthermore, Aeva’s technology is free from interference from other LiDAR beams and sunlight, and our core innovations within FMCW are designed to enable autonomous vehicles to see with significantly higher resolution at distances around 500 meters while consuming lower power compared to other available solutions. We believe that these factors make Aeva the first perception solutions provider to enable the broad adoption of automated driving.

As major automotive OEMs and leading mobility and technology companies look for comprehensive perception solutions to accelerate their autonomous driving programs into production, we believe Aeva is uniquely positioned to provide a superior solution to enable autonomous driving at scale. Furthermore, we believe the advantages of our 4D LiDAR-on-chip allow us to provide the first LiDAR solution that is fully integrated onto a chip with superior performance, low power and affordable costs, with the potential to drive new categories of perception across consumer electronics, consumer health, industrial robotics and security markets.

Technology Overview

With the world’s first LiDAR that is integrated onto a chip, Aeva’s proprietary FMCW technology combines instant velocity measurement for each pixel, superior long-range performance, immunity from any LiDAR or sunlight interference, and low power consumption. We believe that the advantages of our innovative sensing technology uniquely position us as the first perception solution provider that meets the performance requirements of next generation ADAS and AD at affordable costs. As such, we believe that Aeva’s LiDAR enables broad adoption of autonomous technology across the automotive industry.

Beyond automotive applications, Aeva’s LiDAR architecture enables superior resolution and precise velocity sensing, which we believe positions Aeva to potentially drive new perception categories for consumer electronics, consumer health, industrial robotics and security applications.

Aeva’s 4D LiDAR Technology

Our 4D LiDAR technology is developed on proven, well-established technologies and is based on an approach that is fundamentally different from ToF and traditional FMCW LiDAR technologies. Our technology differentiation is rooted in Aeva’s:

•	proprietary FMCW design;

•	integrated silicon photonics technology;

•	custom digital processing application-specific integrated circuit (“ASIC”); and

•	4D-perception software.

Aeva’s Proprietary FMCW Design

Unlike legacy LiDAR, which relies on ToF technology to transmit high power pulses of light to measure an object’s range, Aeva’s 4D LiDAR uses a continuous, low power laser beam to measure the change in frequency of the waveform as it reflects off an object. This allows our 4D LiDAR to detect the instant velocity of every point with centimeters per second precision and measure range at distances beyond 300 meters.

Aeva’s 4D LiDAR is also free of interference from other LiDAR beams and sunlight and operates at fractions of the optical power that is typically required to achieve long range performance in ToF systems.

We believe that Aeva’s proprietary 4D LiDAR technology approach solves the critical hurdles that have previously slowed the broad adoption of automotive LiDAR that is based on legacy ToF technology:

Low power	Low power consumption and small form factor have the potential to drive mass market adoption.
Free of interference	By carrying a unique signature for each beam, our 4D LiDAR can block any source of power that does not carry the unique signature, rendering it free of interference from other LiDAR and sunlight.
High sensitivity	Aeva’s 4D LiDAR is highly sensitive, which allows for long range performance beyond 300 meters.
High dynamic range	Aeva’s 4D LiDAR is not prone to noise effects observed in ToF technologies when measuring highly reflective objects such as traffic signs on the road.
Higher sensitivity in inclement weather	Aeva’s 4D LiDAR provides better performance in inclement weather by taking advantage of the continuous transmission of laser beams as opposed to short pulses in ToF LiDARs.
Instantaneous measurement of velocity	Aeva’s 4D LiDAR can directly measure the instantaneous velocity of every pixel by measuring the Doppler effects caused by the dynamic motion of objects.
Laser Safety	Due to a low power continuous beam, Aeva’s 4D LiDAR has better laser safety margins by design compared to ToF LiDAR approaches that require high power laser pulses.

Aeva’s technology also differs from other FMCW LiDAR technologies across multiple areas:

•

Point density and maximum range: Aeva’s implementation of an innovative FMCW technology approach breaks the dependency between maximum range and point density, enabling long range capability at high resolutions simultaneously, which has been a critical limitation of other FMCW LiDAR technologies.

•	Highly scalable laser solution: Aeva’s customized laser solution is fiber-less and based on scalable semiconductor manufacturing processes.

•

Long range performance: By leveraging our proprietary digital signal processing and our custom integrated photonics technology, Aeva’s technology is designed to achieve superior range performance beyond 300 meters.

•	Low transceiver count: Aeva’s innovative FMCW technology approach allows for a low number of transceivers required to provide high resolution performance across the entire Field of View (“FOV”).

•

Integrated photonics built on proven processes: Aeva’s 4D LiDAR leverages proven semiconductor components integrated on scalable Complementary Metal Oxide Semiconductor (“CMOS”) based silicon photonics processes and does not rely on any materials or processes that are not producible in volume.

We believe that Aeva’s 4D LiDAR technology is the only sensing solution that meets the challenging performance and manufacturability requirements for mass adoption of LiDAR in automated driving and autonomous vehicles.

Integrated Silicon Photonics Technology

Built on existing silicon CMOS and III-V technologies and mature semiconductor manufacturing processes, our solution measures depth, reflectivity and velocity for every pixel.

We believe that our technologies in the field of integrated photonics will enable the first 4D LiDAR-on-chip for broad applications:

•

Transmitter: Aeva uses its own proprietary semiconductor laser based on an existing low-cost III-V process already in production for telecom applications. Our fiber-less laser solution is power efficient and designed for Aeva’s proprietary signal processing to provide long range performance.

•

Detector: Aeva’s custom detector solution is based on existing and scalable semiconductor processes. Low cost photodetectors are integrated on a silicon photonics platform without the use of any exotic materials that are not producible in volume or higher cost detectors used in other LiDARs such as single-photon avalanche diode (“SPAD”) and avalanche photodetectors.

•

Silicon photonics platform: The core optics of Aeva’s 4D LiDAR is made of silicon photonics technology that brings together an integrated, low-cost and mass-manufacturable optical sensing module in a compact form factor.

Custom Digital Signal Processing ASIC

Aeva’s complex digital signal processing (“DSP”) algorithms have been designed and developed to process the returned optical signal to enable our 4D LiDAR to achieve superior performance across all detectable targets. The result of these DSP algorithms is a high fidelity point cloud of 4D data (3D position as {x,y,z} plus instantaneous velocity) for every pixel.

The custom design of DSP algorithms in Aeva’s ASIC is the result of extensive development and validation of real-world road data, spanning a variety of road types, geographic and environmental conditions over three years. Aeva’s proprietary DSP algorithms have been designed to provide the following benefits:

•	Optimized detection algorithms custom developed for Aeva’s photonics solution enabling long range performance beyond 300 meters;

•	High point density at low processing power enabled by proprietary detection algorithms that accelerate computationally intensive processing;

•	Accurate range and velocity measurements for targets across the entire field of view;

•	Low false alarm rates enables high confidence detections and reliable point cloud data;

•	Real-time perception software operates on our custom ASIC utilizing 4D point cloud data; and

•	Low power system and compact form factor enabled by our custom ASIC.

We believe our custom digital signal processing enables a high-performance, low-power ASIC solution that can operate across a variety of environmental conditions while meeting the stringent automotive grade safety and security requirements for production.

4D Perception Software

When combined with Aeva’s powerful perception software, our product allows for fast object detection and classification as well as precision tracking that is essential for a highly automated driving system. In addition, our vehicle state estimation software produces high quality vehicle dynamics and positioning information without the added costly inertial motion sensing hardware and software typically used in today’s vehicles. Our 4D LiDAR system is developed to be a fully functional edge device, without the need to utilize additional computers, and is designed to save costs to consumers and consume less power.

Object Detection

With Aeva’s instantaneous velocity measurement per pixel, the complex task of finding moving objects such as vehicles, pedestrians and bicycles is not only made simple and precise but also fast. Whereas legacy ToF LiDAR systems require accumulating measurements over several samples to determine if an object is moving, Aeva’s instantaneous velocity measurement per pixel allows the task of detecting moving objects to be executed on a single sample, reducing the reaction time and improving the overall safety of the system.

Fast object detection using velocity information. The physical velocity measurement of pixels belonging to moving objects (red pixels for objects moving away and blue pixels for objects moving toward) allows for fast detections of objects.

Object Classification and Tracking

As an edge perception sensor, we believe our products can take advantage of embedded computing capabilities and other onboard sensors such as cameras to enhance our detection capabilities to track and classify detected objects using artificial intelligence techniques. We believe this will allow our customers to use Aeva’s

4D LiDAR as a part of their automated driving systems that take appropriate actions according to the expected trajectories and classification of the objects in a scene.

Object detection, classification and tracking of vehicles in a highway scene. All of the moving objects on the scene are classified as vehicles, have unique IDs to track over time and have their velocity measured with a high degree of accuracy.

Vehicle State Estimation

Through the instantaneous measurement of velocity, Aeva’s 4D LiDAR can produce high quality estimates of vehicle positioning and dynamic properties such as velocities, accelerations, and rates of turn. Whereas high quality vehicle state estimation can be obtained today with expensive hardware solutions such as fiber optic based gyroscopes and high precision inertial motion sensors, Aeva’s 4D LiDAR as an edge device can provide high precision and quality estimates without the use of any additional hardware, thereby further reducing the requirements and costs of such additional hardware. These high quality estimates can be used to produce high fidelity 3D maps of the environment and inform the vehicle computer about the current dynamics state of the vehicle.

Estimation of the vehicle dynamics (velocities and accelerations) as well as the detected travel trajectory of the vehicle.

Ground Segmentation and Lane Detection

With Aeva’s precise static pixel measurement, the task of estimating where the ground lies in front of the vehicle to determine drivable regions is straightforward. This information can be used by the vehicle to determine drivable regions and lane markings on the road.

Segmentation of ground points at the LiDAR measurement level. Green points indicate areas that the vehicle has clearance to drive over.

Aeva 4D LiDAR vs. Other Sensing Technologies

Machine perception has evolved from using basic vision sensors to multiple sensing solutions each complementing the other’s capability to provide new capability and safe function. Today’s machines utilize the following sensing inputs for perception function: color, velocity, depth, reflectivity and inertial motion. While each current sensing technology meets some of these input requirements, we believe that Aeva’s 4D LiDAR technology is the first to meet all requirements. Below is a comparison of Aeva’s 4D LiDAR technology and other existing solutions today.

While we believe Aeva’s 4D LiDAR technology meets the requirements of perception function for automated driving and beyond, other sensing technologies have certain advantages.

For example, other sensing technologies, such as cameras and Radar, represent well-established and well-understood technologies. Cameras can measure higher resolution color information compared to LiDAR technology, which is advantageous in certain circumstances, for example, when reading traffic lights. Radars operate in the radio frequencies and thus can better measure through severe weather conditions where an optical sensor such as camera or LiDAR have visibility limitations. Additionally, Radar and camera technologies, as well as certain legacy LiDARs, have been deployed in certain production vehicles, while Aeva’s products are not yet mass produced.

Camera

Cameras can measure color at high resolution and can also be used to infer depth. However, cameras inherently cannot measure depth, velocity, reflectivity, or inertial motion, which are all essential for the function of ADAS and autonomous driving applications. Monocular cameras, or commonly known as 2D cameras, are the primary sensing component in today’s ADAS systems. Distance calculations in these camera systems are approximations based on software algorithms but are not based on actual direct measurements of depth. The primary use of cameras for automotive applications today is in lane keeping assist, automatic high beam control, and traffic sign recognition as well as use in adaptive cruise control and automatic emergency braking when combined with other technologies. Binocular cameras, commonly known as 3D cameras, use two cameras to provide the same functionality of 2D cameras but leverage software algorithms to infer depth estimation at short distances.

Despite camera performance limitations, which include poor visual performance across different environmental conditions and lack of velocity detection and accurate measurement of distance, cameras are low in cost. A number of OEMs and Tier-1 suppliers have developed camera systems with additional components to overcome inherent camera technology shortfalls that come at the expense of increased cost and complexity, offsetting the benefits of camera systems today.

Radar

Radar is a sensing system that uses radio waves to determine various properties of objects. Radar applications were first introduced to passenger vehicles for consumer use over 20 years ago and radar is considered a mature technology. There are three major classes of automotive radar systems today: short-range radar, medium-range radar, and long-range radar. Short-range radar is used for collision proximity warning and safety and enables limited parking assist features. Medium-range radar watches the corners of the vehicle, performs blind spot detection, and observes other-vehicle lane cross over and avoids side/corner collisions. Long-range radar is a forward-looking sensor used for adaptive cruise control and early collision detection at far ranges.

Radar systems measure velocity and depth albeit at much lower resolution and precision across a variety of environmental and lighting conditions. Radar does not meet other reflectivity, color and inertial motion perception requirements.

Legacy Time-of-Flight LiDAR

Legacy LiDAR is based on ToF technology and can measure depth and reflectivity. ToF LiDAR measures the distance between a sensor and an object based on the time difference between the emission of a laser pulse signal and its return to the sensor when reflected from the object. In ideal conditions, ToF LiDAR can accurately measure distances in a complete scene with a single laser pulse.

However, because ToF systems measure power directly at the detector, they suffer from multiple limitations:

•	Susceptible to interference: ToF sensors compete with other sources of optical power (e.g. sunlight and other LiDAR beams) and therefore are subject to inference.

•	High optical power: ToF LiDAR systems need higher-powered laser pulses to achieve better performance and overcome other interference sources.

•	Can’t directly measure velocity: ToF technology cannot measure pixel velocity instantaneously. ToF systems need multiple measurements to estimate the velocity of an object.

•	Higher cost and low scalability: High performance ToF LiDARs have a higher component count and/or are fiber based which makes them costly and hard to scale due to complex manufacturing techniques.

Almost all LiDAR systems in the market today are based on legacy ToF technology and face similar limitations in performance and cost, which we believe fundamentally limits their path to mass market adoption.

We believe Aeva’s proprietary 4D LiDAR technology is the only sensing solution to meet all perception performance requirements needed to achieve automated driving applications at affordable costs, enabling broad adoption.

Our solutions and products

We provide perception solutions that enable our customers to see the world around them more clearly and in new ways. We believe that our products, based on Aeva’s proprietary 4D LiDAR technology, are the only solutions that meet both the sensing performance and cost requirements for a diverse set of perception applications.

We have two product offerings for different market applications:

•	a 4D LiDAR solution, consisting of our 4D LiDAR sensing system with embedded perception software targeted towards automotive, industrial, and security applications; and

•	a silicon photonics engine, including software algorithms, for consumer electronics and consumer health applications.

Our solutions are generally expected to be incorporated into final products such as automobiles and consumer devices. We expect that, after a rigorous, multi-year product design and engineering validation process, customers would select our solutions to be designed into specific final product models, and our solutions would be sold at agreed rates per unit for the lifetime of the customer’s product programs.

Within the automotive sector, we expect our 4D LiDAR solution to be integrated into the vehicle as part of the vehicle integration and production processes to provide crucial perception sensing capability as part of the vehicle’s overall autonomous driving stack. We expect our 4D LiDAR solutions to be compatible for integration into passenger vehicles, trucks and new mobility vehicle platforms, and we are engaged with customers in each of these categories for the potential integration of our solutions into such vehicle platforms.

Within the automotive sector, we expect that a vehicle designed for ADAS functionality would typically include one to two Aeva 4D LiDAR solutions, and a vehicle designed for AD system functionality would typically include two to four Aeva 4D LiDAR solutions. One solution consists of our 4D LiDAR sensing system together with our embedded perception software. We expect that our solutions will typically be sold to OEMs and automotive customers directly or through our Tier-1 counterparties, and manufactured by our manufacturing counterparties, including ZF Friedrichshafen AG (“ZF”), a Tier 1 automotive supplier. We believe our automotive solutions have the potential to also generate additional revenue through the sale of software updates and other software enabled features.

Within industrial applications, we expect our 4D LiDAR solution would be incorporated as part of an industrial robotics platform solution (such as cargo moving robots used for factory automation). Within security applications, we expect our 4D LiDAR solution would be incorporated as part of security monitoring systems that may use other sensing and computer electronics systems. We expect to leverage the synergies of our supply chain and manufacturing counterparties within automotive applications to sell our solutions directly to industrial robotics companies that develop manufacturing automation solutions for other industrial companies, and we expect to sell our solutions directly to security service solutions providers, and to manufacture and distribute our products using our existing manufacturing counterparties.

For consumer devices, our solution consists of Aeva’s proprietary silicon photonics chip and embedded software specific for consumer electronics and consumer health applications. We expect that customers in these markets would purchase our solutions directly from us and integrate them into their consumer electronics devices. We expect to manufacture our products and solutions using well-known established contract manufacturers in the consumer electronics industry.

Product overview

4D LiDAR System

Our 4D LiDAR system is based on an innovative FMCW technology that is built from the ground up on our proprietary and proven silicon photonics chip.

Aeries for Automotive

We believe that our Aeries product is the only sensing solution to meet the stringent long range performance and velocity sensing needs of our automotive customers for their autonomous vehicle development programs. Aeries provides over 120º field of view for ranges beyond 300 meters and can measure the instant velocity of every pixel with centimeter per second precision — capabilities that we believe are unprecedented. Aeries is also free from any LiDAR or sunlight-based interference.

The production version of Aeries will be designed for automotive grade mass volume across passenger car, trucking and mobility applications and will be developed in collaboration with our automotive Tier-1 and manufacturing counterparties.

On Device, Low Power 4D Perception Software for Automotive Applications

Our proprietary low-power perception software is built on our custom digital processing ASIC inside our 4D LiDAR system utilizing its high precision instant velocity, depth, reflectivity and vision inputs.

Our 4D perception software is designed to enable up to 5x faster object detection and classification compared to legacy ToF LiDAR perception approaches as well as high precision pixel level object tracking. To further enhance the performance of our perception solutions, our software is also designed to provide centimeter level motion state estimation and positioning by leveraging our instant velocity measurements.

We provide the following software modules on the device, without the need for separate computer hardware or electronic control units (“ECU”) and at fractions of the power, as part of an integrated perception solution to our automotive customers:

•	Object detection and classification software module.

o

Leveraging our direct measure of instant velocity for each pixel and proprietary signal processing algorithms, our object detection and classification software module enables up to 5x faster object detections compared to perception approaches using legacy ToF LiDAR. Our software modules can detect a potentially hazardous object on the road with significant additional safe stopping distance for automated driving vehicles that incorporate our technology — a crucial advantage for safe automated driving.

•	Pixel level dynamic object tracking.

o

With our system’s capability to measure the direct instantaneous velocity for each pixel, we can provide centimeter accurate tracking of dynamic objects without the need for additional computing resources or separate ECU processing units.

•	Vehicle state estimation.

o

Whereas high quality vehicle state estimation can be obtained today with costly hardware solutions such as fiber optic based gyroscopes and high precision inertial sensors, Aeva’s 4D LiDAR can provide high precision and quality estimates without the use of any additional hardware.

•	Ground segmentation and drivable region.

o

With Aeva’s precise static pixel measurements, the task of estimating where the ground lies in front of the vehicle to determine drivable regions is achieved in real time on our 4D LiDAR system. This information can be used by the vehicle to determine drivable regions in a scene.

o

With the ground segmented, we can leverage our wide dynamic range reflectivity map and high resolution to extract information for each driving lane and the drivable regions through which the autonomous vehicle can travel.

4D LiDAR for Industrial and Security Applications

By using the same architecture in our Aeries hardware platform that we have developed for automotive, we believe that we can provide new perception capabilities for industrial and security applications. We believe the same key technology advantages that distinguish Aeva in the automotive category, including instant velocity measurements, high resolution and long range, can also help advance superior safety and perception functions for industrial robotics, factory automation and security applications.

Aeva’s Aeries system is designed to have software programmable configurations allowing it to adjust numerous performance parameters including range, field of view and resolution that we believe can be configured to meet the specific requirements for these non-automotive applications at scale. We also plan to provide specific perception software modules to improve the reliability of the perception function and increase the factor of safety for factory robots, manufacturing automation and large open space security.

4D LiDAR for Consumer Device Applications

For consumer electronics applications, we plan to leverage the same architectural building blocks of our 4D LiDAR-on-chip used in automotive applications to develop solutions that provide high fidelity depth, velocity and reflectivity measurements on a single chip. In this sector, our goal is to provide our silicon photonics engine (4D LiDAR-on-chip) along with our proprietary software algorithms to consumer electronics technology companies to enable them to achieve new perception capabilities for future generations of Augmented Reality (“AR”), Virtual Reality (“VR”) and consumer health applications.

When combined with our proprietary DSP algorithms, we believe that our 4D LiDAR-on-chip can provide the following key features on an integrated silicon photonics chip:

•	Longer range to enable new applications for AR and VR in large open spaces;

•	High depth precision to enable superior resolution for high definition 3D mapping; and

•	Expanded outdoor operational range during daylight due to no sunlight degradation.

We believe our innovative FMCW approach, compact form factor, low power consumption and attractive cost structure uniquely position Aeva to create new categories for perception in consumer devices and further drive the adoption of perception across devices.

Market Outlook

We believe that our innovative products can significantly improve safety, reduce development effort of perception software and reduce costs of autonomous driving systems. In addition, we believe that our solutions solve perception problems across a broad set of market applications, including the automotive, consumer electronics, consumer health, industrial robotics and security markets.

Sources: Gartner, IDC, Deloitte, IHS Markit, International Federation of Robotics, Aeva estimates

Automotive

The automotive industry is undergoing a transformative change towards autonomy that is driven by fundamental shifts in consumer behavior as well as an industry response to environmental, social and governance (“ESG”) initiatives. Rising safety and security concerns, increasing demand for a more reliable transportation system, and transition from car ownership to “Mobility as a Service”, are expected to also increase the demand for advanced driver assistance systems and autonomous vehicles.

According to reports by IDC and Deloitte, and Aeva management estimates, the automotive industry is projected to achieve a TAM for LiDAR products used in AD and ADAS of approximately $100 billion in 2025, consisting of trucking, passenger cars, and new forms of mobility for moving people and goods.

Based on an IHS Markit report, we estimate approximately 100 million passenger vehicles will be manufactured in 2025 and approximately 130 million will be manufactured in 2030. We also believe that at least 10% of passenger vehicles manufactured in 2025 will contain some form of L3, L4 and L5 automated driving systems (as defined by the Society of Automotive Engineers and described below) and approximately 30% of passenger vehicles manufactured in 2030 will contain some form of L3, L4 and L5 automated driving systems. Additionally, we believe approximately 3.7 million trucks with ADAS and AD functionality and approximately 0.1 million mobility vehicles with AD functionality will be produced in 2025. In 2030, we believe that approximately five million trucks with ADAS and AD functionality and one million mobility vehicles with AD functionality will be produced.

Based on IDC and Deloitte reports, we estimate approximately 100 million LiDAR units will be manufactured in 2025 for automotive applications and approximately 274 million LiDAR units will be manufactured in 2030 for automotive applications.

We believe that our proprietary 4D LiDAR technology provides us with an opportunity to capture significant market share for L2 to L5 automated driving applications in the long term. A description of the levels of driving automation is presented below.

Source: National Highway Traffic Safety Administration.

Advanced driver-assistance systems — L1 and L2

Passenger cars. Growth in population, urbanization, and rising disposable income have driven higher demand for passenger cars. The autonomous passenger car industry is expected to see steady growth as consumer behavior continues to evolve. Currently, L1 autonomous passenger vehicles still account for a majority of the global autonomous passenger vehicles market, but automotive OEMs are collaborating with Tier 1 providers to provide L2 ADAS systems for passenger cars. We believe our products’ high performance and affordable costs will uniquely position us to capture market share from existing sensing solutions.

Next generation of commercial vehicles. According to Boston Consulting Group, approximately 78% of commercial vehicles produced are light commercial vehicles (“LCV”) and 10% of LCVs are expected to be autonomous by 2030. Improved safety from ADAS features that mitigate or lessen the severity of accidents and avoid accidents altogether under certain low-speed conditions are a major demand in this sector, which we believe will generate high demand for our technology.

Autonomous driving — L3, L4 and L5

Autonomous trucking. The autonomous trucking industry is expected to grow rapidly, with North America currently the largest market, and other geographies such as Europe and Asia still in the early stages of adoption. Growing demand from the logistics and construction sectors and growth from other industrial sectors have contributed to the expansion of the autonomous trucking industry. Additionally, more stringent government rules and safety considerations have also generated demand for automated driving technology in this sector. Many truck OEMs are partnering with AD technology manufacturing companies to produce the next low-cost autonomous truck systems. Suppliers of top truck OEMs have also collaborated with several technology companies to develop autonomous systems.

We believe the autonomous trucking industry will rely heavily on high performance long range LiDAR sensing solutions to quickly detect objects at long distances in order to provide safe braking distance and otherwise achieve safe automated driving functionality on the highway. We believe Aeva 4D LiDAR’s long range and fast detection capability positions us well to provide attractive solutions for this market.

Passenger cars. We expect the transition to Level 3, Level 4 and Level 5 vehicles to be a significant factor for our growth. Autonomous passenger cars depend on several types of automotive sensors such as camera, radar, and LiDARs, along with comprehensive software technology solutions to provide automated driving function such as highway automation and urban self-driving functionality. We believe automotive OEMs and Tier 1s will continue to partner with the most advanced technology companies to implement the best sensing perception systems that enable safe automated driving function at production scale.

New mobility. Over the past several years, a number of emerging mobility and technology players have entered into the autonomous driving market with a vision to develop fully autonomous vehicles. This segment has experienced substantial investments in research and development in anticipation of the roll-out of driverless mobility services to consumers. Some players, such as Waymo, Uber, Nuro and Zoox, have focused their research and development efforts on developing Level 4 and Level 5 robo-taxis for the delivery of people and goods. Additionally, autonomous technology providers collaborate with automotive OEMs and Tier 1 component providers to develop autonomous vehicles.

Consumer devices

Consumer electronics

Aeva’s 4D LiDAR-on-chip can be utilized in phones, tablets and smart glasses for various perception applications, including 3D mapping and AR/VR. The application of new sensing input devices used in consumer electronics is expected to continue to grow as innovations help drive down costs and increase performance of consumer electronics devices. AR/VR technology is expected to be a significant source of demand for the consumer electronics industry. Several major product manufacturers and consumer electronics technology companies have been increasingly public about development of AR/VR feature sets in their next generation consumer electronics products. We believe LiDAR is capable of enabling these applications, and some of the largest technology companies have already implemented LiDAR sensing technologies in their phone and tablet devices. The consumer electronics devices market is highly competitive with a few major players dominating the market, including Samsung, Apple and Huawei.

According to Mordor Intelligence, nearly 30 million U.S. households are expected to have implemented smart devices in the near future. The use of LiDAR in smart home devices creates the opportunity to increase home automation and broaden the adoption of increasingly intelligent machines that can provide unique information to individual users.

The smart devices market is highly competitive with a few major players dominating the market. Key players include General Electric, Samsung Electronics, and Amazon.

Based on Gartner and Aeva management estimates, we expect approximately 600 million phones with LiDAR will be produced in 2025. Similarly, we project approximately 120 million tablets with LiDAR will be produced in 2025.

Consumer health

We believe that Aeva’s 4D LiDAR enables new applications within the consumer health market, including for contactless health monitoring and wearables devices, and we believe that Aeva’s 4D LiDAR has the opportunity to provide unique insights for consumers for health and fitness applications. Specifically, we see a significant growth opportunity within consumer healthcare devices where the demand is growing for non-invasive, accurate and low-power sensors that can monitor relevant vital signs such as pulse rate and respiration rate. Longer-term, there may be additional opportunities for our 4D LiDAR to be used in broader consumer health applications such as blood pressure and heart health monitoring and other home-based digital healthcare equipment.

Based on Gartner and company estimates, we expect approximately 800 million wearable units to be produced and approximately 10% LIDAR penetration in 2025, and we project approximately 2,000 million wearable units to be produced and approximately 40% LIDAR penetration in 2030.

Industrial automation

We believe the opportunity for our sensing solutions in industrial workplaces is also extensive, as manually intensive tasks become more automated. Aeva’s 4D LiDAR technology has the potential to offer robots and other automation equipment a way to perceive their surroundings in a more clear, accurate and cost-effective manner.

The growth of automation poses numerous benefits for industrial applications, ranging from increased efficiency, lowering labor costs to enabling workers to allocate their time on more productive tasks. We believe that the same benefits that our 4D LiDAR technology provides for automotive safety applications are beneficial for increasing safety and improving production efficiencies in industrial manufacturing and factory automation environments.

According to International Federation of Robotics and company estimates, approximately one million and two million industrial robot units are expected to be produced in 2025 and 2030, respectively, representing an approximate $650 million TAM in 2025 and an approximate $1,300 million TAM in 2030.

Security

The need for sensing solutions in security is growing as both commercial enterprises and households look to enhance their safety and surveillance capabilities. In retail, high-resolution cameras allow Amazon to sell goods at its brick-and-mortar stores without the need for checkout counters. In locations that historically contain large crowds such as airports, arenas, and shopping malls, powerful surveillance cameras can enhance safety while also capturing foot traffic data to help businesses efficiently set up shops. Additionally, there is a strong demand for smart security cameras as more people become concerned about family safety. Smart security cameras currently experience the highest demand out of all smart home devices. However, such cameras have come under increased scrutiny in recent years due to increased concerns of personal privacy and use of collected data by camera manufacturers. Additionally, typical cameras require optimum lighting conditions to detect objects and are limited in their functional range for security applications.

LiDAR is an attractive sensor technology for use in security applications where the clear and fast identification of objects and accurate remote identification are paramount. We believe Aeva’s 4D LiDAR, with its ability to detect objects’ motion in addition to long range performance at affordable costs, provides a superior capability for use in next generation security applications.

Based on Wall Street Journal, The Verge, and CNBC reports, we project approximately five million cameras with LIDAR to be produced in 2025, representing an approximate 5% LIDAR penetration in security applications. Similarly, we expect approximately 15 million cameras with LIDAR to be produced in 2030, representing an approximate 15% LIDAR penetration in security applications.

Commercial Overview

Our current and target customers span the Automotive, Consumer Electronics, Industrial and Security markets. We believe automotive safety, including next generation assisted driving and autonomous driving applications, provides the largest near term opportunities where Aeva is positioned to become a leading provider of perception solutions. Specifically, we see strong near term opportunities for highway automation in passenger cars, automated trucking and autonomous mobility/technology programs, which can benefit from our 4D LiDAR technology. Our strategy is to partner with the world’s leading automotive companies that are focused on bringing the future of automotive safety and are accelerating the broad adoption of autonomous technology globally.

Beyond automotive, we believe our 4D LiDAR-on-chip technology positions Aeva to be a leading integrated perception solutions provider across consumer devices, industrial and security applications, where we can provide longer range capabilities, higher resolution, pixel level dynamic object detections and expand the outdoor operational range for 4D sensing on such devices.

Automotive

We have relationships with some of the world’s leading automotive OEMs and mobility/technology players where we are working closely with our customers towards specific series production programs. We have a production relationship with ZF, the third largest automotive Tier-1.

We are actively engaged with 30 of the top automotive participants in the advanced driver assistance and autonomous driving industries across the passenger, trucking and mobility / technology verticals. Of these customers:

•

Four are strategic customers for production where we have executed collaboration agreements, terms and conditions and memorandums of understanding for specific vehicle programs. These agreements outline the potential development and commercialization of such customers’ vehicle programs and include non-binding volume forecast projections for multiple years from the start of production and estimated price targets for production;

•	Three are in advanced stages of selection for production including Request for Quote (“RFQ”) and Request for Information (“RFI”) for upcoming series production vehicle programs; and

•	23 are engaged in series validation of our products prior to RFQ/RFI processes.

We believe there is a significant near term opportunity for Aeva in next level ADAS and autonomous driving functions, and we are working closely with our automotive customers to start production of our solutions in the automotive vertical first. We believe we are uniquely positioned to accelerate our momentum and the scale of our production through our production counterparties to provide and scale the same core product to our customers in the pipeline and other OEM customers globally.

We believe that our 4D LiDAR technology is a compelling solution for perception in automotive applications and will enable broad adoption of automated driving at scale. If we are able to accelerate the introduction of our technology into the market, we believe the automotive industry at large will transition to FMCW based sensing solutions to enable safe autonomous driving globally, and we believe Aeva is well positioned to lead this broad adoption within the industry.

Consumer Electronics

We are engaged in discussions with potential customers regarding perception applications in consumer electronics. We believe Aeva’s technology has the potential to unlock new consumer device applications because of advantages made possible by our 4D LiDAR-on-chip, including longer range performance, superior depth precision and immunity from sunlight interference.

Our integrated LiDAR chip technology can be used in both existing consumer devices such as mobile phones and tablets, as well as future devices such as smart glasses and in-home solutions.

Consumer Health

We are engaged in discussions with customers regarding applications in consumer health monitoring. Our technology is capable of measuring high precision velocity information, which we believe provides a new capability for contactless measurements of health data such as pulse pressure and respiratory rate.

Industrial Robotics and Security

We believe our 4D LiDAR technology also allows for next generation applications in industrial robotics, automation and security that have traditionally relied on basic camera vision and recently legacy ToF LiDAR technology.

We believe the same fundamental technology differentiators of Aeva’s 4D LiDAR for automotive safety, including faster detection and tracking of dynamic objects, immunity from sunlight interference and compact integration onto a small chip, can enable participants in the industrial robotics and security markets to provide superior perception solutions at competitive costs for manufacturing automation in factories, precision metrology for advanced manufacturing, port automation, and safety applications for large public spaces such as airports, athletic arenas and large facilities.

Competition

Given the emerging nature of the automated driving industry, there are a number of companies developing LiDAR technologies for automotive applications, including companies developing legacy LiDAR solutions and LiDAR solutions that may be similar to ours. In addition, certain automotive players may have their own internal LiDAR development programs. We believe the majority of these other companies are developing legacy LiDAR systems, all of which utilize some variant of ToF technology architectures which we believe are limited in performance, or require high power and are high cost. As a result, we believe such legacy LiDAR solutions will not be commercially viable for the adoption of autonomous driving at scale.

There may be new companies that are independently developing LiDAR solutions that may be similar to ours. However, we believe that our innovative product design, substantial real world collected road data, significant design and development efforts, commercial traction, and patents and intellectual property portfolio together with a strong engineering and operations team, provide us with a competitive advantage over these LiDAR technology companies.

Contracts and Customers

Thus far, we have primarily entered into strategic partnership agreements, development agreements and similar agreements with customers in the automated and autonomous driving industry. Pursuant to these agreements, we have sold or otherwise provided product prototypes and non-recurring engineering services for the purpose of research and development and testing of our customers’ development programs. Since our inception, these types of arrangements have accounted for most of our revenues. More recently, we have entered into production memorandums of understanding, development agreements and similar arrangements with certain of our customers that outline the potential development and commercialization of our products into such customers’ vehicle programs and the utilization of Aeva’s products in such vehicle programs targeted for series production. However, there can be no assurance that any of our customers’ development programs will ever be developed and commercialized, and even if they are, there can be no assurance that we will receive production purchase orders from our customers or that our products will be selected in any such series production vehicle programs. Our customers do not currently have any firm commitment to purchase our products for their production vehicle programs, and until we receive such production orders, our customers will not be obligated to use our products in their production vehicles.

Intellectual Property

Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, confidential technical information, and expertise in the development of LiDAR technology, coherent sensing, integrated silicon photonics, algorithms and software.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. The applications cover a broad range of system level and component level aspects of LiDAR technology.

As of March 31, 2020, we have approximately 60 pending patent applications worldwide. In addition, we have approximately 4 registered U.S. trademarks and 15 pending U.S. trademark applications. Our patent applications cover a broad range of system level hardware and component level aspects of our key technologies including, among other things, FMCW LiDAR system, integrated photonics, laser solutions and perception software technology.

We also rely on trade secrets, experiences, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees and consultants, as well as close monitoring of the developments and products in the industry.

Manufacturing Process

Since inception, we have entered into arrangements with third-party manufacturers to develop and manufacture our products for our customers’ development programs. We intend to continue to rely on third-party manufacturers, including our automotive Tier-1 counterparties, to commercialize our products for automotive grade production.

We have entered into development agreements, memorandums of understanding and similar agreements with third-party manufacturers that typically include collaborations to develop, assemble, test and distribute our automotive grade 4D LiDAR system to OEMs and automotive customers for their autonomous driving vehicle programs. We intend to utilize our production counterparties’ capabilities as leading automotive systems manufacturers for the final assembly and test of our products and to produce our products at global manufacturing plants, and we intend to use the strong distribution network and logistics capabilities of our production counterparties worldwide to provide our 4D LiDAR system to automotive customers. Although our production counterparties are not currently obligated to produce our products, we intend to enter into firm commitments for them to do so as our products are selected for use in our customers’ series production vehicle programs.

Research and Development

The markets in which Aeva competes are new and rapidly evolving across hardware and software applications. We invest significant resources into ongoing research and development programs because we believe our ability to grow our market position depends, in part, on innovative technologies that offer a unique value proposition for our customers and differentiation from our competitors.

Our research and development activities occur in the San Francisco Bay Area. Our research and development team is responsible for developing our 4D LiDAR technology, creating new technologies and expanding our LiDAR and perception software solutions’ functionality. The team also designs our 4D LiDAR products, ensures it is designed for manufacturability and conducts required validation and verification activities. The research and development team also partners with our operations and supply chain teams with the goal of developing scalable commercial and reliable manufacturing processes and direct production material procurement and distribution. Our team consists of engineers, technicians, scientists, operators and professionals with experience from a wide variety of the world’s leading sensing, engineering, consumer electronics and automotive organizations.

Sales and Marketing

We take an insight-driven, account-based marketing approach to build and expand our relationships with customers and commercial counterparties. We collect feedback directly from our commercial counterparties to garner insights that help drive our business and products forward.

Government Regulation

At both the federal and state level, the U.S. has provided a positive legal environment to permit safe testing and development of autonomous functionality. We do not currently anticipate any near-term federal standards that would materially impede the deployment of our products or technology. Some states, however, particularly California and New York, still enforce certain operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as state regulators gain better experience with the technology. U.S. federal regulations, however, remain largely permissive of deployments of higher levels of safe and responsible autonomous functionality.

Foreign markets such as the EU and China also continue to develop their respective standards to define deployment requirements for higher levels of autonomy in these regions. As the cars that carry our sensors go into production, we will be subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966, or the Vehicle Safety Act, including a duty to report, subject to strict timing requirements, safety defects with our products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting requirements. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, which requires equipment manufacturers, such as us, to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to our products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. As the development of federal and state regulation of autonomous machines and vehicles continues to evolve, we may be subject to additional regulatory schemes.

As a LiDAR technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.

Similarly, we are also subject to trade, customs product classification and sourcing regulations. We are subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that will require us to diligence, disclose and report whether our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products.

Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.

Employees

Our employees are critical to our success. As of March 31, 2021, we had 150 full-time employees based primarily in the San Francisco Bay Area. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Facilities

Our corporate headquarters is located in the San Francisco Bay Area, where we lease one building with approximately 28,137 of aggregate square feet pursuant to a lease that expires in 2023. Our headquarters contains engineering, research and development, assembly and administrative functions. Additionally, in February 2021, the Company signed a lease to rent 95,559 square feet located in the San Francisco Bay Area to be used as a testing facility. This new lease is for 62 months and expires in April 2026. We believe that our facilities are adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Legal Proceedings

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.

On December 23, 2020, an alleged stockholder of IPV, filed a lawsuit against IPV, its directors, WLLY Merger Sub Corp. and Aeva, Inc. in the Supreme Court of the State of New York, captioned Quarles v. InterPrivate Acquisition Corp. The complaint alleged that IPV’s directors caused materially misleading and incomplete information to be disseminated to IPV’s public stockholders and that IPV, WLLY Merger Sub Corp. and Aeva, Inc. aided and abetted the directors’ breach of their fiduciary duties. The complaint seeks, among other things, (1) injunctive relief enjoining IPV, its directors, WLLY Merger Sub Corp. and Aeva, Inc. and persons acting in concert with them from proceeding with, consummating or closing the Business Combination; (2) rescission of the consummation of the Business Combination if consummated or rescissory damages; (3) injunctive relief directing the defendants to disseminate a registration statement that does not omit material information or contain alleged untrue statements of material fact; (4) declaratory judgment that the individual defendants violated their fiduciary duties; (5) an award of plaintiff’s expenses and attorney’s fees; and (6) other equitable relief. This matter has been voluntarily dismissed against all parties.

On January 20, 2021, Michael Anello, an alleged stockholder of the Company, filed a lawsuit against the Company and its directors in the United States District Court for the Southern District of New York, captioned Anello v. InterPrivate Acquisition Corp., etal., Case No. 1:21-cv-00505. The complaint alleged that the Company’s directors authorized the filing of a materially incomplete and misleading registration statement on Form S-4 with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and in breach of the directors’ duty of disclosure. The complaint alleged that the registration statement on Form S-4 contains materially incomplete and misleading information concerning, among other things, certain financial information and any conflicts of interest of the Company’s financial advisors. The complaint sought, among other things, (1) injunctive relief enjoining the Company, its directors and persons acting in concert with them from proceeding with the special meeting or consummating the Business Combination; (2) damages; (3) an award of plaintiff’s expenses and attorney’s and expert fees; and (4)other equitable relief. This matter has been voluntarily dismissed without prejudice against all parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information that Aeva’s management believes is relevant to an assessment and understanding of Aeva’s results of operations and financial condition. The discussion should be read together with the historical audited annual financial statements as of and for the years ended December 31, 2020 and 2019, and the related respective notes thereto and the unaudited financial statements as of and for the three months ended March 31, 2021, and the related respective notes thereto. The discussion and analysis should also be read together with the unaudited pro forma financial information for the years ended December 31, 2020 and 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Aeva’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Aeva” refer to the business of Aeva, Inc., a Delaware corporation, prior to the consummation of the Business Combination, and Aeva Technologies, Inc. and its subsidiaries following the consummation of the Business Combination.

Overview

Our goal is to bring perception to all devices. Through our FMCW sensing technology, we believe we are introducing the world’s first 4D LiDAR-on-chip that, along with our proprietary software applications, enables the adoption of LiDAR across broad applications. We believe that our solutions will allow for the wide-scale adoption of autonomous driving because they solve for the missing link of LiDAR sensing — high performance at affordable costs. Furthermore, we believe that our proprietary 4D LiDAR technology has the potential to create entirely new categories for perception across consumer electronics, consumer health, industrial robotics and security applications.

Founded in 2017 by former Apple engineers Soroush Salehian and Mina Rezk and led by a multidisciplinary team of engineers and operators experienced in the field of sensing and perception, Aeva’s mission is to bring the next wave of perception technology to broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security. Our 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance at affordable costs for commercialization.

As a development stage company, we work closely with our customers on the development and commercialization of their automated driving vehicle programs and the utilization of our products in such programs. Our customers include some of the top automotive OEMs, mobility and technology companies, and we are currently working in close collaboration with our key customers toward series production of vehicles with high levels of automated driving and autonomous driving capability. Thus far, our customers have purchased prototype products and engineering services from us for use in their research and development programs. We are expanding our manufacturing capacity through third party manufacturers and arrangements with global Tier-1 suppliers to meet our customers’ anticipated demand for production of our products.

Unlike legacy LiDAR, which relies on ToF technology and measures only depth and reflectivity, Aeva’s solution leverages a proprietary FMCW technology to measure velocity in addition to depth, reflectivity and inertial motion. The ability of Aeva’s solution to measure instant velocity for every pixel is a major advantage over ToF-based sensing solutions. Furthermore, Aeva’s technology is free from interference from other LiDAR or the beams and sunlight, and our core innovations within FMCW are designed to enable autonomous vehicles to see with significantly higher resolution at distances around 500 meters while consuming lower power compared to other available solutions. We believe that these factors make Aeva the first perception solutions provider to enable the broad adoption of automated driving.

As major automotive OEMs and leading mobility and technology companies look for comprehensive perception solutions to accelerate their autonomous driving programs into production, we believe Aeva is uniquely positioned to provide a superior solution to enable autonomous driving at scale. Furthermore, we believe the advantages of our 4D LiDAR-on-chip allow us to provide the first LiDAR solution that is fully integrated onto a chip with superior performance, low power and affordable costs, with the potential to drive new categories of perception across consumer electronics, consumer health, industrial robotics and security markets.

Business Combination and Public Company Costs

As a result of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Aeva, with Legacy Aeva continuing as the surviving entity as a wholly owned subsidiary of InterPrivate, under the new name Aeva Technologies, Inc.

The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, InterPrivate was treated as the legal acquiror and accounting acquiree. Accordingly, the Business Combination was treated as the equivalent of Legacy Aeva issuing stock for the net assets of InterPrivate, accompanied by a recapitalization. The most significant change in the Company’s financial position and results of the business combination was an increase in cash of $512.8 million. Total non-recurring transaction costs incurred for this transaction were $48.0 million.

Upon the closing of the Business Combination, the Company trades under the ticker symbol “AEVA” on the NYSE. We anticipate that we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

COVID-19 Impact

The coronavirus (COVID-19) pandemic has not adversely impacted Aeva’s sales in the first three months of 2021 and 2020. The extent of the impact of the coronavirus pandemic on Aeva’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. Aeva expects the COVID-19 pandemic to adversely impact revenue and results of operations, but Aeva is unable to predict at this time the size and duration of this adverse impact. Aeva has seen some signs of positive effects for its long-term business prospects and partnerships as a result of the pandemic. Aeva is observing a larger trend of automakers shifting course in “make vs buy” decisions as it relates to autonomous solutions and software systems. As cash flows tighten, more automakers are looking to limit the potentially massive investments required to develop autonomous software and systems for which they do not necessarily have substantial expertise. As a result, several automakers are more open to and accepting of a model to incorporate full-stack hardware and software solutions from suppliers, which for autonomy is particularly relevant for Aeva. For more information on Aeva’s operations and risks related to health epidemics, including the COVID-19 pandemic, please see the section of this prospectus entitled “Risk Factors.”

Key Factors Affecting Aeva’s Operating Results

Aeva believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Pricing, Product Cost and Margins. Our pricing and margins will depend on the volumes and the features as well as specific market applications of the solutions we provide to our customers. We have customers with technologies in various stages of development across different market segments. We anticipate that our prices will vary by market and application due to market-specific product and commercial requirements, supply and demand dynamics and product lifecycles.

Aeva believes it has the opportunity to establish high margin unit economics when operating at scale. Its future performance will depend on its ability to deliver on these economies of scale with lower product costs to enable widespread industry adoption. Aeva believes its business model is positioned for scalability due to the ability to leverage the same product platform across markets and customer base, relationships with leading foundries and contract manufacturers and use of proven manufacturing processes. Our customers will require that our perception solutions be manufactured and sold at per-unit prices that are affordable for our customers. Our ability to compete in key markets will depend on the success of our efforts to efficiently and reliably produce cost-effective perception solutions for our commercial-stage customers.

While Aeva expects to achieve and maintain high margins on its perception solutions, macroeconomics conditions in its industry, emergence of competition in advanced assisted driving sensing and software technologies may negatively impact pricing, margins and market share. Although pricing pressure and lower margins are typically associated with commodity hardware products in the automotive industry, Aeva believes its unique technology provides a compelling value proposition for favorable margins and unit economics in the industry. Aeva expects its gross margin to increase as customers move from development stage to commercialization and production due to the economies of scale achieved by its proprietary 4D LiDAR-on-a-chip technology. If Aeva does not generate the margins it expects upon commercialization of its perception solutions, Aeva may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to Aeva’s stockholders.

Commercialization of LiDAR-based Applications. While we believe that we are approaching the inflection point of adoption of LiDAR across applications and that Aeva is well-positioned to capture this opportunity, with our strong customer relationships in both automotive and non-automotive markets, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly basis for the foreseeable future as our customers continue research and development projects and begin to commercialize autonomous solutions that rely on LiDAR technology. As more customers reach the commercialization phase and as the market for LiDAR solutions matures, these fluctuations in our operating results may become less pronounced.

Sales Volume. Each product program will have an expected range of sales volumes, depending on the end market demand for our customers’ products as well as market application. This can depend on several factors, including market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In addition to end market demand, sales volumes also depend on whether our customer is in the development or production phase. In certain cases, we may provide volume discounts or strategic customer pricing on sales of our solutions, which may or may not be offset by lower manufacturing costs related to higher volumes which in turn could adversely impact our gross margins. Aeva’s ability to ultimately achieve profitability is dependent upon progression of existing relationships to production and our ability to meet required volumes and required cost targets. Delays of our current and future customers’ programs could result in Aeva being unable to achieve its revenue targets and profitability in the time frame it anticipates.

Basis of Presentation

Aeva currently conducts its business through one operating segment.

Components of Results of Operations

Revenue

Revenue consists of sales of perceptions solutions (sensing systems) and non-recurring engineering services.

Aeva is engaged in design, manufacturing and sale of LiDAR sensing systems and related perception and autonomy-enabling software solutions serving primarily original equipment manufacturers in the automotive market. Under the customer agreements, Aeva delivers a specified number of sensing systems at a fixed price under customary terms and conditions. The sensing systems units sold under these agreements are typically prototypes that are used by the customer for its research, development, evaluation, pilot or testing purposes. Aeva also enters into non-recurring engineering service arrangements with its customers to customize Aeva’s perception solution to meet customer specific requirements. Revenue from such services is recognized as non-recurring engineering services.

Cost of revenue and gross profit

Cost of revenue principally includes direct material, direct labor and allocation of overhead associated with manufacturing operations, including inbound freight charges and depreciation expense. Cost of revenue also includes the direct cost and appropriate allocation of overhead involved in execution of non-recurring engineering services.

Aeva’s gross profit equals total revenue less total cost of revenue. Aeva’s cost of revenue is expected to increase as its revenue continues to grow as customers reach commercialization.

Operating expenses

Research and development

Aeva’s research and development efforts are focused on enhancing and developing additional functionality for its existing products and on new product development. Research and development expenses consist primarily of:

•	Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in Aeva’s research and engineering functions; and

•	Expenses related to materials, software licenses, supplies and third-party services.

Aeva expenses research and development costs as incurred. Aeva expects its research and development costs to increase for the foreseeable future as it continues to invest in research and development activities to achieve its product roadmap.

General and administrative expenses

General and administrative expenses consist of personnel and personnel-related expenses, including stock-based compensation of Aeva’s executive, finance, and information systems functions, as well as legal and accounting fees for professional and contract services. Aeva expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Selling and marketing expenses

Selling and marketing expenses consist of personnel and personnel-related expenses, including stock-based compensation of Aeva’s business development team as well as advertising and marketing expenses. These include the cost of trade shows, promotional materials, public relations, an allocated portion of facilities and depreciation. Aeva expects to increase its sales and marketing activities, expand customer relationships and increase market share. Aeva also expects that its sales and marketing expenses will increase over time as it continues to hire additional personnel to scale its business.

Interest income and Interest expense

Interest income consists primarily of income earned on Aeva’s cash equivalents and investments in marketable securities. These amounts will vary based on Aeva’s cash, cash equivalents and short-term investment balances, and also with market rates.

Other income and expense

Other income and expense primarily consist of foreign currency conversion gains and losses, and bank fees related to the cash sweep account.

Results of Operations

Comparison of the Three Months Ended March 31, 2021, and 2020

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this quarterly statement. The following table sets forth Aeva’s results of operations data for the periods presented:

	Three Months Ended March 31,		Change $	Change %
	2021	2020
	(in thousands, except percentages)
Revenue:
Product revenue	$308	$527	$(219)	(42)%
Cost of revenue:
Cost of product revenue	180	277	(97)	(35)%

Gross profit	128	250	(122)	(49)%

Operating expenses:
Research and development	11,379	5,309	6,070	114%
General and administrative expenses	8,217	1,304	6,913	530%
Selling and marketing expenses	659	634	25	4%

Total operating expenses	20,255	7,247	13,008	179%

Loss from operations	(20,127)	(6,997)	(13,130)	188%
Interest income	3	162	(159)	(98)%
Other income (expense), net	666	(17)	683	(4018)%

Net loss before taxes	(19,458)	(6,852)	(12,606)	184%
Income tax provision	—	—	—	0%

Net loss	$(19,458)	$(6,852)	$(12,606)	184%

Revenue

Revenue decreased by $0.2 million, or 42%, to $0.3 million for the three months ended March 31, 2021, from $0.5 million in the three months ended March 31, 2020. The decrease was primarily due to $0.4 million of non-recurring engineering services revenue recognized during the three months ended March 31, 2020 partially offset by an increase in revenue from the sale of prototypes during the three months ended March 31, 2021.

Cost of revenue and gross profit

Cost of revenue decreased marginally by $0.1 million, or 35%, to $0.2 million for the three months ended March 31, 2021, from $0.3 million in the three months ended March 31, 2020. The decrease in the cost of revenue is in line with the decrease in revenue during the quarter.

Gross profit as a percentage of revenue also decreased to 42% for the three months ended March 31, 2021, from 47% in the three months ended March 31, 2020, primarily due to higher margin on non-recurring engineering services recognized during the three months ended March 31, 2020.

Operating expenses

Research and development

Total research and development expenses increased by $6.1 million, or 114%, to $11.4 million for the three months ended March 31, 2021, from $5.3 million for the three months ended March 31, 2020. Research and development expenses increased primarily due to an increase in employee costs as Aeva continued expansion in R&D to develop its products. Payroll cost increased by $3.2 million, materials expenses increased by $1.6 million and stock-based compensation expense increased by $1.3 million.

General and administrative

Total general and administrative expenses increased by $6.9 million, or 530%, to $8.2 million for the three months ended March 31, 2021, from $1.3 million for the three months ended March 31, 2020. General and administrative expenses increased primarily due to an increase in employee costs. Payroll expense increased by $2.6 million, professional fees increased by $1.4 million, stock-based compensation expense increased by $2.4 million, increase in insurance expense by $0.4 million and increase in other equipment costs by $0.1 million.

Selling and marketing

The selling and marketing expenses remained the same during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020.

Interest income

Interest income decreased by $0.2 million primarily due to a decrease in the interest rate on money market funds during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020.

Other income (expense), net

Other income (expense), net was $0.7 million for the three months ended March 31, 2021, primarily due to a change in the fair value of Private Placement warrant liability which was recorded as other income.

Comparison of the Years Ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this prospectus. The following table sets forth Aeva’s results of operations data for the periods presented (in thousands):

	Year Ended December 31,		Change $	Change %
	2020	2019
Revenue	$4,843	$1,384	$3,459	250%
Cost of revenue	2,741	815	1,926	236%

Gross profit	2,102	569	1,533	269%
Research and development expenses	20,497	15,406	5,091	33%
General and administrative expenses	5,664	4,290	1,374	32%
Selling and marketing expenses	1,682	966	716	74%

Operating loss	(25,741)	(20,093)	(5,648)	28%
Interest income	(195)	(516)	321	-62%
Other expense	24	17	7	41%

Loss before income taxes	(25,570)	(19,594)	(5,976)	30%
Income taxes	—	—	—	nm

Net loss	$(25,570)	$(19,594)	$(5,976)	30%

nm = not meaningful

Revenue

Revenue increased by $3.5 million, or 250%, to $4.8 million for 2020, from $1.3 million for 2019. $2.8 million of the increase is attributed to revenue from a new customer in 2020, with the remaining increase primarily driven by an increase in number of sensing systems sold.

Cost of revenue and gross profit

Total cost of revenue increased by $1.9 million, or 236%, to $2.7 million for 2020, from $0.8 million for 2019. Gross profit increased by $1.5 million primarily due to increase in revenue from customers in 2020, as compared to 2019.

Operating expenses

Research and development

Total research and development expenses increased by $5.1 million, or 33%, to $20.5 million for 2020, from $15.4 million for 2019. Research and development expenses increased primarily due to an increase in headcount. Aeva anticipates continued expansion in R&D headcount and expenses to develop new features and functionalities.

General and administrative

Total general and administrative expenses increased by $1.4 million, or 32%, to $5.7 million for 2020, from $4.3 million for 2019. General and administrative expenses increased primarily due to an incremental increase in headcount and consultants.

Selling and marketing

Total selling and marketing expenses increased by $0.7 million, or 74%, to $1.7 million for 2020, from $1.0 million for 2019. Selling and marketing expenses increased primarily due to increased payroll expenses related to increased headcount in the business development function.

Interest income

Interest income decreased by $0.3 million to $0.2 million for 2020 from $0.5 million in 2019. Interest income decreased primarily due to a decrease in cash balances held in money market funds, as no additional financing was obtained during the year ended December 31, 2020.

Liquidity and Capital Resources

Sources of Liquidity

Aeva’s capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. As of March 31, 2021, Aeva had cash and cash equivalents and marketable securities totaling $522.9 million. Prior to the Business Combination, Aeva’s principal sources of liquidity have been proceeds received from the issuance of private equity.

Until Aeva can generate sufficient revenue from its sales of sensors and software to cover operating expenses, working capital and capital expenditures, Aeva expects the funds raised in the Business Combination, including the funds from PIPE financing, to fund its cash needs. Any additional equity securities issued may provide for rights, preferences or privileges senior to those of holders of the Company’s common stock. If Aeva raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on Aeva’s operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

Aeva has incurred negative cash flows from operating activities and losses from operations in the past as reflected in its accumulated deficit of $80.5 million as of March 31, 2021. Aeva expects to continue to incur operating losses due to continued investments that it intends to make in its business, including development of products. Aeva believes that existing cash and cash equivalent and marketable securities will be sufficient to fund operating and capital expenditure requirements through at least 12 months from the date of issuance of these financial statements.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cash used in operating activities	$(14,797)	$(5,713)
Cash used in investing activities	(54,170)	(241)
Cash provided by financing activities	513,747	5

Net increase (decrease) in cash and cash equivalents	$444,781	$(5,949)

Operating Activities

For the three months ended March 31, 2021, net cash used in operating activities was $14.8 million. The primary factors affecting Aeva’s operating cash flows during this period were its net loss of $19.5 million, offset by non-cash expenses of stock-based compensation of $4.5 million, a $0.7 million change in fair value of warrant liabilities, depreciation expense of $0.2 million, and right of use amortization of $0.2 million. Changes in operating assets in liabilities were $0.4 million driven by a decrease in accounts payable and accrued liabilities.

Investing Activities

For the three months ended March 31, 2021, net cash used in investing activities was $54.2 million, attributable to the purchase of available-for-sale securities of $53.5 million and purchase of property and equipment of $0.7 million.

Financing Activities

For the three months ended March 31, 2021, net cash provided by financing activities was $513.7 million, attributable to net proceeds of $513.5 million from the Business Combination and PIPE financing and proceeds of $0.2 million from stock option exercises.

The following table summarizes our cash flows for the periods presented (in thousands):

	Year ended December 31,
	2020	2019
Net cash provided by (used in):
Operating activities	$(21,231)	$(16,384)
Investing activities	$(855)	$(421)
Financing Activities	$73	$35,987

Operating Activities

For the year ended December 31, 2020, net cash used in operating activities was $21.2 million. The primary factors affecting Aeva’s operating cash flows during this period were Aeva’s net loss of $25.6 million, offset by non-cash expenses of stock-based compensation of $3.8 million, and depreciation expense of $0.8 million.

Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $0.9 million for the purchase of equipment.

Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was less than $0.1 million. The primary factor affecting Aeva’s financing cash flows during this period were proceeds from the exercise of stock options.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of March 31, 2021, and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Contractual obligations:
Operating lease obligations	$6,906	$1,083	$3,211	$2,228	$384

	$6,906	$1,083	$3,211	$2,228	$384

Off-Balance Sheet Arrangements

As of March 31, 2021, Aeva has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Aeva prepares its financial statements in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts Aeva reports as assets, liabilities, revenue, costs and expenses and the related disclosures. Aeva bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Aeva’s actual results could differ significantly from these estimates under different assumptions and conditions. Aeva believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Warrant Liabilities

We account for the private placement warrants issued in connection with our initial public offering and the sale of Private Units in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the private placement warrants as liabilities at their fair value. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in the statement of operations. The Company utilizes the Black-Scholes option pricing model to value the warrants at each reporting period. The key assumptions in the option pricing model utilized include the following:

•

The expected share-price volatility assumption is based on a blend of the implied volatilities of the Company’s public warrants and a set of comparable publicly-traded warrants for other similar companies.

•	The expected term of the warrants is assumed to be the expected period until the close of the Proposed Business Combination, and the contractual five-year term subsequently.

•	The risk-free interest rate is based on the U.S. Treasury rate for the applicable expected term.

•	The dividend yield is based on the historical rate, which the Company anticipates to remain at zero.

Stock-Based Compensation

Aeva recognizes the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Aeva elected to recognize the effect of forfeitures in the period they occur. Aeva determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term — Aeva uses the option’s expected term, which is the length of time the grant is expected to be outstanding before it is exercised or terminated.

•	Expected Volatility — The volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield — The dividend rate used is zero as Aeva has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•

Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of Aeva common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).

Revenue

Aeva adopted the requirements of the new revenue recognition standard, known as Topic 606, effective January 1, 2017 utilizing the full retrospective method of transition. Revenue from product sales is recognized upon transfer of control of promised products. Revenue is recognized in an amount that reflects the consideration that Aeva expects to receive in exchange for those products and services. Product sales to certain customers may require customer acceptance, in which case revenue recognition is deferred until acceptance takes place. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.

For certain custom products that require engineering and development based on customer requirements, Aeva recognizes revenue over time using an input that faithfully depicts transfer of control of the goods or services to the customer. Amounts billed to customers for shipping and handling are included in revenue. Some of the Aeva’s arrangements provide software embedded in hardware which are typically recognized at the time of transfer of control of either the underlying hardware or at the time when the licensing rights are provided. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Recent Accounting Pronouncements

See Note 1 to Aeva’s financial statements included either herein or elsewhere in this document for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Internal Control Over Financial Reporting

In connection with Aeva’s financial statement close process for the years ended December 31, 2019 and 2020, a material weakness was identified in the design and operating effectiveness of its internal control over financial reporting. The material weakness identified resulted from a lack of necessary business processes, internal controls, and adequate number of qualified personnel within its accounting function who possessed an appropriate level of expertise to effectively and timely identify, select and apply U.S. GAAP sufficiently to provide reasonable assurance that transactions were appropriately recorded. This also resulted in Aeva not having adequate risk assessment and design of internal control activities surrounding Aeva’s financial close and reporting process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

Aeva’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

We and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2020, in accordance with Section 404(b) of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act.

Quantitative and Qualitative Disclosures About Market Risk

Aeva has not, to date, been exposed to material market risks given its early stage of operations. Upon commencing commercial operations, Aeva expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates or valuation of financial instruments, among others.

Interest rate risk

Our cash and cash equivalents and marketable securities as of March 31, 2021, consisted of $522.9 million in bank deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation; we do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate exposure. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash, cash equivalents, and marketable securities.

Foreign Currency Exchange Risk

There was no material foreign currency risk for the three months ended March 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Amended and Restated Registration Rights Agreement

On March 12, 2021, we, certain stockholders of InterPrivate (the “Sponsor Holders”), and certain stockholders of Legacy Aeva (together with the Sponsor Holders, the “Holders”) entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights and Lock-Up Agreement”).

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, we are obligated to file this registration statement to register the resale of certain of our securities held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Company held by Adage Capital Partners, LP, Canaan XI L.P., Lux Co-Investment Opportunities, L.P., Lux Ventures IV, L.P., Soroush Salehian Dardashti and Mina Rezk to be locked up for a period of 180 days following the Closing, while 50% of the shares of our common stock initially purchased by InterPrivate Acquisition Management LLC, a Delaware limited liability company (the “Sponsor”), in a private placement in August 2019 will be locked up until the earlier of (i) one year following March 12, 2021 or (ii) the date on which the sale price of our common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period, and the other 50% of our securities held by the Sponsor will be locked up until one year following March 12, 2021.

Stockholders Agreement

In connection with the Closing, InterPrivate, the Sponsor and certain stockholders of the Company entered into a Stockholders Agreement, dated March 12, 2021 (the “Stockholders Agreement”), to provide for certain governance matters relating to the Company.

Pursuant to the terms of the Stockholders Agreement, the size of the Board is set at seven members and initially consists of five directors, with two vacancies. We refer to this as the “Initial Board”. At least three of the independent directors meet the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board. We refer to each of these directors as an “Audit Committee Qualified Director”. The Initial Board consists of: (i) Mr. Dardashti; (ii) Mr. Rezk; (iii) the independent director designated by Lux (the “Lux Director”), Shahin Farshchi; (iv) the Audit Committee Qualified Director designated by Canaan (the “Canaan Director”), Hrach Simonian; and (v) the Audit Committee Qualified Director designated by the Sponsor (the “IPV Director”), Ahmed M. Fattouh. The two vacancies on the Board will be filled by individuals, each of which we refer to as an “Aeva Founders Nominated Director”, nominated by Messrs. Dardashti and Rezk (the “Aeva Founders”), one of whom shall include an Audit Committee Qualified Director (the “Audit Committee Qualified Aeva Founders Director”) and both of whom shall be subject to the approval of the remaining members of the Board. The Board is classified into three classes, with the directors serving staggered three-year terms as follows:

(i) Class I Directors (initial term from the Closing through the 2022 annual meeting of stockholders): The IPV Director and the Audit Committee Qualified Aeva Founders Director;

(ii) Class II Directors (initial term from the Closing through the 2023 annual meeting of stockholders): The Lux Director and the Canaan Director; and

(iii) Class III Directors (initial term from the Closing through the 2024 annual meeting of stockholders): The Aeva Founders and an Aeva Founders Nominated Director.

Subject to the rules of the NYSE, from and after March 12, 2021, each Aeva Founder is entitled to nominate himself to continue to serve on the Board until such time as he holds less than 5% of our outstanding common stock (or his earlier death or incapacity), and we will include such nominees in our proxy materials for each applicable meeting of stockholders and, subject to applicable law and the exercise of fiduciary duties, recommend to our stockholders that each such nominee be elected at such meeting. Mr. Rezk will serve as Chairman of the Board for so long as he is a director. In the event Mr. Rezk is no longer a director, then Mr. Salehian will serve as the Chairman of the Board so long as he is a director.

Investment Private Placement

On November 2, 2020, the Company entered into subscription agreements with certain investors, pursuant to which the investors agreed to purchase in the aggregate approximately 12,000,000 shares of common stock in a private placement for $10.00 per share (the “November 2020 Private Placement”) for anticipated gross proceeds of approximately $120,000,000. Canaan and Lux, or their affiliates, agreed to purchase 1,000,000 shares in the November 2020 Private Placement for a total purchase price of $10 million. Canaan and Lux are current Aeva stockholders and are affiliated with current members of the Aeva board of directors, Hrach Simonian and Shahin Farshchi, respectively.

In addition, on December 23, 2020, the Company entered into subscription agreements with certain investors, pursuant to which the investors have agreed to purchase in the aggregate approximately 16,168,478 shares of common stock in a private placement for an aggregate purchase price of approximately $200 million, consisting of a $150 million tranche with a purchase price of $11.50 per share and a $50 million tranche with a purchase price of $16.00 per share (the “December 2020 Private Placement”).

Stockholder Support Agreement

On November 2, 2020, Aeva, InterPrivate and certain Key Aeva Stockholders entered into the Stockholder Support Agreement, whereby the Key Aeva Stockholders agreed to vote all of their shares of Aeva common stock and Aeva preferred stock in favor of the approval and adoption of the Business Combination Agreement. Additionally, such stockholders agreed not to (a) transfer any of their shares of Aeva common stock or Aeva preferred stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of November 2, 2020, the Key Aeva Stockholders held approximately 84% of the outstanding shares of Aeva capital stock.

Indemnification Agreements

The Company has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Certificate of Incorporation and the Bylaws. These agreements, among other things, will require the Company to indemnify our directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request. The Company believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Equity Financings

Series B Preferred Stock Financing

From August 23, 2019 through December 23, 2019, Aeva sold an aggregate of 1,524,279 shares of Aeva Series B Preferred Stock at a purchase price of $23.63 per share for an aggregate purchase price of $36.0 million, pursuant to Aeva’s Series B preferred stock financing.

The following table summarizes purchases of Aeva Series B Preferred Stock by related persons and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series B Preferred Stock.

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P. (1)	245,407	$5,799,955.91
Canaan XI LP (2)	211,559	$4,999,991.33

(1)

Includes shares purchased by Lux Co-Investment Opportunities, L.P. Shahin Farshchi is a member of the Aeva board of directors and is affiliated with Lux Ventures IV, L.P. and Lux Co-Investment Opportunities, L.P.

(2)	Hrach Simonian is a member of the Aeva board of directors and is affiliated with Canaan XI LP.

Series A-1 Preferred Stock Financing

From April 13, 2018 to July 12, 2018, Aeva sold an aggregate of 1,032,888 shares of its Aeva Series A-1 Preferred Stock at a purchase price of $12.59 per share, for an aggregate purchase price of $13.0 million, pursuant to Aeva’s Series A-1 preferred stock financing.

The following table summarizes purchases of Aeva Series A-1 Preferred Stock by related persons and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series A-1 Preferred Stock.

Stockholder	Shares of Series A-1 Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P. (1)	79,459	$999,996.12
Canaan XI LP (2)	79,459	$999,996.12

(1)	Shahin Farshchi is a member of the Aeva board of directors and is affiliated with Lux Ventures IV, L.P.
(2)	Hrach Simonian is a member of the Aeva board of directors and is affiliated with Canaan XI LP.

Series A Preferred Stock Financing

On December 6, 2017, Aeva sold an aggregate of 2,739,961 shares of Aeva Series A Preferred Stock at a purchase price of $9.12 per share, for an aggregate purchase price of $25.0 million, pursuant to Aeva’s Series A preferred stock financing. Simultaneously, 111,096 shares of Aeva Series A Preferred Stock was issued upon conversion of a $1.0 million promissory note.

In connection with the Series A preferred stock financing, Aeva also entered into the following agreements with each of Lux Ventures IV, L.P. and Canaan XI LP:

•

a management rights letter agreement with Lux Ventures IV, L.P. which granted Lux Ventures IV, L.P. certain rights to consult with and advise management of Aeva on significant business issues, examine books and records of Aeva and inspect Aeva’s facilities, and if not represented on the Aeva board of directors send a representative to attend meetings of the Aeva board of directors in a nonvoting observer capacity; and

•

a management rights letter agreement with Lux Ventures IV, L.P. which granted Lux Ventures IV, L.P. certain rights to consult with and advise management of Aeva on significant business issues, examine books and records of Aeva and inspect Aeva’s facilities, and if not represented on the Aeva board of directors send a representative to attend meetings of the Aeva board of directors in a nonvoting observer capacity.

The following table summarizes purchases of Aeva Series A Preferred Stock by related parties and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series A Preferred Stock.

Stockholder	Shares of Series A Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P. (1)	544,071	$4,964,193.58
Canaan XI LP (2)	1,917,983	$17,499,993.36

(1)	Shahin Farshchi is a member of the Aeva board of directors and is affiliated with Lux Ventures IV, L.P.
(2)	Hrach Simonian is a member of the Aeva board of directors and is affiliated with Canaan XI LP.

Series Seed Preferred Stock Financing

From January 13, 2017 to February 17, 2017, Aeva sold an aggregate of 3,198,556 shares of Aeva Series Seed Preferred Stock at a purchase price of $1.41 per share, for an aggregate purchase price of $4.5 million, pursuant to Aeva’s Series Seed preferred stock financing.

The following table summarizes purchases of Aeva’s Series Seed preferred stock by related persons and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series Seed Preferred Stock.

Stockholder	Shares of Series A-1 Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P. (1)	2,487,767	$3,499,999.59

(1)	Shahin Farshchi is a member of the Aeva board of directors and is affiliated with Lux Ventures IV, L.P.

Aeva Stockholder Agreements

Aeva entered into an amended and restated investors’ rights agreement, an amended and restated right of first refusal and co-sale agreement and an amended and restated voting agreement, each dated August 23, 2019 (collectively, the “Aeva Stockholder Agreements”), which granted rights to certain holders of its stock, including Lux Ventures IV, L.P. and Lux Co-Investment Opportunities, L.P., of which Shahin Farshchi, a member of the Aeva board of directors, is affiliated, and Canaan XI LP, of which Hrach Simonian, a member of the Aeva board of directors, is affiliated (collectively, the “Agreement Parties”). Pursuant to the Aeva Stockholder Agreements, certain holders of Aeva capital stock, including the Agreement Parties, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Aeva. The Aeva Stockholder Agreements also provide the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights, right of first refusal and co-sale rights, among other rights. The Aeva Stockholder Agreements terminated upon the consummation of the Business Combination.

Transactions with Executive Officers

On December 5, 2016, Aeva entered into a Founder Stock Purchase Agreement with Mina Rezk, the chief technology officer and chairman and member of the Aeva board of directors, pursuant to which Aeva issued and sold 4,972,500 shares of Aeva common stock to Mr. Rezk for a purchase price of $0.001 per share. The shares were subject to the following vesting schedule: 25% of the shares vested on the first anniversary of the date of issuance and the remaining shares vested in 36 equal monthly installments, provided that all of the shares would vest if Mr. Rezk’s employment was terminated without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva.

On December 5, 2016, Aeva entered into a Founder Stock Purchase Agreement, and an amendment thereto dated January 10, 2017, with Soroush Salehian, president, chief executive officer and member of the Aeva board of directors, pursuant to which Aeva issued and sold 2,674,500 shares of Aeva common stock to Mr. Salehian for a purchase price of $0.001 per share. The shares were subject to the following vesting schedule: 25% of the shares vested on the first anniversary of the date of issuance and the remaining shares vested in 36 equal monthly installments, provided that all of the shares would vest if Mr. Salehian’s employment was terminated without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva.

On December 15, 2016, Aeva entered into an offer letter of employment with Mina Rezk pursuant to which Aeva agreed that for so long as Mr. Rezk’s primary residence or his spouse’s primary residence is in Virginia, Aeva would reimburse Mr. Rezk for the reasonable costs of air travel from the San Francisco Bay Area to Virginia (or, at Mr. Rezk’s option, the reasonable costs of air travel of his spouse from Virginia to the San Francisco Bay Area), as frequently as once weekly. Aeva also agreed to reimburse Mr. Rezk for the reasonable costs of rental of a furnished apartment in the San Francisco Bay Area. All reimbursements are subject to Mr. Rezk’s provision of receipts evidencing reimbursable costs, and all reimbursements are subject to applicable tax reporting and withholding requirements. In the fiscal year ending December 31, 2019, Aeva reimbursed Mr. Rezk an aggregate of $143,649 of such amounts.

On February 6, 2019, Aeva granted Mina Rezk an option to purchase 385,189 shares of Aeva common stock at an exercise price of $2.38. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $300 million.

On February 6, 2019, Aeva granted Soroush Salehian an option to purchase 207,177 shares of Aeva common stock at an exercise price of $2.38. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $300 million.

On January 23, 2020, Aeva granted Mina Rezk an option to purchase 371,457 shares of Aeva common stock at an exercise price of $4.97. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the termination of Mr. Rezk’s employment without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $500 million.

On January 23, 2020, Aeva granted Soroush Salehian, an executive officer and member of the Aeva board of directors, an option to purchase 199,791 shares of Aeva common stock at an exercise price of $4.97. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the termination of Mr. Salehian’s employment without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $500 million.

Aeva reimburses its executive for reasonable travel related expenses incurred while conducting business on behalf of Aeva.

Employment Agreements

Aeva has entered into offer letter agreements with each of its executive officers. See “Aeva’s Executive and Director Compensation — Executive Offer Letters”.

Related Person Transaction Policy

The board of directors of the Company has adopted a written Related Person Transaction Policy that sets forth the policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Aeva or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Company’s audit committee (or, where review by the Company’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

The Company’s audit committee will approve only those transactions that it determines are fair to us and in Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

MANAGEMENT

The following sets forth certain information, as of June 1, 2021, concerning the directors and executive officers of the Company.

Name	Age	Position
Soroush Salehian Dardashti	32	Chief Executive Officer and Director
Mina Rezk	36	President, Chief Technology Officer and Director
Saurabh Sinha	43	Chief Financial Officer
Shahin Farshchi	42	Director
Hrach Simonian	38	Director
Ahmed M. Fattouh.	47	Director

Executive Officers and Directors

Soroush Salehian Dardashti. Mr. Salehian serves as the Company’s Chief Executive Offer and is a member of the board of directors. Mr. Salehian co-founded Aeva with Mr. Rezk in December 2016 and has served as Chief Executive Officer since that time. From February 2012 to November 2016, Mr. Salehian worked at Apple as a Manager, Product Development where he led teams developing consumer products and sensing systems. Mr. Salehian holds a Bachelor’s of Science in Mechanical Engineering from Stanford University. Mr. Salehian is well-qualified to serve on our board of directors due to his technical and operational expertise gained from serving as Chief Executive Officer and Co-Founder of Aeva and his professional and educational experience in high-technology manufacturing industries.

Mina Rezk. Mr. Rezk serves as the President, Chief Technology Officer, Chairman of the board of directors and director of the Company. Mr. Rezk co-founded Aeva with Mr. Salehian in December 2016 where he has served as Chief Technology Officer. From January 2015 to November 2016, Mr. Rezk served as Sensing Engineering Manager — Special Project Group at Apple. Before that, Mr. Rezk served in various roles, including as Hardware Development Manager, at Nikon Metrology from February 2004 to February 2015. Mr. Rezk has over 17 years of experience developing sensor fusion systems for the automotive and aerospace industries. Mr. Rezk holds Bachelor’s and Master’s Degrees in Electrical Engineering from George Mason University. Mr. Rezk is well-qualified to serve on our board of directors due to his technical and manufacturing expertise gained from serving as the Chief Technology Officer of Aeva and over 17 years of experience in the technology industry.

Saurabh Sinha. Mr. Sinha serves as Chief Financial Officer of the Company. Mr. Sinha has served as Aeva’s Chief Financial Officer since September 2020. Prior to joining Aeva, Mr. Sinha was the Chief Accounting Officer of JUUL Labs from July 2018 to August 2020 and served as its interim Chief Financial Officer from January 2020 to May 2020. Prior to joining JUUL Labs, Mr. Sinha held various finance leadership roles, from March 2014 to June 2018, at InvenSense Inc., a motion sensors company. Mr. Sinha received his Bachelor’s of Commerce degree from the University of Delhi, India and his Master of Business Administration from The Wharton School of the University of Pennsylvania.

Shahin Farshchi. Mr. Farshchi serves as a Director of the Company. Mr. Farshchi has served as a member of Aeva’s Board of Directors since its inception in December 2016. Mr. Farshchi serves as a partner at Lux Capital, a venture capital firm he joined in 2006. Mr. Farshchi currently serves on the board of directors of numerous private companies. Mr. Farshchi holds a B.S. from The University of California, Berkeley, an M.S., and a Ph.D. from UCLA. We believe Mr. Farshchi is qualified to serve on our board of directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.

Hrach Simonian. Mr. Simonian serves as a Director of the Company. Mr. Simonian has served as a member of Aeva’s Board of Directors since November 2017. Mr. Simonian serves as a General Partner at

Canaan Partners, an early-stage venture capital firm he joined in 2007. Mr. Simonian currently serves on the Board of Directors of numerous private companies. Mr. Simonian holds a B.S. in Electrical Engineering from The University of California, Los Angeles, an M.S. in Electrical Engineering from the University of Michigan, Ann Arbor, and an MBA from the Stanford Graduate School of Business. We believe Mr. Simonian is qualified to serve on our board of directors due to his extensive experience in investing and developing companies.

Ahmed M. Fattouh. Mr. Fattouh serves as a Director of the Company. Mr. Fattouh served as InterPrivate’s Chief Executive Officer and a member of InterPrivate’s board of directors from inception until March 2021 and as Chairman from December 2019 to March 2021. Mr. Fattouh has over 20 years of private equity and M&A. Since 2017, he has been a founder member and the Chief Executive Officer of InterPrivate LLC, a private investment firm that invests on behalf of a consortium of family offices in partnership with independent sponsors from leading private equity firms with strong relationships with former portfolio companies. In 2001, Mr. Fattouh became a Founding Member and the Chief Executive Officer of Landmark Value Investments, an asset management firm. He also served as the Managing Member of Landmark Value Strategies, Landmark Activist Strategies, Landmark Credit Strategies, the Landmark Real Assets Fund, the Landmark Protection Fund, Globalist Value Strategies and the Globalist MENA Fund. Mr. Fattouh is a former member of the private equity group at Investcorp International and the M&A Department of Morgan Stanley & Co. in New York. He has executed transactions involving industry leaders, including RJR Nabisco, Mobil Corporation, Ampolex, IBM, Elf Atochem, Tivoli Systems, Eagle Industries, Amerace, Washington Energy, Puget Power, Synergy Gas, KKR, Saks Fifth Avenue, Werner Ladder, Falcon Building Products, LVMH, Bliss, Eastern Software, and Fidelity National. Mr. Fattouh previously served as a director of Columbia Medical Products, the Del Grande Dealer Group, Massmedium, and Collective Sense. Mr. Fattouh received a B.S. in Foreign Service from Georgetown University. We believe Mr. Fattouh is well-qualified to serve on our board of directors given his significant experience and in-depth knowledge of private equity investing, capital markets and investment banking.

Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:

•

independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors is staggered in three classes. Mr. Fattouh is a Class I director, with his term expiring at the Company’s 2022 annual meeting of stockholders; Messrs. Farshchi and Simonian are as Class II directors, with terms expiring at the Company’s 2023 annual meeting of stockholders; and Messrs. Salehian and Rezk are Class III directors, with terms expiring at the Company’s 2024 annual meeting of stockholders. See “Description of Capital Stock — Certain Anti-Takeover Provisions of Delaware Law — Classified Board of Directors.”

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Messrs. Farshchi, Simonian and Fattouh, with Mr. Simonian serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one independent member, have a majority of independent members and be composed entirely of independent members. Our board of directors has affirmatively determined that Messrs. Farshchi, Simonian and Fattouh each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our audit committee also meets the financial literacy requirements of NYSE listing standards. In addition, our board of directors has determined that Mr. Fattouh will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Our compensation committee consists of Messrs. Farshchi, Simonian and Fattouh, with Mr. Simonian serving as chair. Our board of directors has affirmatively determined that Messrs. Farshchi, Simonian and Fattouh each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the compensation committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating and corporate governance committee consists of Messrs. Farshchi, Simonian and Fattouh, with Mr. Farshchi serving as chair. Our board of directors has affirmatively determined that Messrs. Farshchi, Simonian and Fattouh each meet the definition of “independent director” under the NYSE rules. Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate governance section of our corporate website. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for Aeva’s executive officers who are named in the “2020 Summary Compensation Table” below. As an emerging growth company, Aeva complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Aeva’s principal executive officer and the two most highly compensated executive officers other than Aeva’s principal executive officer. These three officers are referred to as Aeva’s named executive officers.

In 2020, Aeva’s “named executive officers” and their positions were as follows:

•	Soroush Salehian Dardashti, Chief Executive Officer and Director;

•	Mina Rezk, President, Chief Technology Officer, Chairman and Director; and

•	Saurabh Sinha, Chief Financial Officer.

This discussion may contain forward-looking statements that are based on Aeva’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Aeva adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. In 2021, upon consummation of the Business Combination, outstanding equity awards referenced herein were automatically converted into awards based on Aeva common stock based on a 1-to-9.07659 conversion ratio.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of Aeva’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards(2)		All Other Compensation ($)		Total ($)
Soroush Salehian Dardashti	2020	320,000	2,070,051	—		—		2,390,051
Chief Executive Officer

Mina Rezk	2020	370,000	3,848,697	—		101,871	(2)	4,218,697
Chief Technology Officer

Saurabh Sinha	2020	76,667	—	—	(3)	—		76,667
Chief Financial Officer

(1)

Amounts reflect the full grant-date fair value of stock options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to named executive officers in Note 10 to Aeva’s financial statements included elsewhere in this prospectus statement.

(2)	Amount shown reflects $54,006 in housing and living expenses and $47,865 in company-paid airfare.
(3)

The amount shown does not include the value of a restricted stock unit award described in the narrative below that was awarded to Mr. Sinha in November 2020. Because the award was made contingent upon the consummation of the Business Combination, and the satisfaction of such performance condition was not considered to have been probable for accounting purposes under ASC Topic 718 at such time, no value was attributed to such award under ASC Topic 718.

If the award had been considered probable for accounting purposes under Topic 718 on the date it was approved by Aeva’s board of directors in November 2020, the amount shown in the table in respect of the award would have been $8,030,492.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2020 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salaries for Aeva’s named executives officers were:

Name	2020 Annual Base Salary ($)
Soroush Salehian Dardashti	320,000
Mina Rezk	370,000
Saurabh Sinha	300,000

During 2020, Mr. Salehian’s annual base salary increased from $260,000 to $320,000 and Mr. Rezk’s annual base salary increased from $310,000 to $370,000 in the 2020 calendar year.

2020 Bonuses

Aeva has historically paid discretionary annual bonuses and expects to pay a similar annual bonus to certain of its named executive officers in the first quarter of calendar year 2021.

Equity Compensation

Aeva has historically offered stock options to Aeva’s employees, including Aeva’s named executive officers, as the long-term incentive component of Aeva’s compensation program. Aeva’s stock options generally allow employees to purchase shares of Aeva common stock at a price equal to the fair market value of Aeva common stock on the date of grant, as determined by the Aeva board of directors. Aeva’s stock options typically vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal quarterly installments over the following three years, subject to the holder’s continued employment with us. From time to time, the Aeva board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Historically, Aeva’s stock options have been intended to qualify as “incentive stock options” to the extent permitted under the Code.

Awards of stock options were made under Aeva’s 2016 Stock Incentive Plan, or the 2016 Plan. The 2016 Plan is administered by the Aeva board of directors or a committee appointed by it to administer the plan. Options granted under the 2016 Plan have an exercise price that the 2016 Plan administrator determined is not less than the fair market value of the underlying stock on the date of grant. Options generally expire ten years from the date of grant. Following the consummation of the Business Combination, no new awards will be granted under the 2016 Plan.

The following table sets forth the stock options granted to Aeva’s named executive officers in during 2020.

Named Executive Officer	2020 Stock Options Granted
Soroush Salehian Dardashti	199,791
Mina Rezk	371,457
Saurabh Sinha	—

In 2021, upon consummation of the Business Combination, these options were automatically converted into options to purchase Aeva common stock based on a 1-to-9.07659 conversion ratio.

These options were granted under Aeva’s 2016 Stock Incentive Plan, which we refer to as the Prior Plan, with exercise prices equal to the fair market value of Aeva common stock on the date of grant, as determined by the board of directors. The shares of Aeva common stock subject to the named executive officers’ option award granted in 2020 vest in 48 equal monthly installments on each anniversary of the award’s vesting commencement date, subject to accelerated vesting upon a termination of employment by Aeva without “cause” or a resignation for “good reason” (each such term as defined in the applicable award agreement) that occurs in connection with or 12 months after the closing of the Business Combination. On November 18, 2020, Aeva also granted Mr. Sinha an award of restricted stock units in connection with the commencement of his employment. This award will vest as described below under “— Executive Offer Letters.”

In February 2019, Aeva also granted Messrs. Salehian and Rezk option awards covering 207,177 and 385,189 shares of Aeva common stock, respectively, which will vest in full (to the extent then-unvested) on the closing of the Business Combination.

Other Elements of Compensation

Housing Reimbursement and Airfare

During 2020, Mr. Rezk received company-paid airfare, housing and living expense benefits from Aeva in connection with his frequent business travel to Aeva’s offices in California. His airfare, housing and living benefits represented an aggregate payment during 2020 of $101,871.

Retirement Plan

Aeva maintains a 401(k) retirement savings plan for its employees, including Aeva’s named executive officers, who satisfy certain eligibility requirements. Aeva’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Aeva believes that providing a vehicle for tax-deferred retirement savings though Aeva’s 401(k) plan adds to the overall desirability of Aeva’s executive compensation package and further incentivizes Aeva’s employees, including Aeva’s named executive officers, in accordance with Aeva’s compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. During their employment, Aeva’s named executive officers are eligible to participate in Aeva’s employee benefit plans and programs, including medical and dental benefits, to the same extent as Aeva’s other full-time employees, subject to the terms and eligibility requirements of those plans.

The Aeva 2021 Incentive Award Plan

The following summarizes the material terms of the 2021 Incentive Award Plan, or the 2021 Plan, which was adopted in connection with the Business Combination and is the long-term incentive compensation plan in which our named executive officers are eligible to participate. From and after the consummation of the Business Combination, no further awards will be made under the Aeva 2016 Plan.

The purpose of the Aeva 2021 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success.

This section summarizes certain principal features of the Aeva 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the Aeva 2021 Plan.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Aeva 2021 Plan.

The Aeva 2021 Plan provides that it will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the Aeva 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws.

The plan administrator will have the authority to take all actions and make all determinations under the Aeva 2021 Plan, to interpret the Aeva 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the Aeva 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Aeva 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Aeva 2021 Plan.

Shares Available for Awards

The aggregate number of shares of our Common Stock that will be available for issuance under the Aeva 2021 Plan is 12,738,379 shares of Common Stock. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Aeva 2021 Plan is 12,738,379.

If an award under the Aeva 2021 Plan or Aeva 2016 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Aeva 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Aeva 2021 Plan or Aeva 2016 Plan will not reduce the shares available for grant under the Aeva 2021 Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Aeva 2021 Plan.

Awards granted under the Aeva 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Aeva 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Aeva 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The Aeva 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the Aeva 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Aeva 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Aeva Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options and SARs. Stock options provide for the purchase of shares of Aeva Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of non-transferable shares of Aeva Common Stock that are subject to certain vesting conditions and other restrictions.

•

RSUs. RSUs are contractual promises to deliver shares of Aeva Common Stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Aeva Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Aeva 2021 Plan.

•

Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of Aeva Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Aeva Common Stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Aeva Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the Aeva 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Aeva Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Aeva 2021 Plan and outstanding awards. In the event of a change in control (as defined in the Aeva 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the Aeva 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Aeva 2021 Plan, may materially and adversely affect an award outstanding under the Aeva 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Aeva 2021 Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Aeva 2021 Plan or the date of the approval of the Aeva 2021 Plan by the stockholders, unless earlier terminated. No awards may be granted under the Aeva 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Aeva 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Aeva 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of InterPrivate Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Aeva 2016 Plan

In connection with the Business Combination, we assumed the Aeva 2016 Plan and all awards outstanding thereunder. We will not grant any future awards under the Aeva 2016 Plan, but all awards under the Aeva 2016

Plan that are outstanding will continue to be governed by the terms, conditions and procedures set forth in the Aeva 2016 Plan and any applicable award agreement. As of June 1, 2021, there were outstanding under the Aeva 2016 Plan options to purchase 17,073,617 shares of our Common Stock with a weighted average exercise price of $0.36 and 1,432,381 unvested restricted stock units.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes the number of shares of Aeva common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Soroush Salehian Dardashti	2/6/19(1)	94,956	112,221	$2.38	2/5/2029	—		—
	1/23/20(2)	45,785	154,006	$4.97	1/23/2030
Mina Rezk	2/6/19(1)	176,544	208,645	$2.38	2/5/2029	—		—
	1/23/20(2)	85,125	286,332	$4.97	1/23/2030
Saurabh Sinha (3)						114,248	(3)	$8,559,460	(4)(5)

(1)

The option vests (subject to continued service) as to 50% of the option shares, in 48 equal monthly installments following a specified vesting commencement date and as to 50% of the option shares in 48 equal monthly installments upon the consummation of a qualified preferred stock issuance, with accelerated vesting upon the consummation of a qualifying corporate transaction.

(2)

The option vests (subject to continued service) in 48 equal monthly installments on each anniversary of the award’s vesting commencement date, subject to accelerated vesting upon a termination of employment by Aeva without “cause” or a resignation for “good reason” (each such term as defined in the applicable award agreement) that occurs in connection with or 12 months after the closing of the Business Combination.

(3)

Represents an award of restricted stock units. Each unit represents a contingent right to receive one share of Aeva Common Stock. In 2021, upon consummation of the Business Combination, this award was automatically converted into a contingent right to receive Aeva common stock based on a 1-to-9.07659 conversion ratio.

(4)	The market value is based on the $74.92 fair market value of Aeva common stock on December 31, 2020, the closing selling price of the Aeva common stock on such date.
(5)

The restricted stock unit award to Mr. Sinha became eligible to vest only in the event the Business Combination was successfully completed, and was to be forfeited for no consideration if the Business Combination had not occurred. Following the consummation of the business combination, the restricted stock unit award vests as to (i) 25% of 95,207 of the underlying shares on September 28, 2021, and the remaining 75% of such underlying shares will vest in six equal semi-annual installments thereafter; and (ii) 25% of 19,041 of the underlying shares on March 12, 2022, and the remaining 75% of such underlying shares will vest in six equal semi-annual installments thereafter.

Executive Offer Letters

Each of our named executive officers has entered into an offer letter agreement with Aeva. The employment of each officer is “at will” and the agreement may be terminated by either party, with or without cause, without the payment of any severance.

Pursuant to Mr. Salehian’s offer letter, Mr. Salehian was entitled to an initial annual base salary of $210,000, which has subsequently been increased. Pursuant to Mr. Rezk’s offer letter, Mr. Resk was entitled to an initial annual base salary of $210,000, which has subsequently been increased, and is eligible to be reimbursed for reasonable air travel costs and the reasonable costs of a furnished apartment in the San Francisco Bay Area.

Pursuant to Mr. Saurabh Sinha’s offer letter, Mr. Sinha is entitled to an initial base salary of $300,000. Mr. Sinha is also entitled to receive equity awards in connection with his commencement of employment, which were granted in the form of restricted stock units on November 18, 2020; however, for accounting purposes, this award is not considered to have been granted until the closing of the Business Combination in 2021. The restricted stock unit award covers 114,248 shares of Aeva common stock. 25% of 95,207 of such shares will vest on the first anniversary of Mr. Sinha’s commencement of employment and as to the remainder of the shares in six equal semi-annual installments over the next 3 years thereafter. 25% of the remaining 19,041 shares will vest on the first anniversary of the consummation of the Business Combination and as to the remainder of such shares in six equal semi-annual installments over the next 3 years thereafter. The entire award was to be forfeited for no consideration if the closing of the Business Combination had not occurred. Mr. Sinha is also eligible for a performance-based cash bonus of up to $50,000, the exact amount of which will be determined by Aeva’s board of directors based on a review of his performance for the year ending December 31, 2021.

Director Compensation

During 2020, Aeva’s non-employee directors did not receive any cash or equity compensation for their service in such capacity. Aeva’s non-employee directors also did not hold any unvested equity awards as of December 31, 2020.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

The Certificate of Incorporation authorizes the issuance of 422,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. As of June 1, 2021, there were 211,409,752 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any resolution or resolutions adopted by the Board providing for the issue of preferred stock (a “Preferred Stock Designation”), the holders of Company common stock will possess all voting power for the election of the Company directors and all other matters submitted to a vote of stockholders of the Company. Holders of Company common stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of Company common stock, as such, will not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences or other terms of one or more outstanding series of Company preferred stock if the holders of such affected series of Company preferred stock are entitled to vote on such amendment pursuant to the Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock of the Company, holders of Company common stock will be entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Company preferred stock having liquidation preferences, if any, the holders of the Company common stock will be entitled to receive pro rata the Company’s remaining assets available for distribution.

Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of Company common stock have equal dividend, distribution, liquidation and other rights, and have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Company common stock have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of the Company’s securities. The rights, powers, preferences and privileges of holders of the Company common stock are subject to those of the holders of any shares of Company preferred stock that the Board may authorize and issue in the future.

Election of Directors

The Board is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Certificate of Incorporation provides that shares of Company preferred stock may be issued from time to time in one or more series. The Board is be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Company preferred stock. The Board is able to, without stockholder approval, issue Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company common stock and could have anti-takeover effects. The ability of the Board to issue Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Warrants

As of June 1, 2021, there were 12,459,000 warrants to purchase the Company’s common stock outstanding, consisting of (i) 12,075,000 public warrants and (ii) 384,000 private warrants collectively held by InterPrivate Acquisition Management LLC, InterPrivate MII LLC and EarlyBirdCapital, Inc. Each whole warrant entitles the registered holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or February 6, 2021. The warrants will expire on March 12, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Holders of warrants will not be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of the Company’s common stock. Notwithstanding the foregoing, if a registration statement covering the shares of the Company’s common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of Business Combination, holders of public warrants may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their public warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the public warrants for that number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of the Company’s common stock for the five trading days ending on the trading day prior to the date of exercise.

The Company may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant, (i) at any time after the warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of warrants after the warrants become exercisable, (iii) if, and only if, the reported last sale price of the shares of the Company’s common stock equals or exceeds $18.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to holders of warrants, and (iv) if, and only if, there is a current registration statement in effect with respect to the shares of the Company’s common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If the Company calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of the Company’s common stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The private warrants are identical to the public warrants, except that the private warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants are redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The exercise price and number of shares of the Company’s common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of the Company’s common stock at a price below their respective exercise prices.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number the number of shares of the Company’s common stock to be issued to the warrant holder.

Dividends

The Company has not paid any cash dividends on the common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends will be within the discretion of the Board at such time. The Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Person Transactions.”

Listing of Securities

Our common stock and warrants are listed on the NYSE under the symbols “AEVA” and “AEVA.WS,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Certificate of Incorporation provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Authorized but Unissued Shares

The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Company to the extent expressly provided in the applicable Preferred Stock Designation. Further, the Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Company, only the Board, the chairperson of Board or the chief executive officer of the Company may call special meetings of stockholders, thus prohibiting a holder of the Company’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, except in the case of a special meeting to nominate candidates for election as directors, timely notice shall not less than the later of 90 days prior to the special meeting or the 10th day following the day on which public disclosure of the date of the special meeting is first made by the Company). In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company. The Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the capital stock of the Company entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Certificate of Incorporation.

Board Vacancies

Any vacancy on the Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to the Stockholders Agreement and any special rights of the holders of preferred stock of the Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, the Stockholders Agreement or the Bylaws, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.

Exclusive Forum Selection

The Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or stockholders, (iii) any action arising under the Certificate of Incorporation, the Bylaws or the DGCL or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Certificate of Incorporation. In addition, the Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the Company stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation provides that the Company’s directors and officers will be indemnified and advanced expenses by the Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Certificate of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Certificate of Incorporation also permits the Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against the Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 1, 2021 the Company has 422,000,000 shares of common stock authorized and 211,409,752 shares of common stock issued and outstanding. All of the shares of our common stock that were issued in connection with the Business Combination are freely transferable by persons other than by our “affiliates” or InterPrivate’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Prior to the Business Combination, there was no public market for shares of Aeva, Inc. common stock.

Rule 144

A person who has beneficially owned restricted shares of our common stock or restricted warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock or restricted warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 2,110,428 shares of our common stock; or

•	the average weekly trading volume of our common stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of our common stock under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, there are 211,409,752 shares of common stock outstanding. Of these shares, the 24,150,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,905,500 shares owned collectively by the Sponsor and EarlyBirdCapital are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this prospectus, there are a total of 12,459,000 warrants outstanding. Each warrant is exercisable for one share of common stock, in accordance with the terms of the warrant agreement governing the warrants. 12,075,000 of these warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the shares of common stock that may be issued upon the exercise of the public warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

On March 12, 2021, the Company, certain equityholders of the Company named therein and certain equityholders of Legacy Aeva names there in entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights and Lock-Up Agreement”).

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company is obligated to file a registration statement to register the resale of certain securities of the Company held by the equityholders named therein. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the parties may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement also provides the parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Company held by Adage Capital Partners, LP, Canaan XI L.P., Lux Co-Investment Opportunities, L.P., Lux Ventures IV, L.P., Soroush Salehian Dardashti and Mina Rezk to be locked-up for a period of one-hundred eighty (180) days following the Closing, while fifty percent (50%) of the shares of the Company’s common stock initially purchased by the InterPrivate Acquisition Management LLC, a Delaware limited liability company (the “Sponsor”), in a private placement in August 2019 will be locked-up until the earlier of (i) one (1) year following March 12, 2021 or (ii) the date on which the sale price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period, and the other fifty percent (50%) of the securities of the Company held by the Sponsor shall be locked-up until one (1) year following March 12, 2021.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2021 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each of the Company’s named executive officers and directors; and

•	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. In computing the number of shares of the Company’s common stock beneficially owned by a person or entity and the percentage ownership, the Company deemed outstanding shares of its common stock subject to options and warrants held by that person or entity that are currently exercisable or exercisable within 60 days of the Closing Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Unless otherwise noted, the address of each beneficial owner is c/o Aeva Technologies, Inc., 555 Ellis Street, Mountain View, CA 94043.

The beneficial ownership of the Company’s common stock is based on 211,409,752 shares of common stock issued and outstanding immediately following consummation of the Transactions.

Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Entities affiliated with Lux Ventures IV, L.P. (1)	31,344,005	14.9%
Canaan XI, L.P. (2)	20,550,196	9.7%
Entities affiliated with Sylebra Capital Limited (3)	18,052,039	8.6%
Directors and Named Executive Officers:
Soroush Salehian Dardashti (4)	26,798,054	12.6%
Mina Rezk (5)	49,823,642	23.6%
Saurabh Sinha	—	—
Shahin Farshchi	—	—
Hrach Simonian	—	—
Ahmed M. Fattouh	—	—
Directors and executive officers as a group (6 individuals)	76,621,696	36.2%

*	Indicates less than 1%
1)

Consists of (a) 29,384,634 shares held by Lux Ventures IV, L.P. and (b) 1,959,371 shares (including 500,000 November 2020 PIPE Shares) held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of

Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Individual Lux Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
(2)

Consists of 20,550,196 shares (including 500,000 November 2020 PIPE Shares) held by Canaan XI, L.P. Canaan Partners XI LLC is the general partner of Canaan XI L.P. and may be deemed to have sole investment and voting power over the shares held by Canaan XI L.P. Investment, voting and dispositive decisions with respect to the shares held by Canaan XI L.P. are made by the managers of Canaan Partners XI LLC, collectively. None of the managers of Canaan Partners XI LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by Canaan XI L.P. The address for Canaan XI L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(3)

Includes an aggregate of 16,168,478 December 2020 PIPE Shares subscribed for by BEMAP Master Fund Ltd., Blackwell Partners LLC — Series A, Sylebra Capital Parc Master Fund and Sylebra Capital Partners Master Fund, Ltd. (together, “Sylebra Capital”). Sylebra Capital Limited may be deemed to have sole investment and voting power over the shares held by Sylebra Capital pursuant to investment management agreements with each Sylebra Capital entity. No Sylebra Capital entity has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by such entity. The address for BEMAP Master Fund Ltd., Sylebra Capital Parc Master Fund and Sylebra Capital Partners Master Fund, Ltd. is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wanchai, Hong Kong; whereas the address for Blackwell Partners LLC — Series A is 280 S. Mangum Street, Suite 210 Durham, NC 27701.

(4)	Consists of (a) 24,275,340 shares held directly by Mr. Salehian and (b) 2,522,714 shares subject to options exercisable within 60 days of Closing.
(5)	Consists of (a) 45,133,344 shares held directly by Mr. Rezk and (b) 4,690,298 shares subject to options exercisable within 60 days of Closing.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to an aggregate of 169,652,147 shares of common stock (consisting of up to an aggregate of 28,168,478 shares of our common stock that were issued to the PIPE Investors in the November 2020 Private Placement and the December 2020 Private Placement, collectively, up to an aggregate of 141,099,669 shares of our common stock otherwise held by the Selling Securityholders, up to an aggregate of 384,000 shares of our common stock that may be issued upon exercise of the private placement warrants) and 384,000 private placement warrants. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The following table sets forth, on or about April 5, 2021, the names of the Selling Securityholders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The percentage of beneficial ownership of after the offered securities are sold is calculated based on 211,409,752 shares of common stock outstanding as of June 1, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned Prior to the Offering	Securities Being Offered in the Offering	Securities Beneficially Owned After the Offered Securities are Sold
Selling Securityholder	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	%
Soroush Salehian Dardashti(1)	26,798,054	26,798,054	—	—
Mina Rezk(2)	49,823,642	49,823,642	—	—
Lux Co-Invest Opportunities, LP(3)	1,959,371	1,959,371	—	—
Lux Ventures IV, LP(4)	29,384,634	29,384,634	—	—
Canaan XI L.P.(5)	20,550,196	20,550,196	—	—
Adage Capital Partners, L.P.(6)	7,632,829	7,632,829	—	—
InterPrivate Acquistion Management LLC(7)	6,789,121	6,789,121	—	—
InterPrivate MII LLC(8)	225,000	225,000	—	—
EarlyBirdCapital, Inc.(9)	275,379	275,379	—	—
Alyeska Master Fund, L.P.(10)	500,000	500,000	—	—
Antarctic Prion, LTD(11)	200,000	200,000	—	—
Atlas Enhanced Master Fund, Ltd.(12)	267,000	267,000	—	—
Atlas Master Fund, Ltd.(13)	33,000	33,000	—	—
BBR Private Investment Fund – Series K, LP(14)	200,000	200,000	—	—
DSAM + Master Fund(15)	1,267,875	1,162,500	105,375	*
LMA SPC – MAP 112 Segregated Portfolio(16)	370,122	337,500	32,622	*
ALSARA Investment Group (formerly, Global Holding Group)(17)	500,000	500,000	—	—
Jane Street Global Trading, LLC(18)	995,443	195,443	—	—
JFI-SPAC, LLC(19)	200,000	200,000	—	—
Kaiser Foundation Hospitals(20)	800,000	800,000
Kaiser Permanente Group Trust(21)	1,200,000	1,200,000
Kepos Alpha Master Fund L.P.(22)	500,000	500,000	—	—
Nikolaj Kornum(23)	600,000	600,000	—	—
Laurel Grove Trust(24)	100,000	100,000	—	—
Magnetar Constellation Master Fund, Ltd(25)	550,951	392,000	158,951	0.1%
Magnetar Constellation Fund II, Ltd(25)	174,914	113,000	61,914	*
Magnetar Structured Credit Fund, LP(25)	219,762	142,000	77,762	*
Magnetar Xing He Master Fund Ltd(25)	249,267	138,000	111,267	*
Magnetar Longhorn Fund LP(25)	60,000	60,000	—	—
Purpose Alternative Credit Fund Ltd(25)	50,000	50,000	—	—
Purpose Alternative Credit Fund – T LLC(25)	25,000	25,000	—	—
Magnetar Lake Credit Fund LLC(25)	80,000	80,000	—	—
Entities affiliated with Monashee Investment Management, LLC(26)	250,000	250,000	—	—
Porsche Dritte Beteiligung GmbH(27)	5,136,920	300,000	4,836,920	2.3%
Raycap Asset Holdings Ltd(28)	200,000	200,000	—	—
Retirement Plan Trust for Employees of Emigrant Bank(29)	250,000	250,000	—	—
The R&H Trust Co. Ltd., as Trustee of The Hucanu Trust(30)	500,000	500,000	—	—
THURSTON FAMILY 2011 TRUST(31)	25,000	25,000	—	—
Entities affiliated with Scopus Asset Management, L.P.(32)	300,000	300,000	—	—
Entities affiliated with 345 Partners SPV2 LLC(33)	275,000	275,000	—	—

	Securities Beneficially Owned Prior to the Offering	Securities Being Offered in the Offering	Securities Beneficially Owned After the Offered Securities are Sold
Selling Securityholder	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	Shares of Common Stock and Warrants	%
Entities affiliated with Sylebra Capital Limited(34)	16,168,478	16,168,478	—	—
Steven Levine(35)	35,000	35,000	—	—
David Nussbaum(36)	35,000	35,000	—	—
Edward Kovary(37)	35,000	35,000	—	—
R. Michael Powell(38)	15,000	15,000	—	—
Marc Van Tricht(39)	14,500	14,500	—	—
Mauro Conijeski(40)	2,500	2,500	—	—
Eileen Moore(41)	2,000	2,000	—	—
Robert Gladstone(42)	2,000	2,000	—	—
Jillian Carter(43)	1,500	1,500	—	—
Amy Kaufmann(44)	1,500	1,500	—	—
Tracy Fezza(45)	1,000	1,000	—	—
Mark Cangemi(46)	1,000	1,000	—	—
Coleen McGlynn(47)	1,000	1,000	—	—
Jacqueline Chang(48)	1,000	1,000	—	—
Joseph Mongiello(49)	1,000	1,000	—	—
Gleeson Cox(50)	1,000	1,000	—	—

*	Indicates less than 0.1%
(1)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Mr. Dardashti is 555 Ellis Street Mountain View, California 94043.

(2)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Mr. Rezk is 555 Ellis Street Mountain View, California 94043.

(3)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” 1,959,371 shares held of record by Lux Co-Invest Opportunities, L.P. Lux Co-Invest Partners , LLC is the general partner of Lux Co-Invest Partners, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Co-Invest Partners , LLC, or the Individual Managers. The Individual Managers, as the sole managers of Lux Co-Invest Partners , LLC may be deemed to share voting and dispositive power for the shares noted herein held by Lux Co-Invest Opportunities, L.P. Lux Co-Invest Partners , LLC, and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(4)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” 29,384,634 shares held of record by Lux Ventures IV, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, or the Individual Managers. The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. Lux Venture Partners IV, and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
(5)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” Canaan Partners XI LLC is the general partner (“General Partner”) of the Selling Securityholder. Hrach Simonian is a manager and member of the General Partner. The address for the Selling Securityholder, the General Partner and Mr. Simonian is 285 Riverside Ave, STE 250, Westport, CT 06880-4805.

(6)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The securities to which this filing relates are held directly by Adage Capital Partners, L.P., a Delaware limited partnership (the “Fund”). Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), serves as the general partner of the Fund and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), is the managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund.

(7)

Consists of (i) 6,538,581 shares of common stock, (ii) 250,540 private placement warrants and (iii) 250,540 shares of common stock that may be issued upon exercise of warrants. 6,037,500 of these shares are subject to a contractual lock-up as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” Brandon Bentley has the power to vote and dispose of the securities held by the Selling Securityholder. The address for the Selling Securityholder is 1350 Avenue of the Americas, New York, NY 10019-4702.

(8)

Consists of (i) 150,000 shares of common stock, (ii) 75,000 private placement warrants and (iii) 75,000 shares of common stock that may be issued upon exercise of the private placement warrants. The address for the Selling Securityholder is 1350 Avenue of the Americas, New York, NY 10019-4702. Brandon Bentley has the power to vote and dispose of the securities held by the Selling Securityholder.

(9)

Consists of (i) 100,000 shares of common stock received in respect of InterPrivate common stock, (ii) 116,919 shares of common stock received in respect of the private placement units, (iii) 58,460 private placement warrants and (iv) 58,460 shares of common stock that may be issued upon exercise of warrants. Steven Levine is the Chief Executive Officer of EarlyBirdCapital, Inc. and may be deemed to be the beneficial owner of such shares. The address of EarlyBirdCapital, Inc. and Mr. Levine is One Huntington Quadrangle 4C18, Melville, NY 11747.

(10)

Consists of (i) 500,000 shares of common stock and (ii) 300,000 shares of common stock that may be issued upon exercise of warrants. Alyeska Investment Group, L.P., the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The address of the Selling Securityholder is 77 W. Wacker, Suite 700, Chicago, IL 60601.

(11)	The address for Antarctic Prion LTD is R Jeronimo Da Veiga, 45, CJ 141 0453-000 Sao Paulo, Brazil.
(12)

Balyasny Asset Management L.P. (the “Advisor”) serves as the investment manager of Atlas Enhanced Master Fund, Ltd. Dmitry Balyasny is the Managing Partner and Chief Investment Officer of the Advisor. The address of each of the Selling Securityholder, the Advisor and Mr. Balyasny is 444 W. Lake Street, 50th Floor Chicago, IL 60606.

(13)

Balyasny Asset Management L.P. (the “Advisor”) serves as the investment manager of Atlas Master Fund, Ltd. Dmitry Balyasny is the Managing Partner and Chief Investment Officer of the Advisor. The address of each of the Selling Securityholder, the Advisor and Mr. Balyasny is 444 W. Lake Street, 50th Floor Chicago, IL 60606.

(14)	The address for BBR Private Investment Fund – Series K, LP is 55 East 52nd Street, 18th Floor, New York, NY 10055.

(15)

DSAM Partners (London) Ltd. (the “Investment Advisor”) is the investment advisor to the Holder and as such may be deemed to have voting and investment power over the securities held by the Holder. The Investment Advisor is ultimately controlled by Mr. Guy Shahar. The Holder and Mr. Shahar disclaim beneficial ownership of the securities listed above. The address for the Holder is C/O Maples Corporate Services Limited PO Box 309, Ugland House, Grand Cayman KY1-1104.

(16)

DSAM Partners (London) Ltd. (the “Investment Advisor”) is the investment advisor to the Holder and as such may be deemed to have voting and investment power over the securities held by the Holder. The Investment Advisor is ultimately controlled by Mr. Guy Shahar. The Holder and Mr. Shahar disclaim beneficial ownership of the securities listed above. The address for the Holder is C/O Walkers Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001.

(17)	The address for ALSARA Investment Group (formerly, Global Holding Group) is Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, George Town, Cayman Islands.
(18)

Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. The address for Jane Street Global Trading, LLC, Jane Street Group, LLC and Messrs. Jenkins and Granieri is 250 Vesey Street, 3rd Floor, New York, NY 10281.

(19)

Jacobson Family Investments, Inc. (the “Manager”) serves as the manager of JFI-SPAC, LLC. J. Robert Small is the President of the Manager. The address of each of JFI-SPAC, LLC, the Manager and Mr. Small is 410 Park Avenue, Suite 620, New York, NY 10022.

(20)	The address for Kaiser Foundation Hospitals is One Kaiser Plaza, The Ordway Building, Oakland, CA 94612.
(21)	The address for Kaiser Permanente Group Trust is One Kaiser Plaza, The Ordway Building, Oakland, CA 94612.
(22)

Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling shareholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address for such entities and Mr. Carhart is c/o Kepos Capital LP, 11 Times Square, 35th Flr, New York NY 10036.

(23)	The address for Mr. Kornum is Chemin Des Cotes, 10 Switzerland 1297 Founex Switzerland.
(24)	The address for Laurel Grove Trust is 80 East Sir Francis Drake Boulevard, Suite 3D, Larkspur, CA 94939.
(25)

The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”) which serves as investment manager of each Magnetar Constellation Master Fund, Ltd., Magnetar Constellation Fund II, Ltd, Magnetar Longhorn Fund LP, Purpose Alternative Credit Fund Ltd, Purpose Alternative Credit Fund - T LLC, and Magnetar Xing He Master Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL.

(26)

Consists of (i) 56,920 shares held of record by Monashee Pure Alpha SPV I LP, (ii) 62,796 shares held of record by Monashee Solitario Fund LP, (iii) 102,817 shares held of record by BEMAP Master Fund Ltd, (iv) 11,621 shares held of record by BESPOKE ALPHA MAC MIM LP and (v) 15,846 shares held of record by SFL SPV I LLC. Monashee Investment Management, LLC (the “Advisor”) serves as the investment manager of such entities. Jeff Muller is the CCO of the Advisor. The address of each of the entities, the Advisor and Mr. Muller is 75 Park Plaza, 2nd Floor, Boston, MA 02116.
(27)

Porsche Automobil Holding SE (registered in the commercial register of the district court of Stuttgart under HRB 751888) as sole shareholder and controlling entity of Porsche Dritte Beteiligung GmbH has the power to vote or dispose of the securities reported in the table above. The address of each of the entities is Porscheplatz 1, 70435 Stuttgart, Germany.

(28)	The address for Raycap Asset Holdings Ltd is 66 Akropoleos, Acropolis Tower, 1st Floor, Strovolos, 2012, Nicosia, Cyprus.
(29)

Emigrant Bank serves as Trustee of the Retirement Plan Trust for Employees of Emigrant Bank and has the power to vote or dispose of the securities reported in the table above, solely in its capacity as trustee. John R. Hart, who serves as Vice Chairman of Emigrant Bank, is the primary contact person for Emigrant Bank in its capacity as trustee for this investment. The address of each of the entities is 5 East 42nd Street, 8th Floor, New York, NY 10017. The address for Mr. Hart is 240 S Pineapple Ave, 5th Floor, Sarasota, FL 34236.

(30)

With regard to the ownership of The R&H Trust Co. Ltd, we hereby confirm that it is 100% owned by The R & H Holdings Ltd. and 95% of the shares of The R & H Holdings Ltd. are held by the partners of Rawlinson & Hunter, Cayman Islands, with the remaining 5% being held by another Rawlinson & Hunter office. The partners of Rawlinson & Hunter, Cayman Islands are William E.J. Walmsley, Tamara D. Corbin, Alan Milgate, Amanda Bako and Martin Trott. All five partners should be treated as an Ultimate Beneficial Owner as individually they own or control greater than 10% of the Partnership. The address of such entities is P.O. Box 897, Windward 1, Regatta Office Park, Grand Cayman KY1-1105, Cayman Islands.

(31)	The address for THURSTON FAMILY 2011 TRUST is 31 St James Ave, STE 740, Boston, MA 02116.
(32)

Consists of (i) 18,015 shares held of record by Scopus Partners, L.P., (ii) 27,585 shares held of record by Scopus Partners II, L.P., (iii) 230,295 shares held of record by Scopus Vista Partners, L.P., (iv) 9,798 shares held of record by Scopus Fund Ltd. and (v) 14,307 shares held of record by Scopus Vista Fund, Ltd. Scopus Asset Management, L.P. (the “Advisor”) serves as the investment advisor of such entities. Scopus Capital, Inc. is the general partner of Scopus Asset Management, L.P. Alexander Mitchell holds 100% of the ownership interest of each of Scopus Capital, Inc. and Scopus Advisors, LLC. The address of each entity and Mr. Mitchell is c/o Scopus Asset Management, L.P., 717 Fifth Ave, 21st FL, New York, NY 10022.

(33)

Consists of (i) 190,000 shares held of record by Consulting2 LLC, (ii) 65,000 shares held of record by Faugno Living Trust, (iii) 10,000 shares held of record by Kantwood LLC and (iv) 10,000 shares held of record by David and Colleen Withers Family Trust. David Faugno, Gordy Holterman, Michael Perone, and David Withers are Managing Members of 345 Partners SPV2 LLC. The address of each of the entities, the Advisor and Mssrs. Faugno, Holterman, Perone and Withers is 108 Baywood Ave, Hillsborough, CA 94010.

(34)

Consists of (i) 3,183,332 shares held of record by Sylebra Capital Parc Master Fund, (ii) 669,997 shares held of record by BEMAP Master Fund Ltd., (iii) 11,204,940 shares held of record by Sylebra Capital Partners Master Fund, Ltd. and (iv) 1,110,209 shares held of record by Blackwell Capital Partners LLC – Series A. Sylebra Capital Limited (the “Advisor”) serves as the investment manager of such entities. Dan Gibson is the Chief Investment Officer of the Advisor. The address of each of the entities, the Advisor and Mr. Gibson is 20/F, 28 Hennessy Road, Wan Chai, Hong Kong.

(35)	The address for Mr. Levine is 366 Madison Ave, FL 8, New York, NY 11747.
(36)	The address for Mr. Nussbaum is c/o EarlyBirdCapital One Huntington Quadrangle 4C18, Melville, NY 11747
(37)	The address for Mr. Kovary is 221 Locust Ave, Rye, NY 10580.
(38)	The address for Mr. Powell is 366 Madison Ave, 8th Fl, New York, NY 10017.
(39)	The address for Mr. Van Tricht is 366 Madison Ave, 8th Floor, New York, NY 10128.
(40)	The address for Mr. Conijeski is 325 W 112th St, Apt A, New York, NY 10026.
(41)	The address for Ms. Moore is 13 The Promenade, Glen Head, NY 11545.
(42)	The address for Mr. Gladstone is 3 Lea Court, Syosset, NY 11791.

(43)	The address for Ms. Carter is 100 West 26th Street, Apt 26A, New York, NY 10001.
(44)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Ms. Kaufmann is 366 Madison Avenue, 8th Floor New York, NY 10017.

(45)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Ms. Fezza is 28 Tooker Ave, Oyster Bay, NY 11771.

(46)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Mr. Cangemi is 57 Donald Street, East Williston, NY 11596.

(47)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Ms. McGlynn is 15 Van Brunt Rd., Broad Channel, NY 11693.

(48)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Ms. Chang is 366 Madison Avenue, 8th Floor New York, NY 10017.

(49)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Mr. Mongiello is 3 Long Road, Manorville, NY 11949.

(50)

These shares are subject to a contractual lock-up for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.” The address for Mr. Cox is 139 Jennings Road, Cold Spring Harbor, NY 11724.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering up to an aggregate of 12,075,000 shares of our common stock that may be issued upon exercise of the public warrants. We are also registering the possible offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (i) up to an aggregate of 28,168,478 shares of our common stock that were issued to PIPE Investors in a private placement in connection with the closing of the Business Combination, (ii) up to an aggregate of 141,099,669 shares of our common stock otherwise held by the Selling Securityholders, (iii) up to an aggregate of 384,000 shares of our common stock that may be issued upon exercise of warrants held by the Selling Securityholders and (iv) up to an aggregate of 384,000 warrants held by the Selling Securityholders. We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock and warrants are listed on the NYSE under the symbols “AEVA” and “AEVA.WS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

ADDITIONAL INFORMATION

Legal Matters

The validity of the shares of our common stock offered by this prospectus will be passed upon by Goodwin Procter LLP, Redwood City, California.

Experts

The financial statements of Aeva, Inc. as of December 31, 2019 and 2020, and for each of the two years in the period ended December 31, 2020, included in this prospectus, have been audited by Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of InterPrivate Acquisition Corp. as of December 31, 2019 and 2020, included in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant

On March 18, 2021, the audit committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Deloitte served as the independent registered public accounting firm of Legacy Aeva prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by Deloitte as the Company’s independent registered public accounting firm following the consummation of the Business Combination.

Marcum’s report on the Company’s financial statements as of December 31, 2020 and 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and the period from August 16, 2019 (inception) through December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles except that the report of Marcum on the Company’s financial statements contained an explanatory paragraph which noted that there was substantial doubt as to the Company’s ability to continue as a going concern as the Company’s cash and working capital as of December 31, 2020 were not sufficient to complete its planned activities.

During the period from August 16, 2019 (inception) through December 31, 2020, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

During the year period from August 16, 2019 (inception) to December 31, 2019 and the year ended December 31, 2020, the Company did not consult Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company has provided Marcum with a copy of the disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) and, if not, stating the respects in which it does not agree. A letter from Marcum is attached as Exhibit 16.1 hereto.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at http://www.aeva.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

AEVA TECHNOLOGIES, INC. FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-2
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2021 and March 31, 2020	F-3
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Three Months Ended March 31, 2021 and March 31, 2020	F-4
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and March 31, 2020	F-6
Notes to Condensed Consolidated Financial Statements	F-7

AEVA, INC. FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-27
Balance Sheets as of December 31, 2020 and December 31, 2019	F-28
Statements of Operations for the Year Ended December 31, 2020 and December 31, 2019	F-29
Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Year Ended December 31, 2020 and December 31, 2019	F-30
Statements of Cash Flows for the Year Ended December 31, 2020 and December 31, 2019	F-31
Notes to Financial Statements	F-32

INTERPRIVATE ACQUISITION CORP. FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-53
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-55
Consolidated Statements of Operations for the Year Ended December 31, 2020 and December 31, 2019	F-56
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2020 and December 31, 2019	F-57
Consolidated Statements of Cash Flows for the Year Ended December 31, 2020 and December 31, 2019	F-58
Notes to Consolidated Financial Statements	F-59

AEVA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$469,405	$24,624
Marketable securities	53,472	—
Accounts receivable	245	141
Inventories	1,529	1,219
Other current assets	2,043	4,970

Total current assets	526,694	30,954

Operating lease right-of-use assets	6,134	—
Property, plant and equipment, net	2,281	1,614
Other noncurrent assets	360	64

Total assets	$535,469	$32,632

Liabilities, convertible preferred stock and stockholders’ equity
Accounts payable	$2,576	$2,071
Accrued liabilities	1,840	2,606
Accrued employee costs	364	722
Lease liability, current portion	1,293	—
Other current liabilities	284	275

Total current liabilities	6,357	5,674

Lease liability, noncurrent portion	4,849	—
Warrant liability	2,346	—
Other liabilities	—	45

Total liabilities	13,552	5,719

Commitments and contingencies (Note 13)
Convertible preferred stock $0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value; 422,000 shares authorized; 211,451 and 151,366 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	21	15
Additional paid-in capital	602,467	87,982
Accumulated other comprehensive loss	(29)	—
Accumulated deficit	(80,542)	(61,084)

Total stockholders’ equity	521,917	26,913

Total liabilities, convertible preferred stock and stockholders’ equity	$535,469	$32,632

AEVA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
Revenue	$308	$527
Cost of revenue	180	277

Gross profit	128	250
Research and development expenses	11,379	5,309
General and administrative expenses	8,217	1,304
Selling and marketing expenses	659	634

Operating loss	(20,127)	(6,997)
Interest income	3	162
Other income (expense), net	666	(17)

Loss before income taxes	(19,458)	(6,852)
Income taxes	—	—

Net loss	$(19,458)	$(6,852)

Unrealized loss on available-for-sale securities	(29)	—

Total comprehensive loss	$(19,487)	$(6,852)

Net loss per share, basic and diluted	$(0.12)	$(0.05)
Weighted-average shares used in computing net loss per share, basic and diluted	163,955,593	135,039,812

AEVA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(IN THOUSANDS, EXCEPT SHARE DATA)

(UNAUDITED)

	Convertible preferred stock		Common stock		Additional paid-in capital	Other Comprehensive loss	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2020 (as previously reported)	8,606,780	$79,204	8,069,693	$9	$8,784	$—	$(61,084)	$(52,291)
Retroactive application of recapitalization (Note 2)	(8,606,780)	(79,204)	143,295,816	6	79,198	—	—	$79,204

Balance at December 31, 2020, as adjusted (Note 2)	—	—	151,365,509	15	87,982	—	(61,084)	26,913

Share-based compensation	—	—	—	—	4,513	—	—	4,513
Issuance of common stock upon exercise of stock options	—	—	701,139	—	198	—	—	198
Business combination and PIPE financing, net of acquired private placement warrant of $3,014	—	—	59,343,104	6	557,757	—	—	557,763
Offering cost in connection with Business combination and PIPE financing	—	—	—	—	(47,983)	—	—	(47,983)
Issuance of common stock upon release of restricted stock units	—	—	41,408	—	—	—	—	—
Unrealized loss on available-for-sale securities	—	—	—	—	—	(29)	—	(29)
Net loss	—	—	—	—	—	—	(19,458)	(19,458)

Balance as of March 31, 2021	—	$—	211,451,160	$21	$602,467	$(29)	$(80,542)	$521,917

AEVA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(IN THOUSANDS, EXCEPT SHARE DATA)

(UNAUDITED)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019 (as previously reported)	8,606,780	$79,204	8,031,018	$9	$4,905	$(35,514)	$48,604
Retroactive application of recapitalization (Note 2)	(8,606,780)	(79,204)	142,983,454	6	79,198	—	—

Balance at December 31, 2019, as adjusted (Note 2)	—	—	151,014,472	15	84,103	(35,514)	48,604

Share-based compensation	—	—	—	—	881	—	881
Issuance of common stock upon exercise of stock options	—	—	83,732	—	5	—	5
Net loss	—	—	—	—	—	(6,852)	(6,852)

Balance as of March 31, 2020	—	$—	151,098,204	$15	84,989	$(42,366)	$42,638

AEVA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(19,458)	$(6,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	215	187
Amortization of right-of-use assets	223	—
Change in fair value of warrant liability	(668)	—
Stock-based compensation	4,513	881
Changes in operating assets and liabilities:
Accounts receivable	(104)	20
Inventories	(310)	(199)
Other current assets	(258)	545
Other noncurrent assets	(296)	(5)
Accounts payable	964	(11)
Accrued liabilities	872	(225)
Accrued employee costs	(358)	(56)
Lease liability	(141)	—
Other current liabilities	9	(50)
Other noncurrent liabilities	—	52

Net cash used in operating activities	(14,797)	(5,713)

Cash flows from investing activities:
Purchase of property, plant and equipment	(669)	(241)
Purchase of available-for-sale securities	(53,501)	—

Net cash used in investing activities	(54,170)	(241)

Cash flows from financing activities:
Proceeds from business combination and private offering	560,777	—
Transaction costs related to business combination and private offering	(47,228)	—
Proceeds from exercise of stock options	198	5

Net cash provided by financing activities	513,747	5

Net increase (decrease) in cash and cash equivalents	444,781	(5,949)
Beginning cash and cash equivalents	24,624	46,637

Ending cash and cash equivalents	$469,405	$40,688

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Supplemental disclosures of non-cash investing and financing activities:
Changes in purchases of property and equipment recorded in accounts payable and accrued liabilities	$215	$19

Offering costs included in accounts payable and accrued liabilities	$534	$—

Private placement of warrants acquired as part of merger	$3,014	$—

Right-of-use asset obtained in exchange for lease liability	$4,692	$—

Non-cash lease adoption	$1,665	$—

AEVA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Aeva Technologies, Inc. (the “Company”), through its Frequency Modulated Continuous Wave (“FMCW”) sensing technology, designs a 4D LiDAR-on-chip that, along with its proprietary software applications, has the potential to enable the adoption of LiDAR across broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security.

InterPrivate Acquisition Corp. (“IPV”), the Company’s predecessor, was originally incorporated in Delaware as a special purpose acquisition company. On March 12, 2021 (the “Closing Date”), IPV consummated a business combination (the “Business Combination”) pursuant to the Business Combination Agreement dated as of November 2, 2020 (the “BCA”), by and among WLLY Merger Sub Corp., a wholly owned subsidiary of IPV, and Aeva, Inc. (the “pre-combination Aeva”). Immediately upon the consummation of the Business Combination, WLLY Merger Sub Corp. merged with and into Aeva, Inc., with Aeva, Inc. surviving the merger as a wholly owned subsidiary of the Company. IPV changed its name to Aeva Technologies, Inc. and the pre-combination Aeva retained its name of Aeva, Inc.

The Company’s common stock and warrants are now listed on the New York Stock Exchange stock market under the symbols “AEVA” and “AEVA.WS”. Unless the context otherwise requires, “we,” “us,” “our,” “Aeva,” and the “Company” refers to Aeva Technologies Inc., the combined company and its subsidiaries following the Business Combination. Refer to Note 2 for further discussion of the Business Combination.

Unaudited Interim Financial Statements

The condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

The accompanying condensed consolidated financial statements are unaudited and have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations, comprehensive loss and cash flows for the periods presented, but are not necessarily indicative of the results of operations to be anticipated for any future annual or interim period.

Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization as the pre-combination Aeva was determined to be the accounting acquirer under Financial Accounting Standards Board (FASB)’s Accounting Standards Codification Topic 805, Business Combinations (ASC 805). The determination is primarily based on the evaluation of the following facts and circumstances:

•	the equity holders of the pre-combination Aeva hold the majority of voting rights in the Company;

•	the board of directors of the pre-combination Aeva represent a majority of the members of the board of directors of the Company;

•	the senior management of the pre-combination Aeva became the senior management of the Company; and

•	the operations of the pre-combination Aeva comprise the ongoing operations of the Company.

In connection with the Business Combination, outstanding capital stock of the pre-combination Aeva was converted into common stock of the Company, par value $0.0001 per share, representing a recapitalization, and the net assets of the Company were acquired at historical cost, with no goodwill or intangible assets recorded. The pre-combination Aeva was deemed to be the predecessor of the Company, and the consolidated assets and liabilities and results of operations prior to the Closing Date are those of the pre-combination Aeva. The shares and corresponding capital amounts and net loss per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the BCA. The number of shares of preferred stock was also retroactively converted into commons shares based on the exchange ratio.

Principal of Consolidation and Liquidity

The consolidated financial statements are prepared in accordance with U.S. GAAP. The condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company has funded its operations primarily through the Business Combination and issuances of stock. As of March 31, 2021, the Company’s existing sources of liquidity included cash and cash equivalents and marketable securities of $522.9 million. The Company has a limited history of operations and has incurred negative cash flows from operating activities and losses from operations in the past as reflected in the accumulated deficit of $80.5 million as of March 31, 2021. The Company expects to continue to incur operating losses due to the investments it intends to make in its business, including the development of products. Management believes that existing cash and cash equivalents and marketable securities will be sufficient to fund operating and capital expenditure requirements through at least 12 months from the date of issuance of these financial statements.

Future capital may be required to grow the business, however, and this will depend on many factors, including sales volume, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. From time to time, the Company may seek to raise additional funds through debt or equity issuances. If we are unable to raise additional capital when desired and on reasonable terms, the business, results of operations, and financial condition could be adversely affected. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early-stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

The COVID-19 pandemic has disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. The Company has not been materially impacted by any shortages in supply of the required components or supply of services due to COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities, and trade receivables. Risks associated with cash and cash equivalents are mitigated by banking with creditworthy institutions and the Company’s marketable securities have investment-grade ratings when purchased.

The Company’s accounts receivable are derived from customers located in the US, Asia, and Europe. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances. The Company generally does not require collateral.

As of March 31, 2021, two customers accounted for 78% of the accounts receivable. As of December 31, 2020, one customer accounted for 68% of accounts receivable. As of March 31, 2021, two vendors accounted for 28% of accounts payable. As of December 31, 2020, two vendors accounted for 62% of accounts payable.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowance for deferred tax assets, stock-based compensation, useful lives of property and equipment, incremental borrowing rate for leases, and the valuation of the private warrants. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s financial condition and results of operations.

Fair Value of Financial Instruments

The Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Leases

The Company adopted Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) using the modified retrospective approach with a cumulative-effect adjustment as of January 1, 2021. Upon adoption of

Topic 842, on January 1, 2021, the Company recorded operating right-of-use assets of $1.7 million and operating lease liabilities of $1.7 million and derecognized the deferred rent liability of $0.1 million. Results for the three months ended March 31, 2021 are presented under Topic 842. Prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historical accounting under previous lease guidance, ASC 840: Leases (Topic 840).

The lease liability is determined as the present value of future lease payments using an incremental borrowing rate that the Company would have to pay to borrow equivalent funds on a collateralized basis at the lease commencement date. The right-of-use asset is based on the liability adjusted for any prepaid or deferred rent. The lease term at the commencement date is determined by considering whether renewal options and termination options are reasonably assured of exercise.

Rent expense for the operating lease is recognized on a straight-line basis over the lease term and is included in operating expenses on the condensed consolidated statements of operations and comprehensive loss. Variable lease payments include lease operating expenses.

The Company elected to exclude from its balance sheets recognition of leases having a term of 12 months or less (short-term leases) and elected to not separate lease components and non-lease components for its long-term real estate leases.

Cash, Cash Equivalent and Marketable Securities

The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Marketable securities have been classified as available-for-sale and are carried at estimated fair value as determined based upon quoted market prices or pricing models for similar securities. The Company determines the appropriate classification of its investments in debt securities at the time of purchase.

The Company evaluates, on a quarterly basis, its marketable securities for potential impairment. For marketable securities in an unrealized loss position, the Company assesses whether such declines are due to credit loss based on factors such as changes to the rating of the security by a ratings agency, market conditions and supportable forecasts of economic and market conditions, among others. If credit loss exists, the Company assess whether it has plans to sell the security or it is more likely than not it will be required to sell any marketable security before recovery of its amortized cost basis. If either condition is met, the security’s amortized cost basis is written down to fair value and is recognized through other income, net.

If neither condition is met, declines as a result of credit losses, if any, are recognized as an allowance for credit loss, limited to the amount of unrealized loss, through other income, net. Any portion of the unrealized loss that is not a result of a credit loss, is recognized in other comprehensive income. Realized gains and losses, if any, on marketable securities are included in other income, net. The cost of investments sold is based on the specific identification method. Interest on marketable securities is included in interest income.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each arrangement. On March 31, 2021, and December 31, 2020, the Company did not have an allowance for doubtful accounts or write-offs.

Inventories

Inventories consist of raw materials and supplies, work in process, and finished goods. Inventories are stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventories quarterly for slow-moving products and potential impairment, and records write-downs of inventories to cost of revenue.

Deferred Transaction Costs

The Company capitalized qualified legal, accounting, and other direct costs related to the Business Combination which were deferred until completion of the Business Combination. In March 2021, upon the completion of the Business Combination, all deferred costs were offset against the proceeds from the Business Combination and the PIPE financing.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Assets are held as construction in progress until placed into service, upon which date the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the Company’s assets are as follows:

Estimated useful lives
Computer equipment	3 years
Lab equipment	5 years
Testing equipment	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Furniture and fixtures	5 years

Expenditures for repairs and maintenance are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value.

Product Warranty

The Company may provide a warranty on its products of six months or less. Estimated future warranty costs are accrued to cost of revenue in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Provision for product warranties was immaterial for all periods presented.

Revenue Recognition

The Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, and the related amendments (“Topic 606”) effective January 1, 2017, using the full retrospective method. Under Topic 606, the Company determines revenue recognition through the following steps:

•	Identifying the contract, or contracts, with the customer;

•	Identifying the performance obligations in the contract;

•	Determining the transaction price;

•	Allocating the transaction price to performance obligations in the contract; and

•	Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of automotive perception solution to direct customers and distributors. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract. The Company typically provides a warranty of six months or less on its products. If the warranty period is sold or extended beyond the standard term, revenue related to the extended warranty is recognized ratably over the related extended warranty period.

For certain custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an input that faithfully depicts transfer of control of the goods or services to the customer. Amounts billed to customers for shipping and handling are included in revenue. Some of the Company’s arrangements provide software embedded in hardware, and promises to update the Company’s software represent immaterial promises in contracts with customers. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the contract. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price.

Other Policies, Judgments and Practical Expedients

Right of return. The Company’s general terms and conditions for its contracts contain rights of return. However, the Company does not have a history of returns and therefore estimates of returns are immaterial. As such, the Company generally recognizes revenue at the contract price upon product shipment or delivery.

Contract balances. Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. Receivables represents right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.

Remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Because the majority of the Company’s customer contracts allow customers to terminate for convenience or have an original duration of one year or less, the total amount of the transaction price allocated to unsatisfied performance obligations with duration of more than 12 months was immaterial as of March 31, 2021 and December 31, 2020.

Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. However, the Company’s contracts are generally one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money.

Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up basis when the remaining goods and services are not distinct from the original items.

Judgments and estimates. Judgement is required in the identification of performance obligations within the Company’s contracts with customers, especially those for certain custom products that require engineering and development. Accounting for contracts recognized over time under Topic 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. The impact of the application of catch-up adjustments were immaterial.

Cost of Revenue

The cost of revenue principally includes direct material, direct labor, and allocation of overhead associated with manufacturing operations, including inbound freight charges and depreciation. Cost of revenue also includes the direct cost and appropriate allocation of overheads involved in the execution of service contracts.

Research and Development

Research and development expenses consist primarily of payroll expenses, consulting and contractor expenses, allocated overhead costs, and tooling and prototype materials to the extent no future benefit is expected. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. To date, research and development expenses have been expensed as incurred and included in the statements of operations.

Stock-based Compensation

The Company measures the cost of share-based awards granted to employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the stock options is calculated using a Black-

Scholes option pricing model. The Black-Scholes pricing model requires the use of subjective assumptions including the option’s expected term, the volatility of the underlying stock, the fair value of the stock, and the risk-free rate. The fair value of the RSUs is equal to the closing price of the Company’s common stock on the grant date. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award.

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with Topic 740 on the basis of a two-step process which includes (1) determination of whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) recognition of tax positions that meet the more-likely-than-not recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. Accrued interest and penalties are included on the related tax liability line in the balance sheet.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Foreign Currency Translation

Gains and losses resulting from foreign exchange transactions are included in other income (expense) in the statements of operations. Net foreign exchange gain (loss) recorded in the Company’s statements of operations was immaterial for all periods.

Net Loss Attributable Per Share to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing the Company’s net loss attributable per share to common stockholders by the weighted-average number of common shares used in the loss per share calculation during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities, including stock options and restricted stock units. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive.

Warrant Liabilities

The Company accounts for the private placement warrants issued in connection with our initial public offering in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the private placement warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in the statement of operations. The Company utilizes the Black-Scholes option pricing model to value the warrants at each reporting period. The key assumptions in the option pricing model utilized include the following:

•

The expected share-price volatility assumption is based on a blend of the implied volatilities of the Company’s public warrants and a set of comparable publicly traded warrants for other similar companies.

•	The expected term of the warrants is assumed to be the expected period until the close of a Business Combination, and the contractual five-year term subsequently.

•	The risk-free interest rate is based on the U.S. Treasury rate for the applicable expected terms.

•	The dividend yield is based on the historical rate, which the Company anticipates to remain at zero.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

Recently Adopted Accounting Guidance

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use asset will be based on the liability, with differences related to deferred rent, and initial direct costs, etc. For income statement purposes, ASU 2016-02 requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. We adopted ASU 2016-02 as of January 1, 2021, and our adoption did not result in a cumulative-effect adjustment as of the date of the adoption.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendment removes certain exceptions to the general principles in Topic 740. The guidance will be effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued. We have adopted ASU No. 2019-12 as of January 1, 2021, and our adoption did not have a material impact on the consolidated financial statements.

Note 2. Reverse Capitalization

On March 12, 2021, Aeva, Inc. and IPV consummated the merger contemplated by the BCA, with Aeva, Inc. surviving the merger as a wholly-owned subsidiary of IPV. As part of the consummation of the merger, IPV changed its name to Aeva Technologies, Inc.

Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of capital stock to 432,000,000 shares, of which 422,000,000 shares were designated common stock, $0.0001 par value per share, and of which 10,000,000 shares were designated preferred stock, $0.0001 par value per share.

Immediately prior to the closing of the Business Combination, each issued and outstanding share of Aeva, Inc.’s redeemable, convertible preferred stock, was converted into shares of common stock based on a one-to-one ratio (see Note 9). The Business Combination is accounted for with a retrospective application of the Business Combination that results in 78,120,214 shares of redeemable convertible preferred stock converting into the same number of shares of Aeva, Inc. common stock.

Upon the consummation of the Business Combination, each share of Aeva, Inc. common stock issued and outstanding was canceled and converted into the right to receive 9.07659 shares (the “Exchange Ratio”) of the Company’s common stock (the “Per Share Merger Consideration”).

Outstanding stock options, whether vested or unvested, to purchase shares of Aeva, Inc. common stock granted under the 2016 Plan (“Legacy Options”) (see Note 11) converted into stock options for shares of the Company’s common stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the Business Combination, after giving effect to the Exchange Ratio.

Outstanding warrants to purchase shares of common stock remained outstanding after the closing of the Business Combination. The warrants became exercisable 30 days after the completion of the Business Combination, subject to other conditions, including with respect to the effectiveness of a registration statement covering the shares of common stock underlying such warrants, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

In connection with the Business Combination,

•

certain IPV shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 30,874 shares of IPV common stock for gross redemption payments of $0.3 million; and

•

a number of investors purchased from the Company an aggregate of 28,318,478 shares of common stock (the “PIPE Shares”), for a purchase price of $10.00 per share, $11.50 per share or $16.00 per share, as applicable for an aggregate purchase price of $320.0 million pursuant to separate subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Business Combination.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $48.0 million related to the equity issuance, consisting primarily of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds. As of March 31, 2021, the Company had $0.5 million of accrued transaction costs, consisting primarily of legal and accounting fees, in accounts payable and accrued expenses on the consolidated balance sheet.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, IPV was treated as the “acquired” company for financial reporting purposes. See Note 1 “Description of Business and Summary of Significant Accounting Policies” for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Aeva, Inc. issuing stock for the net assets of IPV, accompanied by a recapitalization. The net assets of IPV are stated at historical cost, with no goodwill or intangible assets recorded.

Prior to the Business Combination, Aeva, Inc., and IPV filed separate standalone federal, state and local income tax returns. As a result of the Business Combination Aeva, Inc. will file a consolidated income tax return. Although, for legal purposes, IPV acquired Aeva, Inc., and the transaction represents a reverse acquisition for federal income tax purposes. IPV will be the parent of the consolidated group with Aeva, Inc. as a subsidiary, but in the year of the closing of the Business Combination, Aeva, Inc. will file a full-year tax return with IPV joining in the return the day after the Closing Date.

Upon closing of the Business Combination, the Company received gross proceeds of $560.8 million from the Business Combination and PIPE financing, offset by offerings costs of $48.0 million. The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ equity for the quarter ended March 31, 2021 (in thousands):

Cash – InterPrivate’s trust and cash (net of redemption)	$240,777
Cash – Private offering	320,000
Less: transaction costs and advisory fees paid	(47,983)

Net Business Combination and Private Offering	$512,794

The number of shares of common stock issued immediately following the consummation of the Business Combination were:

Common stock, outstanding prior to Business Combination	24,150,000
Less: redemption of IPV shares	(30,874)

Common stock of IPV Corp	24,119,126
IPV founder shares	6,905,500
Shares issued in PIPE	28,318,478

Business Combination and PIPE shares	59,343,104
Legacy Aeva shares(1)	152,066,648

Total shares of common stock immediately after Business Combination	211,409,752
Aeva exercise of warrants	—

Total shares of common stock at March 12, 2021	211,409,752

(1)	The number of Legacy Aeva shares was determined as follows:

	Aeva shares	Aeva shares, effected for Exchange Ratio
Balance at December 31, 2019	8,031,018	72,894,258
Recapitalization applied to Convertible Preferred Stock outstanding at December 31, 2019	8,606,780	78,120,214
Exercise of common stock options – 2020	38,675	351,037
Exercise of common stock options – 2021 (pre-Closing)	77,247	701,139

Total		152,066,648

Note 3. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the primary billing address of the customer and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Three Months Ended March 31,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by primary geographical market:
North America	$201	65%	$135	26%
Europe	15	5%	392	74%
Asia	92	30%	—	—

Total	$308	100%	$527	100%

Revenue by timing of recognition:
Recognized at a point in time	$293	95%	$135	26%
Recognized over time	15	5%	392	74%

Total	$308	100%	$527	100%

Contract Assets and Contract Liabilities

As of March 31, 2021, and December 31, 2020, the Company had contract assets of $0.6 million, recognized in other current assets, and contract liabilities of $0.1 million, recognized in other current liabilities.

Note 4. Financial Instruments

The following tables summarize the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy:

	March 31, 2021
	Adjusted Cost	Unrealized Losses	Fair Value	Cash and Cash Equivalent	Marketable Securities
	(in thousands)
Assets
Cash	$5,725	$—	$5,725	$5,725	$—
Level 1
Money market funds	434,984	—	434,984	434,984	—
Level 2
U.S. Government securities	5,089	(1)	5,088	—	5,088
Commercial paper	59,967	(11)	59,956	28,696	31,260
Corporate bonds	17,141	(17)	17,124	—	17,124

Subtotal	82,197	(29)	82,168	28,696	53,472

Total assets	$522,906	$(29)	$522,877	$469,405	$53,472

Liabilities
Level 3
Warrant liabilities	2,346	—	2,346	—	—

Total liabilities	$2,346	$—	$2,346	$—	$—

As of December 31, 2020, the Company did not have any outstanding marketable securities.

The fair value of the Private Placement warrant liabilities is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the warrant liabilities, the Company used the Black-Scholes option-pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate, and dividend yield.

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments:

March 31, 2021
Private Placement Warrant Liability
(in thousands)
Fair value as of January 1, 2021	$—
Private placement warrant liability acquired as part of the merger	$3,014
Change in the fair value included in other income (expense), net	$(668)

Fair value as of March 31, 2021	$2,346

The key inputs into the Black-Scholes option pricing model for the private warrants were as follows for the relevant periods:

	March 31, 2021	March 12, 2021
Expected term (years)	4.9	5.0
Expected volatility	62.6%	70.0%
Risk-free interest rate	0.90%	0.85%
Exercise Price	$11.50	$11.50

Note 5. Inventories

Inventories consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Raw materials	$927	$586
Work-in-progress	160	73
Finished goods	442	560

Total inventory	$1,529	$1,219

Note 6. Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

	March 31, 2021	December 31, 2020
Computer equipment	$858	$658
Lab equipment	1,329	1,324
Testing equipment	379	313
Leasehold improvements	796	765
Construction in progress	565	—
Furniture and fixtures	401	401
Software	16	—

Total property, plant and equipment	$4,344	$3,461

Less: accumulated depreciation	(2,063)	(1,847)

Total property, plant and equipment, net	$2,281	$1,614

Depreciation related to property, plant and equipment was $0.2 million and $0.2 million for the three months ended March 31, 2021, and March 31, 2020, respectively.

Note 7. Other current assets

	March 31, 2021	December 31, 2020
Deferred transaction costs	$—	$3,041
Prepaid expenses	919	1,105
Contract assets	626	626
Vendor deposits	445	198
Other current assets	53	—

Total other current assets	$2,043	$4,970

Note 8. Other current liabilities

	March 31, 2021	December 31, 2020
Sales tax payable	$217	$180
Contract liabilities	36	51
Other current liabilities	31	44

Total other current liabilities	$284	$275

Note 9. Capital Structure

As of March 31, 2021, the Company had authorized a total of 432,000,000 shares for issuance, with 422,000,000 shares designated as common stock and 10,000,000 shares designated as preferred stock.

As discussed in Note 2, Business Combination, the Company has retroactively adjusted the shares issued and outstanding prior to March 12, 2021 to give effect to the exchange ratio established in the BCA to determine the number of shares of common stock into which they were converted.

Prior to the Business Combination, Aeva had shares of $0.001 par value Series Seed, Series A, Series A-1, and Series B preferred stock outstanding, all of which were convertible into shares of common stock of the pre-combination Aeva on a 1:1 basis, subject to certain anti-dilution protections. Upon the Closing, the outstanding shares of preferred stock were converted into common stock of Aeva, Inc., and then into common stock of the Company at a ratio of 1:9.07659, the exchange rate established in the BCA.

	March 12, 2021 (Closing Date)
	Preferred Stock Shares	Conversion Ratio	Common Stock Shares
Series Seed Convertible Preferred Stock (pre-combination)	3,198,556	9.07659	29,031,982
Series A Convertible Preferred Stock (pre-combination)	2,851,057	9.07659	25,877,876
Series B Convertible Preferred Stock (pre-combination)	1,032,888	9.07659	9,375,100
Series B-1 Convertible Preferred Stock (pre-combination)	1,524,279	9.07659	13,835,256

Total	8,606,780		78,120,214

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of March 31, 2021, no shares of preferred stock were issued and outstanding.

Warrants

As of March 31, 2021, the Company had 12,075,000 public and 384,000 private warrants outstanding. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share.

Note 10. Earnings Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the periods presented (in thousands, except per share data):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net Loss	$(19,458)	$(6,852)

Net loss attributable per share to common stockholders	(19,458)	(6,852)

Denominator:
Weighted average shares of common stock outstanding – Basic	163,955,593	135,039,812
Dilutive effect of potential common stock	—	—

Weighted average shares of common stock outstanding – Diluted	163,955,593	135,039,812

Net loss per share attributable to common stockholders – Basic and Diluted	$(0.12)	$(0.05)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been anti-dilutive:

	Three Months Ended March 31,
	2021	2020
Common stock options issued and outstanding	17,073,617	18,242,577
Restricted stock	—	13,079,520
Restricted stock units	1,435,217	—

Total	18,508,834	31,322,097

Note 11. Stock-based Compensation

Stock Options

The Company maintains the 2016 Stock Incentive Plan and the 2021 Incentive Award Plan (the “Stock Plans”) under which incentive stock options and non-qualified stock options may be granted to employees. Under the Stock Plans, the Company has 14,954,249 shares available for issuance as of March 31, 2021.

Under the terms of the Stock Plans, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. The majority of stock options granted have service-based vesting conditions only. The service-based vesting conditions vary though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a ten-year period to exercise the options before they expire.

The fair value of stock option awards was determined on the grant date using the Black-Scholes option-pricing model. During the three months ended March 31, 2021, the Company granted no new options. The assumptions for the Black-Scholes model for the three months ended March 31, 2020, were as follows:

Three Months Ended March 31, 2020
Expected term (years)(1)	5.79 - 6.02
Expected volatility(2)	43.5% - 44.6%
Common stock value	14.32 - 14.50
Risk-free interest rate(3)	1.20% - 1.60%
Dividend yield(4)	0%

(1)

Expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)	Expected volatility was estimated based on comparable companies’ reported volatilities.
(3)	The risk-free rate is an interpolation of yields on U.S. Treasury securities with maturities equivalent to the expected term.
(4)	The Company has assumed a dividend yield of zero as they have no plans to declare dividends in the foreseeable future.

A summary of the Company’s stock option activity for three months ended March 31, 2021, is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2020	17,801,986	$0.36	8.27	$140,560
Granted	—	—	—
Exercised	(701,139)	0.28	—	—
Forfeited	(27,230)	0.55	—
Expired	—	—	—

Outstanding as of March 31, 2021	17,073,617	0.36	8.04	191,876

Vested and exercisable as of March 31, 2021	10,571,302	0.28	7.67	119,671

Vested and expected to vest as of March 31, 2021	17,073,617	0.36	8.04	$191,876

As of March 31, 2021, the Company had $7.5 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 2.53 years.

As of March 31, 2021, the Company recognized $1.1 million of the additional compensation expense for certain stock option grants that had a performance vesting condition that was satisfied as of the Closing.

Restricted Stock Units

The following table summarizes our restricted stock unit (“RSU”) activity which includes performance-based RSUs for the three months ended March 31, 2021:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2020	1,536,195	$7.74
Granted	31,196	7.74
Released	(41,408)	7.74
Forfeited	(90,766)	7.74

Outstanding as of March 31, 2021	1,435,217	$7.74

As of March 31, 2021, the Company had $2.7 million of stock-based compensation expense related to the restricted stock units. As of March 31, 2021, the Company had $8.7 million of unrecognized stock-based compensation expense related to the restricted stock units. This cost is expected to be recognized over a weighted average period of 1.86 years.

On the closing, the liquidity event-related vesting condition applicable to RSUs granted by Aeva, Inc. was satisfied. As a result, the Company’s outstanding RSUs vested to the extent the applicable service condition was satisfied as of such date. The vesting of these outstanding RSUs resulted in approximately $2.7 million of incremental stock-based compensation expense during the three months ended March 31, 2021.

Compensation expense

Total stock-based compensation expense by function was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$—	$28
Research and development expenses	1,796	518
Sales and marketing expenses	21	—
General and administrative expenses	2,696	335

Total	$4,513	$881

Note 12. Income Taxes

Components of Income Before Taxes

For financial reporting purposes, income before income taxes includes the following components (in thousand):

	Three Months Ended March 31,
	2021	2020
Domestic	$(19,458)	$(6,852)
Foreign	—	—

Income (loss) before income taxes	$(19,458)	$(6,852)

There has historically been no federal or state provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the three months ended March 31, 2021 and March 31, 2020, the Company recognized no provision for income taxes.

Utilization of net operating loss carryforwards, tax credits and other attributes may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions

Note 13. Commitments and Contingencies

Leases

In March 2018, the Company entered into a lease for office space located in Mountain View, California. In June 2020, the Company extended the term of the lease to June 30, 2023. The Company is using the facility for office, manufacturing and research and development purposes. In connection with the lease, the Company recognized an operating lease right-of-use asset of $1.7 million as of March 31, 2021 and an aggregate lease liability of $1.7 million on its condensed consolidated balance sheet. The remaining lease term is two years and three months.

In January 2021, the Company entered into a lease for office and research and development located in Milpitas, California. The lease term commenced in March 2021 and ends in April 2026. In connection with the lease, the Company recognized an operating lease right-of-use asset of $4.7 million as of March 31, 2021, and an aggregate lease liability of $4.6 million on its condensed consolidated balance sheet. The remaining lease term is six years and one month.

The weighted average incremental borrowing rate used to measure the operating lease liability is 5.25%. Operating lease cost for three months ended March 31, 2021, was $0.3 million and rent expense for the three months ended March 31, 2020, was $0.2 million.

The following is a maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of March 31, 2021 (in thousands):

Operating Leases
Remainder of 2021	$1,083
2022	1,775
2023	1,436
2024	1,097
2025	1,130
Thereafter	384

Total minimum lease payments	6,906

Less: imputed interest	(764)

Total lease liability	$6,142

Litigation

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.

On December 23, 2020, an alleged stockholder of IPV, filed a lawsuit against IPV, its directors, WLLY Merger Sub Corp. and Aeva, Inc. in the Supreme Court of the State of New York, captioned Quarles v. InterPrivate Acquisition Corp. The complaint alleged that InterPrivate’s directors caused materially misleading and incomplete information to be disseminated to IPV’s public stockholders and that IPV, WLLY Merger Sub Corp. and the Company aided and abetted the directors’ breach of their fiduciary duties. The complaint sought, among other things, (1) injunctive relief enjoining IPV, its directors, WLLY Merger Sub Corp. and Aeva, Inc. and persons acting in concert with them from proceeding with, consummating or closing the Business Combination; (2) rescission of the consummation of the Business Combination if consummated or rescissory damages; (3) injunctive relief directing the defendants to disseminate a registration statement that does not omit material information or contain alleged untrue statements of material fact; (4) declaratory judgment that the individual defendants violated their fiduciary duties; (5) an award of plaintiff’s expenses and attorney’s fees; and (6) other equitable relief. This matter has been voluntarily dismissed against all parties.

On January 20, 2021, Michael Anello, an alleged stockholder of the Company, filed a lawsuit against the Company and its directors in the United States District Court for the Southern District of New York, captioned Anello v. InterPrivate Acquisition Corp., et al., Case No. 1:21-cv-00505. The complaint alleged that the Company’s directors authorized the filing of a materially incomplete and misleading registration statement on Form S-4 with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and in breach of the directors’ duty of disclosure. The complaint alleged that the registration statement on Form S-4 contains materially incomplete and misleading information concerning, among other things, certain financial information and any conflicts of interest of the Company’s financial advisors. The complaint sought, among other things,

(1) injunctive relief enjoining the Company, its directors and persons acting in concert with them from proceeding with the special meeting or consummating the Business Combination; (2) damages; (3) an award of plaintiff’s expenses and attorney’s and expert fees; and (4)other equitable relief. This matter has been voluntarily dismissed without prejudice against all parties.

Indemnifications

In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FASB ASC Guarantees, (Topic 460), except for standard indemnification provisions that are contained within many of the Company’s customer agreements and give rise only to disclosure requirements prescribed by Topic 460. Indemnification provisions contained within the Company’s customer agreements are generally consistent with those prevalent in the Company’s industry. The Company has not incurred any obligations under customer indemnification provisions and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification obligations.

Note 14. Segment Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision-maker (“CODM”), consisting of the Company’s chief executive officer and the Company’s chief technology officer as a group, in deciding how to allocate resources and assess the Company’s financial and operational performance. In addition, the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. As a result, the Company has determined that the Company’s business operates in a single operating segment. Since the Company operates as one operating segment, all required financial segment information can be found in the financial statements.

For the three months ended March 31, 2021, five customers accounted for 30%, 29%, 12%, 12%, and 11%, respectively, of the Company’s revenue. For the three months ended March 31, 2020, three customers accounted for 74%, 15%, and 10%, respectively, of the Company’s revenue.

Note 15. Subsequent Events

In preparing the audited financial statements, the Company has evaluated subsequent events through June 2, 2021, which is the date the audited financial statements were available for issuance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Aeva, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aeva, Inc. (the “Company”) as of December 31, 2019 and 2020, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Jose, California

March 18, 2021

We have served as the Company’s auditor since 2020.

Aeva, Inc.

Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2020	2019
Assets
Cash and cash equivalents	$24,624	$46,637
Accounts receivable	141	369
Inventories	1,219	354
Other current assets	4,970	1,457

Total current assets	30,954	48,817

Property, plant, and equipment, net	1,614	1,559
Other noncurrent assets	64	59

Total assets	$32,632	$50,435

Liabilities, convertible preferred stock, and stockholders’ deficit
Accounts payable	$2,071	$713
Accrued liabilities	2,606	343
Accrued employee costs	722	466
Other current liabilities	275	270

Total current liabilities	5,674	1,792

Other noncurrent liabilities	45	39

Total liabilities	5,719	1,831

Commitments and contingencies (Note 12)
Convertible preferred stock
Series seed preferred stock, $0.001 par value, 3,198,556 shares authorized, issued and outstanding as of December 31, 2020 and 2019	4,405	4,405
Series A preferred stock, $0.001 par value, 2,851,057 shares authorized, issued and outstanding as of December 31, 2020 and 2019	25,933	25,933
Series A-1 preferred stock, $0.001 par value, 1,032,888 shares authorized, issued and outstanding as of December 31, 2020 and 2019	12,914	12,914
Series B preferred stock, $0.001 par value, 2,538,708 shares authorized as of December 31, 2020 and 2019, 1,524,279 shares issued and outstanding at December 31, 2020 and 2019	35,952	35,952
Stockholders’ deficit
Common stock, $0.001 par value; 20,500,000 shares authorized as of December 31, 2020 and December 31, 2019, 8,069,693 and 8,031,018 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	9	9
Additional paid-in capital	8,784	4,905
Accumulated deficit	(61,084)	(35,514)

Total stockholders’ deficit	(52,291)	(30,600)

Total liabilities, convertible preferred stock and stockholders’ deficit	$32,632	$50,435

Aeva, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$4,843	$1,384
Cost of revenue	2,741	815

Gross profit	2,102	569
Research and development expenses	20,497	15,406
General and administrative expenses	5,664	4,290
Selling and marketing expenses	1,682	966

Operating loss	(25,741)	(20,093)

Interest income	(195)	(516)
Other expense	24	17

Loss before income taxes	(25,570)	(19,594)
Income taxes	—	—

Net loss	$(25,570)	$(19,594)

Net loss attributable per share to common stockholders:
Basic and Diluted	$(3.65)	$(3.88)

Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and Diluted	7,008,861	5,055,170

Aeva, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	7,082,501	$43,252	8,004,160	$9	$2,717	$(15,920)	$(13,194)
Issuance of Series B preferred stock, net	1,524,279	35,952					—
Stock-based compensation					2,153		2,153
Issuance of common stock upon exercise of stock options			26,858		35		35
Net loss						(19,594)	(19,594)

Balance at December 31, 2019	8,606,780	$79,204	8,031,018	$9	$4,905	$(35,514)	$(30,600)

Stock-based compensation					3,806		3,806
Issuance of common stock upon exercise of stock options			38,675		73		73
Net loss						(25,570)	(25,570)

Balance as of December 31, 2020	8,606,780	$79,204	8,069,693	$9	$8,784	$(61,084)	$(52,291)

Aeva, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(25,570)	$(19,594)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	798	634
Stock-based compensation	3,806	2,153
Changes in operating assets and liabilities:
Accounts receivable	228	(369)
Inventories	(865)	603
Other current assets	(3,513)	(560)
Other noncurrent assets	(5)	24
Accounts payable	1,360	171
Accrued liabilities	2,263	174
Accrued employee costs	256	234
Other current liabilities	5	209
Other noncurrent liabilities	6	(63)

Net cash used in operating activities	$(21,231)	$(16,384)

Cash flows from investing activities:
Purchase of property, plant, and equipment	(855)	(421)

Net cash used in investing activities	(855)	(421)

Cash flows from financing activities:
Proceeds from the issuance of Series B Preferred Stock	—	36,024
Proceeds from exercise of stock options	73	35
Financing costs incurred	—	(72)

Net cash provided by financing activities	73	35,987

Net increase (decrease) in cash and cash equivalents	(22,013)	19,182
Beginning cash and cash equivalents	46,637	27,455

Ending cash and cash equivalents	$24,624	$46,637

Supplemental disclosures of cash flow information:
Cash paid for interest	—	—
Cash paid for income taxes	—	—
Supplemental disclosure of noncash investing and financing activities:
Changes in purchases of property, plant and equipment recorded in accounts payable	2	48

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Aeva, Inc. (the “Company”), through its Frequency Modulated Continuous Wave (“FMCW”) sensing technology, designs a 4D LiDAR-on-chip that, along with its proprietary software applications, has the potential to enable the adoption of LiDAR across broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security.

The Company was incorporated in the State of Delaware on December 5, 2016 and is headquartered in Mountain View, California.

Basis of Presentation

The Company has prepared the accompanying financial statements pursuant to generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company has no items of other comprehensive income or loss; therefore, the Company’s net loss is identical to its comprehensive loss.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had cash and cash equivalents totaling $24.6 million, which were held for working capital purposes. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock.

The Company has a limited history of operations and has incurred negative cash flows from operating activities and losses from operations in the past as reflected in the accumulated deficit of $61.1 million as of December 31, 2020. The Company expects to continue to incur operating losses due to the investments it intends to make to its business, including the development of products.

Future capital may be required to grow the business, however, will depend on many factors, including sales volume, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. From time to time, the Company may seek to raise additional funds through equity issuances. If the Company is unable to raise additional capital when desired and on reasonable terms, the business, results of operations, and financial condition could be adversely affected. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

The COVID-19 pandemic has disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. The Company has not been materially impacted by any shortages in the supply of the required components or supply of services due to COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial information.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

The Company’s accounts receivable are derived from customers located in the US and Germany. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances and has historically not had receipt of payment exceed 60 days. The Company generally does not require collateral.

As of December 31, 2020, one customer accounted for 68% of accounts receivable. As of December 31, 2019, one customer accounted for 89% of accounts receivable. As of December 31, 2020, two vendors accounted for 62% of accounts payable. As of December 31, 2019, one vendor accounted for 16% of accounts payable.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowance for deferred tax assets, stock-based compensation including the fair value of the Company’s common stock, and useful lives of long-lived assets. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s financial condition and results of operations.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of money market funds, were $24.6 million and $46.6 million as of December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, and December 31, 2019, the Company’s money market funds are considered cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each arrangement. At December 31, 2020 and December 31, 2019, the Company did not have an allowance for doubtful accounts or write-offs.

Inventories

Inventories consist of raw materials and supplies, work in process, and finished goods. Inventories are stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventories quarterly for slow-moving products and potential impairment, and records write-downs of inventories to cost of revenue.

Deferred Transaction Costs

The Company capitalized qualified legal, accounting and other direct costs related to its reverse recapitalization transaction with InterPrivate Acquisition Corp (“InterPrivate”), the details of which are discussed in an initial S-4 filed with the SEC on December 3, 2020 and subsequent amendments. Deferred transaction costs are included in other current assets on the balance sheets and will be deferred until the completion of the merger with InterPrivate, at which time they will be deducted from the combined entity’s additional paid-in capital. If the Company terminates its planned merger or there is a significant delay in consummating the proposed merger, all of the deferred transaction costs will be immediately written off to operating expenses.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Assets are held as construction in progress until placed into service, upon which date, the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the Company’s assets are as follows:

Estimated useful lives
Computer equipment	3 years
Lab equipment	5 years
Testing equipment	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Furniture and fixtures	5 years

Expenditures for repairs and maintenance are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 and December 31, 2019.

Leases

An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Operating leases are not recognized on the balance sheet. For income statement purposes, the Company recognizes rent expense on a straight-line basis for operating leases. For leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease. The Company did not have any capital leases as of December 31, 2020 and December 31, 2019.

Product Warranty

The Company may provide a warranty on its products of six months or less. Estimated future warranty costs are accrued to cost of revenue in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Provision for product warranties was immaterial for all periods presented.

Convertible Preferred Stock

Series Seed, A, A-1 and B Convertible Preferred Stock are classified in mezzanine equity as they are redeemable for cash or other assets upon the occurrence of an event that is not solely within the Company’s control. When a convertible preferred stock is probable of becoming redeemable, or when it is currently redeemable, adjustments are recorded in mezzanine equity to adjust the carrying values. No adjustments have been recorded in 2020 or 2019.

Revenue Recognition

Effective January 1, 2017, the Company early adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers and the related amendments (“Topic 606”) using the full retrospective method. As the Company did not enter into any contracts with customers prior to January 1, 2018, the adoption of Topic 606 did not have an impact on the Company’s financial statements. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606.

Under Topic 606, The Company determines revenue recognition through the following steps:

•	Identifying the contract, or contracts, with the customer;

•	Identifying the performance obligations in the contract;

•	Determining the transaction price;

•	Allocating the transaction price to performance obligations in the contract; and

•	Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of automotive perception solutions to direct customers and distributors. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract.

For certain custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an input that faithfully depicts the transfer of control of the goods or services to the customer. Amounts billed to customers for shipping and handling are included in revenue. Some of the Company’s arrangements provide software embedded in hardware and promises to update the Company’s software represent immaterial promises in contracts with customers. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the contract. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price.

Other Policies, Judgments and Practical Expedients

Right of return. The Company’s general terms and conditions for its contracts contain rights of return. However, the Company does not have a history of returns, and therefore, estimates of returns are immaterial. As such, the Company generally recognizes revenue at the contract price upon product shipment or delivery.

Contract balances. Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. Receivables represents the right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.

Remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they can terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Because the majority of the Company’s customer contracts allow customers to terminate for convenience or have an original duration of one year or less, the total amount of the transaction price allocated to unsatisfied performance obligations with a duration of more than 12 months was immaterial as of December 31, 2020 and December 31, 2019.

Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. However, the Company’s contracts are generally one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money.

Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up basis when the remaining goods and services are not distinct from the original items.

Judgments and estimates. Judgement is required in the identification of performance obligations within the Company’s contracts with customers, especially those for certain custom products that require engineering and development. Accounting for contracts recognized over time under Topic 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, estimates of costs to complete a performance obligation may be revised. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. The impact of the application of catch-up adjustments was immaterial.

Cost of Revenue

The cost of revenue principally includes direct material, direct labor and allocation of overhead associated with manufacturing operations, including inbound freight charges and depreciation. Cost of revenue also includes the direct cost and appropriate allocation of overhead costs involved in the execution of service contracts.

Research and Development

Research and development expenses consist primarily of payroll expenses, consulting and contractor expenses, allocated overhead costs, and tooling and prototype materials to the extent no future benefit is expected. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. To date, research and development expenses have been expensed as incurred and included in the statements of operations.

Stock-based Compensation

The Company measures the cost of share-based awards granted to employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the stock options is calculated using a Black-Scholes option pricing model. The Black-Scholes pricing model requires the use of subjective assumptions including the option’s expected term, the volatility of the underlying stock, the fair value of the stock and the risk-free rate. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company has elected to recognize the effect of forfeitures in the period in which they occur.

Income Taxes

Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with Topic 740 on the basis of a two-step process which includes (1) determination of whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) recognition of tax positions that meet the more-likely-than-not recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. Accrued interest and penalties are included on the related tax liability line in the balance sheet.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred and were $0 for both periods presented.

Foreign Currency Translation

Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional currencies are included in other income (expense) in the statements of operations. Net foreign exchange gain (loss) recorded in the Company’s statements of operations was immaterial for all periods.

Net Loss Attributable Per Share to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing the Company’s net loss attributable per share to common stockholders by the weighted-average number of common shares used in the loss per share calculation during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities, including stock options and convertible preferred shares. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, may choose to adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make the comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments.

The right-of-use asset will be based on the liability, with differences related to deferred rent and initial direct costs, etc. For income statement purposes, ASU 2016-02 requires leases to be classified as either operating or finance.

Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU 2016-02 is effective for the Company beginning January 1, 2022. The Company plans to adopt Topic 842 using the modified retrospective approach and as a result will not restate prior periods. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements. Based on its current lease portfolio, the Company preliminarily expects Topic 842 to have a material impact on the balance sheet primarily related to the recognition of operating lease assets and liabilities. The Company does not expect the new standard to have a material impact on the Company’s statement of operations. As the impact of this standard is noncash in nature, the Company does not anticipate its adoption having an impact on the statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

Recently Adopted Accounting Guidance

In November 2016, ASU 2016-18 was issued which requires the statement of cash flows to explain the change in cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts in the statement of cash flows. The adoption of this standard on January 1, 2019 did not have an impact on the Company’s financial statements, as for the periods presented, the Company did not have restricted cash.

Note 2. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the primary billing address of the customer and timing of the transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Year Ended December 31,
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by primary geographical market:
North America	$4,225	88%	$542	39%
Europe	497	10%	842	61%
Asia	121	2%	—	0%

Total	$4,843	100%	$1,384	100%

Revenue by timing of recognition:
Recognized at a point in time	$1,534	32%	$819	59%
Recognized over time	3,309	68%	565	41%

Total	$4,843	100%	$1,384	100%

Contract Assets and Contract Liabilities

As of December 31, 2020, the Company had contract assets of $0.6 million, recognized in other current assets, and contract liabilities of $0.1 million, recognized in other current liabilities. For the year-ended December 31, 2020, the Company had an increase of $0.4 million in contract assets that reflects revenue recognized and performance obligations satisfied in advance of customer billing but had a $0.1 million decrease in contract liabilities. As of December 31, 2019, the Company had contract assets of $0.2 million, recognized in other current assets, and contract liabilities of $0.1 million, recognized in other current liabilities. No contract asset or liability balances existed as of January 1, 2019.

Note 3. Inventories

Inventories consist of the following (in thousands):

	As of December 31,
	2020	2019
Raw materials	$586	$161
Work-in-progress	73	—
Finished goods	560	193

Total inventories	$1,219	$354

Note 4. Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

	As of December 31,
	2020	2019
Computer equipment	$658	$419
Lab equipment	1,324	858
Testing equipment	313	313
Leasehold improvements	765	607
Construction in progress	—	10
Furnitures and fixtures	401	401

Total property, plant and equipment	3,461	2,608
Less: accumulated depreciation	(1,847)	(1,049)

Total property, plant and equipment, net	$1,614	$1,559

Depreciation related to property, plant and equipment was $0.8 million and $0.6 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Note 5. Other current assets

Other current assets consist of the following (in thousands):

	As of December 31,
	2020	2019
Deferred transaction costs	$3,041	$—
Prepaid expenses	1,105	822
Contract assets	626	182
Vendor deposits	198	338
Other current assets	—	115

Total other current assets	$4,970	$1,457

Note 6. Other current liabilities

Other current liabilities consist of the following (in thousands):

	As of December 31,
	2020	2019
Sales tax payable	$180	$118
Contract liabilities	51	140
Other current liabilities	44	12

Total other current liabilities	$275	$270

Note 7. Convertible Preferred Stock

From January 2017 to December 2019, the Company authorized the issuance of Series Seed, A, A-1 and B Preferred Stock with a par value of $0.001.

On January 13, 2017, the Company entered into the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”). Pursuant to the Series Seed Purchase Agreement, the Company issued

2,487,767 shares of Series Seed Preferred Stock with a par value of $0.001 per share at a purchase price of $1.41 per share on January 13, 2017. Additionally, on February 14, 2017 and February 17, 2017, the Company issued an additional 710,789 shares of Series Seed Preferred Stock in these subsequent closings at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closings, any further purchases of Series Seed Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $4.5 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On December 6, 2017, the Company entered into the Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”). Pursuant to the Series A Purchase Agreement, the Company issued 2,739,961 shares of Series A Preferred Stock with a par value of $0.001 per share at a purchase price of $9.12 per share on December 6, 2017. The Company received approximately $25.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On April 13, 2018, the Company entered into the Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 Purchase Agreement”). Pursuant to the Series A-1 Purchase Agreement, the Company issued 675,322 shares of Series A-1 Preferred Stock with a par value of $0.001 per share at a purchase price of $12.59 per share. Additionally, on May 21, 2018 and July 12, 2018, the Company issued an additional 79,459 and 278,107 shares of Series A-1 Preferred Stock, respectively, in these subsequent closings at the same purchase price as the initial closing. The Company received approximately $13.0 million in gross proceeds and incurred approximately $0.1 million issuance costs.

On August 23, 2019, the Company entered into the Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”). Pursuant to the Series B Purchase Agreement, the Company issued 1,481,968 shares of Series B Preferred Stock with a par value of $0.001 per share at a purchase price of $23.63 per share. On December 22, 2019, the terms of the Series B Purchase Agreement were amended to allow for subsequent closings through December 31, 2019. In connection with that amendment, on December 23, 2019, the Company issued an additional 42,311 shares of Series B Preferred Stock in a subsequent closing at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closing, any further purchases of Series B Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $36.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

The original issue price and the liquidation value, as of December 31, 2020 and December 31, 2019, of each class of Preferred Stock is outlined below.

	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference
Series Seed	3,198,556	3,198,556	$1.41
Series A	2,851,057	2,851,057	$9.12
Series A-1	1,032,888	1,032,888	$12.59
Series B	2,538,708	1,524,279	$23.63

Total	9,621,209	8,606,780

Dividends

The holders of Preferred Stock are entitled to non-cumulative dividends at a rate of $0.08 per share on each outstanding share of Series Seed Preferred Stock, $0.73 per share on each outstanding share of Series A Preferred Stock, $1.01 per share on each outstanding share of Series A-1 Preferred Stock and $1.89 per share on each outstanding share of Series B Preferred Stock, payable when, as and if declared by the Board of Directors and the Company shall pay no distribution to the holders of the Common Stock unless and until all dividends have been declared and paid to the holders of Preferred Stock. If a dividend is declared that is less than the total dividends due to the holders of Preferred Stock pursuant to the amounts set forth above, then the dividend will be distributed ratably among the holders of Preferred Stock in proportion to the amounts that would be payable to such holders if such dividend was sufficient to permit payment in full to the holders. The holders of Preferred Stock shall be permitted to participate pro rata (on an as-converted to Common Stock basis) in any cash dividend paid on the Common Stock. Holders of Preferred Stock receive dividends prior to and in preference to any dividends received by holders of Common Stock. No dividends have been declared or paid as of December 31, 2020.

Liquidation

Holders of Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a liquidation transaction, Preferred Stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of Preferred Stock would receive a greater amount of consideration had the Preferred Stock been converted immediately prior to such transaction, the Preferred Stock shall be deemed to be converted for purposes of the redemption.

Each of the shares of Preferred Stock is conditionally puttable by the holders upon “deemed liquidation events,” which includes a merger, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent equity (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of December 31, 2020.

The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable becoming redeemable.

Conversion

Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1-to-1 initially, subject to adjustments.

Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which results in aggregate cash proceeds to the Company of not less than $50 million, net of underwriting discounts and commissions.

Voting Rights

Holders of Preferred Stock are entitled to the same voting rights as the holders of Common Stock and to notice of stockholders’ meetings. The holders of Common Stock and Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.

The Preferred Stock also contains customary protective provisions such as a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration.

Note 8. Common Stock

As of December 31, 2019, the Company had 20,500,000 shares of Common Stock authorized and 8,031,018 shares outstanding. In the event of liquidation, dissolution, distribution of assets, or winding up of the Company, the holders have equal rights to receive all the assets of the Company, after the rights of the holders of the preferred stock, if any, have been satisfied.

As of December 31, 2020, the Company has 20,500,000 shares of Common Stock authorized and 8,069,693 shares outstanding.

Authorized and Unissued Common Stock as of December 31, 2020
Number of Common Stock Authorized	20,500,000
Shares Issued and Outstanding	(8,069,693)
Restricted Stock Units Issued	(169,248)
Shares Reserved for the Stock Plan	(2,195,875)
Shares Issuable upon Conversion of the Preferred Stock	(8,606,780)
Remaining Shares	1,458,404

Note 9. Earnings (Loss) Per Share

Convertible Preferred Stock and unvested Restricted Stock are participating securities in periods of income, as the Convertible Preferred Stock and unvested Restricted Stock participate in undistributed earnings on an as-if-converted or as-vested basis. However, the Convertible Preferred Stock and unvested Restricted Stock do not share in losses. The Company computes earnings per share of Common Stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Basic and diluted earnings per share was the same for each year presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. The following table sets forth the computation of basic and diluted loss (in thousands, except for share and per share amounts):

	Year ended December 31,
	2020	2019
Numerator:
Net loss	$(25,570)	$(19,594)

Net loss attributable per share to common stockholders	$(25,570)	$(19,594)

Denominator:
Weighted average shares of common stock outstanding – Basic	7,008,861	5,055,170
Dilutive effect of potential common stock	—	—

Weighted average shares of common stock outstanding – Diluted	7,008,861	5,055,170

Net loss per share attributable to common stockholders – Basic and Diluted	$(3.65)	$(3.88)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Year ended December 31,
	2020	2019
Stock options	1,961,308	1,312,583
Restricted Stock	—	1,921,413
Convertible Preferred Stock	8,606,780	8,606,780

Total	10,568,088	11,840,776

Note 10. Stock-based Compensation

The Company maintains the 2016 Stock Incentive Plan (the “Stock Plan”) under which incentive stock options and non-qualified stock options may be granted to employees. Under the 2016 Plan, the Company is authorized to issue a maximum number of 2,430,656 shares of Common Stock.

Stock Options

Under the terms of the 2016 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. The majority of stock options granted have service-based vesting conditions only. The service-based vesting conditions vary though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a ten-year period to exercise the options before they expire.

The fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	Awards granted during year ended December 31,
	2020	2019
Expected term (years)(1)	5.79 - 6.02	5.79 - 6.02
Expected volatility(2)	43.5% - 49.1%	43.2% - 48.2%
Common Stock Value	14.34 - 34.80	6.86 - 14.13
Risk-free interest rate(3)	0.34% - 1.60%	1.79% - 2.55%
Dividend yield(4)	0%	0%

(1)

Expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern. The Company uses the simplified method when calculating the expected term due to insufficient historical exercise data.

(2)	Expected volatility was estimated based on comparable companies’ reported volatilities.
(3)	The risk-free rate is an interpolation of yields on U.S. Treasury securities with maturities equivalent to the expected term.
(4)	The Company has assumed a dividend yield of zero as they have no plans to declare dividends in the foreseeable future.

The Company grants stock options at exercise prices deemed by the Board of Directors to be equal to the fair value of the Common Stock at the time of grant. Given the absence of a public trading market, the Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s Common Stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of Common Stock; (ii) the rights and preferences of Preferred Stock relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.

A summary of the Company’s stock option activity for fiscal years 2020 and 2019 is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of January 1, 2019	632,233	$1.58	9.01	$2,620
Granted	781,041	2.60	9.22	—
Exercised	(26,858)	1.28	7.87	345
Forfeited	(73,833)	2.09	8.13	—
Expired	—	—	—	—
Outstanding as of December 31, 2019	1,312,583	2.16	8.73	15,707
Granted	814,551	4.97	9.11	—
Exercised	(38,675)	1.85	7.33	4,804
Forfeited	(127,151)	3.42	8.28	—
Expired	—	—	—	—

Outstanding as of December 31, 2020	1,961,308	3.25	8.27	140,560

Vested and exercisable as of December 31, 2020	796,164	2.36	7.74	57,770

Vested and expected to vest as of December 31, 2020	1,961,308	$3.25	8.27	$140,560

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of December 31, 2020 and December 31, 2019, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2020 and December 31, 2019. The amount of aggregate intrinsic value will change based on the price of the Company’s common stock.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2020 and December 31, 2019 was $11.84 and $5.77 per share, respectively. The total fair value of options that vested during the years ended December 31, 2020 and December 31, 2019 was $3.0 million and $1.2 million, respectively.

The compensation cost for options recognized for the years ended December 31, 2020 and December 31, 2019 was $3.4 million and $1.7 million, respectively.

As of December 31, 2020, the Company had $9.3 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 1.94 years.

Restricted Stock

Under the terms of the 2016 Plan, restricted stock granted have serviced-based vesting conditions only.

Restricted stock activity for the year ended December 31, 2020 and December 31, 2019 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of January 1, 2019	3,842,745	$0.25
Granted	—	—
Forfeited	—	—
Vested	(1,921,332)	0.25

Outstanding as of December 31, 2019	1,921,413	$0.25

Granted	—	—
Forfeited	—	—
Vested	(1,921,413)	0.25

Outstanding as of December 31, 2020	—	$—

The total fair value of restricted stock that vested during the year ended December 31, 2020 and December 31, 2019 was $0.5 million and $0.5 million, respectively. The compensation cost for restricted stock recognized for the year ended December 31, 2020 and December 31, 2019 was $0.4 million and $0.5 million, respectively.

As of December 31, 2020, the Company had no unrecognized stock-based compensation expense related to the restricted stock.

Performance-Based Restricted Stock Units

Beginning November 2020, the Company granted performance-based restricted stock units (“RSUs”) to certain employees and consultants pursuant to the 2016 Stock Plan. RSU’s expire in 10 years from the date of grant and typically vest 25 percent upon the one-year anniversary date from the initial vesting date, with 12.5% vesting on each six-month anniversary date over the following three years. The RSUs are subject to a time-based vesting condition and a performance condition tied to the completion of the merger with InterPrivate, both of which must be satisfied in order for the RSUs to be vested and settled for shares of Common Stock. As of December 31, 2020, the performance vesting condition had not been met.

RSUs activity for the year ended December 31, 2020 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of January 1, 2020	—	$—
Granted	169,248	70.29
Forfeited	—	—
Vested	—	—

Outstanding as of December 31, 2020	169,248	$70.29

As of December 31, 2020, no compensation expense had been recognized for the RSUs because the performance vesting condition was not probable of being met.

Compensation expense

Total stock-based compensation expense by function was as follows (in thousands):

	Year ended December 31,
	2020	2019
Cost of Revenue	$470	$32
Research and development expenses	1,895	1,235
Sales and marketing expenses	26	17
General and administrative expenses	1,415	869

Total	$3,806	$2,153

Note 11. Income Taxes

Components of Income Before Taxes

For financial reporting purposes, income before income taxes includes the following components (in thousand):

	Year ended December 31,
	2020	2019
Domestic	$(25,570)	$(19,594)
Foreign	—	—

Income (loss) before income taxes	$(25,570)	$(19,594)

Components of Tax Expense

There has historically been no federal, state or foreign provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the year ended December 31, 2020 and December 31, 2019, the Company recognized no provision related to income taxes.

Effective Tax Rate

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate of 21% is as follows:

	Year ended December 31,
	2020	2019
U.S. federal provision at statutory rate	21.0%	21.0%
Tax credits	2.0%	1.1%
Stock-based compensation	-1.3%	-2.3%
Change in valuation allowance	-21.6%	-19.9%
Other	-0.1%	0.1%
Effective tax rate	0.0%	0.0%

The Company’s effective tax rates differ from the federal statutory rate primarily due to the change in valuation allowance.

Deferred Taxes

The Company’s deferred income tax assets and liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	Year ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carry forward	$13,405	$7,874
Tax credits	2,151	1,132
Other	399	87
Stock-based compensation	594	—
Accruals and reserves	80	100

Total deferred tax assets before valuation allowance	16,630	9,193
Valuation allowance	(16,464)	(8,879)

Total deferred tax assets	165	314
Deferred tax liabilities:
Fixed assets	(165)	(314)

Total deferred tax liabilities	(165)	(314)

Net deferred tax assets (liabilities)	$—	$—

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years; the Company believes it is not more likely than not that all the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $8.9 million as of December 31, 2019 and a net valuation allowance on its deferred tax assets of $16.5 million as of December 31, 2020. The valuation allowance increased by $7.6 million for the year ended December 31, 2020.

As of December 31, 2020, the Company had $50.5 million of U.S. federal and $40.2 million of state net operating loss carryforwards available to reduce future taxable income, of which $47.3 million will be carried forward indefinitely for U.S. federal tax purposes and the remainder of losses will expire beginning in 2036 for federal and state tax purposes.

The Company also has federal and California research and development tax credit carryforwards of $2.3 million and $2.2 million, respectively. The federal research credit carryforwards will expire in 2036 and California research credits can be carried forward indefinitely.

The federal and state net operating loss carryforwards may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and similar provisions under state law. The Tax Reform Act of 1986 contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of special occurrences, including significant ownership changes. The Company has not performed a separate analysis as of December 31, 2020. Any limitation may result in expiration of all or a portion of the net operating loss carryforwards and tax credit carryforwards before utilization.

Unrecognized Tax Benefits

The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company accrued immaterial interest on uncertain tax benefits associated with unrecognized tax benefits and had immaterial cumulative interest and penalties as of December 31, 2020 and 2019.

The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year ended December 31,
	2020	2019
Unrecognized tax benefits as of the beginning of the year	$1,088	$415
Increase related to prior year tax provisions	—	—
Decrease related to prior year tax provisions	—	—
Increase related to current year tax provisions	847	673
Statue lapse	—	—

Unrecognized tax benefits as of the end of the year	$1,935	$1,088

Included in the balance of unrecognized tax benefits as of December 31, 2020, and 2019, are no amounts that, if recognized, would affect the effective tax rate.

As of December 31, 2020, the Company does not believe there will be a significant increase or decrease of unrecognized tax benefits within the next twelve months. The Company’s major tax jurisdictions are the United States and California. Due to the net operating loss carryforward since inception, all tax years are open for examination. There have been no examinations of our income tax returns by any tax authority.

Note 12. Commitments and Contingencies

Leases

The Company leases one building under a non-cancelable operating lease expiring in 2023. Rent expense related to operating leases was $0.7 million and $0.6 million for the years ended December 31, 2020 and December 31, 2019, respectively.

As of December 31, 2020, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

Operating Leases
2021	$736
2022	741
2023	371

Total minimum lease payments	$1,848

The Company purchases services and goods from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company has purchase obligations related to R&D licenses totaling $3.0 million, for which payments will be made of $2.2 million in 2021, $0.8 million in 2022 and none in the years thereafter.

Litigation

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.

On December 23, 2020, an alleged stockholder of InterPrivate, filed a lawsuit against InterPrivate, its directors, WLLY Merger Sub Corp. and the Company in the Supreme Court of the State of New York, captioned Quarles v. InterPrivate Acquisition Corp. The complaint alleges that InterPrivate’s directors caused materially misleading and incomplete information to be disseminated to InterPrivate’s public stockholders and that InterPrivate, WLLY Merger Sub Corp. and the Company aided and abetted the directors’ breach of their fiduciary duties. The complaint seeks, among other things, (1) injunctive relief enjoining InterPrivate, its directors, WLLY Merger Sub Corp. and the Company and persons acting in concert with them from proceeding with, consummating or closing the Business Combination; (2) rescission of the consummation of the Business Combination if consummated or rescissory damages; (3) injunctive relief directing the defendants to disseminate a registration statement that does not omit material information or contain alleged untrue statements of material fact; (4) declaratory judgment that the individual defendants violated their fiduciary duties; (5) an award of plaintiff’s expenses and attorney’s fees; and (6) other equitable relief.

The Company believes that the plaintiff’s claims in the foregoing matter are without merit and intends to vigorously defend against them. Given the nature of this case, the Company is unable to estimate the reasonably possible loss or range of loss, if any, arising from this matter.

Indemnifications

In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FASB ASC Guarantees, (Topic 460), except for standard indemnification provisions that are contained within many of the Company’s customer agreements and give rise only to disclosure requirements prescribed by Topic 460. Indemnification provisions contained within the Company’s customer agreements are generally consistent with those prevalent in the Company’s industry. The Company has not incurred any obligations under customer indemnification provisions and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification obligations.

Note 13. Segment Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), consisting of the Company’s chief executive officer and the Company’s chief technology officer as a group, in deciding how to allocate resources and assess the Company’s financial and operational performance. In addition, the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. As a result, the Company has determined that the Company’s business operates in a single operating segment. Since the Company operates as one operating segment, all required financial segment information can be found in the financial statements.

For the years ended December 31, 2020 and December 31, 2019, Germany and the United States accounted for more than 10% of the Company’s total revenues. Based on the primary billing address of the customer, total revenues in Germany for the year ended December 31, 2020 and year ended December 31, 2019 were $0.5 million and $0.8 million, respectively. Total revenues in the United States for the year ended December 31, 2020 and year ended December 31, 2019 were $4.2 million and $0.5 million, respectively.

For the year ended December 31, 2020, three customers accounted for 65%, 11%, and 10%, respectively, of the Company’s revenue. For the year ended December 31, 2019, two customers accounted for 53% and 12%, respectively, of the Company’s revenue.

Note 14. Employee Benefit Plan

The Company has a qualified retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all employees. Participants in the plan may elect to defer up to a maximum annual amount allowable under IRS regulations. During the year ended December 31, 2020 and December 31, 2019 the Company’s contributions were $0.3 million and $0.1 million, respectively.

Note 15. Subsequent Events

In preparing the audited financial statements, the Company has evaluated subsequent events through March 12, 2021, which is the date the audited financial statements were available for issuance.

InterPrivate Acquisition Corp Merger (“Business Combination”)

On November 2, 2020, InterPrivate, a special purpose acquisition company, announced that they have entered into a definitive agreement for a business combination that would result in the Company merging into InterPrivate (the “Transaction”). The Transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

Pursuant to the Merger, all shares of Aeva common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive shares of our common stock, all outstanding Aeva options will be converted into options to purchase our common stock and all outstanding Aeva restricted stock units will be converted into InterPrivate restricted stock units. The aggregate number of shares of common stock to be issued will be equal to $1.7 billion plus the exercise price of all outstanding Aeva options, divided by $10.00.

On March 11, 2021, at a special meeting of stockholders, InterPrivate stockholders approved the Proposed Business Combination. The Closing occurred on March 12, 2021. On March 12, 2021, Aeva, Inc. and IPV consummated the merger contemplated by the Business Combination Agreement, with Aeva, Inc. surviving the merger as a wholly-owned subsidiary of IPV. Immediately upon the consummation of the Business Combination, WLLY Merger Sub Corp. merged with and into Aeva, Inc., with Aeva, Inc. surviving the merger as a wholly owned subsidiary of the Company. IPV changed its name to Aeva Technologies, Inc. and the pre-combination Aeva retained its name of Aeva, Inc.

InterPrivate Subscription Agreements

In connection with the proposed merger between InterPrivate and the Company, InterPrivate has entered into agreements (the “Subscription Agreements”) whereby shares of InterPrivate common stock will be issued at purchase prices ranging from $10.00 to $16.00 per share in a series of private placements (the “Private Placements”), to be consummated immediately prior to consummation of the merger. The terms of the Subscription Agreement financing allow for the issuance of additional shares up to an aggregate gross value of $320 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Aeva Technologies, Inc. (f/k/a InterPrivate Acquisition Corp.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aeva Technologies, Inc. (f/k/a InterPrivate Acquisition Corp.) the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for year ended December 31, 2020 and for the period from August 16, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from August 16, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 21, 2020 and for the year then ended have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY

March 11, 2021, except for the effects of the restatement discussed in Notes 2 and 13, as to which the date is June 1, 2021.

INTERPRIVATE ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$694	$—
Prepaid expenses and other current assets	11,858	25

Total Current Assets	12,552	25
Deferred offering costs	—	106,870
Marketable securities held in Trust Account	243,129,959	—

TOTAL ASSETS	$243,142,511	$106,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,286,872	$1,000
Income taxes payable	39,765	—
Promissory note – related party	—	80,808

Total Current Liabilities	1,326,637	81,808
Warrant liabilities	2,419,470	—
Advance from related party	353,994	—

Total Liabilities	4,100,101	81,808

Commitments and contingencies (see Note 8)
Common stock subject to possible redemption 23,266,477 shares at redemption value at December 31, 2020	234,042,402	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 7,789,023 and 6,337,500 shares issued and outstanding (excluding 23,266,477 and no shares subject to possible redemption) at December 31, 2020 and 2019, respectively(1)	779	634
Additional paid-in capital	7,929,190	25,453
Accumulated deficit	(2,929,961)	(1,000)

Total Stockholders’ Equity	5,000,008	25,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$243,142,511	$106,895

(1)	As of December 31, 2019, included up to 787,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of the consolidated financial statements.

AEVA TECHNOLOGIES, INC. (f/k/a INTERPRIVATE ACQUISITION CORP.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,	For the Period from August 16, 2019 (Inception) Through December 31,
	2020	2019
Operating and formation costs	$2,523,015	$1,000

Loss from operations	(2,523,015)	(1,000)
Other income (expense):
Change in fair value of warrant liabilities	(1,996,140)	—
Interest earned on marketable securities held in Trust Account	1,789,959	—

Other expense, net	(206,181)	—
Loss before income taxes	(2,729,196)	(1,000)
Provision for income taxes	(199,765)	—

Net loss	$(2,928,961)	$(1,000)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	23,619,408	—

Basic and diluted net income per share, Common stock subject to possible redemption	$0.06	$—

Basic and diluted weighted average shares outstanding, Common stock(1)	7,292,253	6,337,784

Basic and diluted net loss per share, Common stock	$(0.59)	$(0.00)

(1)	Excludes an aggregate of 787,500 shares subject to forfeiture at December 31, 2019 (see Notes 6).

The accompanying notes are an integral part of the consolidated financial statements.

AEVA TECHNOLOGIES, INC. (f/k/a INTERPRIVATE ACQUISITION CORP.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid	Accumulated	Total Stockholders’
	Shares	Amount	in Capital	Deficit	Equity
Balance – August 16, 2019 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Issuance of Representative Shares	300,000	30	1,057	—	1,087
Forfeiture of common stock issued to Sponsor	(862,500)	(86)	86	—	—
Net loss	—	—	—	(1,000)	(1,000)

Balance – December 31, 2019	6,337,500	634	25,453	(1,000)	25,087
Forfeiture of Representative Shares	(50,000)	(5)	5	—	—
Sale of 24,150,000 Units, net of underwriting discount and offering expenses	24,150,000	2,415	236,187,199	—	236,189,614
Sale of 618,000 Private Units	618,000	61	5,756,609	—	5,756,670
Common stock subject to possible redemption	(23,266,477)	(2,326)	(234,040,076)	—	(234,042,402)
Net loss	—	—	—	(2,928,961)	(2,928,961)

Balance – December 31, 2020 (As Restated)	7,789,023	$779	$7,929,190	$(2,929,961)	$5,000,008

(1)	Included an aggregate of 787,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of the consolidated financial statements.

AEVA TECHNOLOGIES, INC. (f/k/a INTERPRIVATE ACQUISITION CORP.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2020	For the Period from August 16, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:	(As Restated)
Net loss	$(2,928,961)	$(1,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	1,996,140	—
Interest earned on marketable securities held in Trust Account	(1,789,959)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(11,833)
Accrued expenses	1,285,872	1,000
Income taxes payable	39,765	—

Net cash used in operating activities	(1,408,976)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(241,500,000)	—
Cash withdrawn from Trust Account to pay for franchise and income taxes	160,000	—

Net cash used in investing activities	(241,340,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	236,670,000	—
Proceeds from sale of Private Units	6,180,000	—
Proceeds from promissory note – related party	43,340	80,808
Repayment of promissory note – related party	(124,148)	—
Proceeds from advance from related party	353,994	—
Payment of offering costs	(373,516)	(80,808)

Net cash provided by financing activities	242,749,670	—

Net Change in Cash	694	—
Cash – Beginning of period	—	—

Cash – End of period	$694	$—

Non-Cash investing and financing activities:
Issuance of Representative Shares	$—	$1,087

Deferred offering costs paid directly by Sponsor from proceeds from issuance of common stock to Sponsor	$—	$25,000

Initial classification of common stock subject to possible redemption	$236,971,370	$—

Change in value of common stock subject to possible redemption	$(2,928,968)	$—

Initial measurement of private warrants accounted for as liabilities	$423,330

Forfeiture of Representative Shares	$(5)	$—

The accompanying notes are an integral part of the consolidated financial statements.

AEVA TECHNOLOGIES, INC. (f/k/a INTERPRIVATE ACQUISITION CORP.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Aeva Technologies, Inc. (f/k/a InterPrivate Acquisition Corp.) (the “Company”) was incorporated in Delaware on August 16, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, WLLY Merger Sub Corp., a wholly-owned subsidiary of the Company incorporated in Delaware on October 27, 2020 (“Merger Sub”).

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Aeva, Inc., a Delaware corporation (“Aeva”), as described in Note 8. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering were declared effective on February 3, 2020. On February 6, 2020, the Company consummated the Initial Public Offering of 21,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $210,000,000, which is described in Note 5.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 555,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to InterPrivate Acquisition Management LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $5,550,000, which is described in Note 6.

Following the closing of the Initial Public Offering on February 6, 2020, an amount of $210,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) located in the United States, which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On February 7, 2020, the underwriters notified the Company of their intention to fully exercise their over-allotment option on February 10, 2020. As such, on February 10, 2020, the Company consummated the sale of an additional 3,150,000 Units, at $10.00 per Unit, and the sale of an additional 63,000 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $32,130,000. A total of $31,500,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $241,500,000.

Transaction costs amounted to $5,310,386 consisting of $4,830,000 of underwriting fees and $480,386 of other offering costs. In addition, $867,876 of cash was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 7), Representative Shares (as defined in Note 10), Private Shares (as defined in Note 6) and any Public Shares purchased after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares, Representative Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination or amendment to the Amended and Restated Certificate of Incorporation, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares, Representative Shares and Private Shares if the Company fails to consummate a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 6, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period (and the

Company’s stockholders do not approve an amendment to the Company’s amended and restated certificate of incorporation to extend such period), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for outstanding private placement warrants issued in connection with its initial public offering in February 2020 as components of equity rather than as derivative liabilities. In light of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) issued by the staff of the SEC issued on dated April 12, 2021 (the “SEC Staff Statement”), the Company’s management further evaluated the warrants under Accounting Standards Codification 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”), which addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock.

Based on management’s evaluation, the Audit Committee, in consultation with management, concluded that the Company’s private placement warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40. As a result, the Company is reclassifying the warrants as derivative liabilities measured at their estimated fair values at the end of each reporting period and recognizing changes in the estimated fair value of the derivative instruments from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities has no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

The following tables summarize the effect of the restatement on each financial statement line items as of the dates, and for the period, indicated:

	As Previously Reported	Adjustments	As Restated
Consolidated Balance Sheet as of February 6, 2020
Warrant liabilities	$—	$380,175	$380,175
Total Liabilities	—	380,175	380,175
Common stock subject to redemption	205,894,700	(380,175)	205,514,525
Common stock	725	4	729
Additional paid-in capital	5,000,276	(4)	5,000,272
Number of common shares subject to redemption	20,589,470	(38,017)	20,551,453
Consolidated Balance Sheet as of December 31, 2020
Warrant liabilities	$—	$2,419,470	$2,419,470
Total Liabilities	1,680,631	2,419,470	4,100,101
Common stock subject to redemption	236,461,872	(2,419,470)	234,042,402
Common stock	755	24	779
Additional paid-in capital	5,933,074	1,996,116	7,929,190
Accumulated deficit	(933,821)	(1,996,140)	(2,929,961)
Number of common shares subject to redemption	23,507,001	(240,524)	23,266,477
Consolidated Statements of Operations for the year ended December 31, 2020
Change in fair value of warrant liabilities	$—	$(1,996,140)	$(1,996,140)
Other income (expense)	1,789,959	(1,996,140)	(206,181)
Loss before income taxes	(733,056)	(1,996,140)	(2,729,196)
Net loss	(932,821)	(1,996,140)	(2,928,961)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	23,705,712	(86,304)	23,619,408
Basic and diluted weighted average shares outstanding, Common stock	7,214,461	77,792	7,292,253
Basic and diluted net loss per share, Common stock	(0.32)	(0.27)	(0.59)
Consolidated Statements of Cash Flows for year ended December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(932,821)	$(1,996,140)	$(2,928,961)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	—	1,996,140	1,996,140
Non-Cash investing and financing activities:
Initial measurement of private warrants accounted for as liabilities	—	423,330	423,330
Initial classification of common stock subject to possible redemption	237,394,700	(423,330)	236,971,370
Change in value of common stock subject to possible redemption	(932,828)	(1,996,140)	(2,928,968)

	As Previously Reported	Adjustments	As Restated
Condensed Balance Sheets as of September 30, 2020 (unaudited)
Warrant liabilities	$—	$537,660	$537,660
Total Liabilities	202,600	537,660	740,260
Common stock subject to redemption	238,306,654	(537,660)	237,768,994
Common stock	736	6	742
Additional paid-in capital	4,088,311	114,324	4,202,635
Retained earnings	910,963	(114,330)	796,633
Number of common shares subject to redemption	23,691,356	(53,452)	23,637,904
Condensed Statements of Operations for the nine months ended September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	$—	$(114,330)	$(114,330)
Other income, net	1,782,663	(114,330)	1,668,333
Income before income taxes	1,154,383	(114,330)	1,040,053
Net income	911,963	(114,330)	797,633
Weighted average shares outstanding, basic and diluted	7,164,018	84,676	7,248,694
Basic and diluted net loss per common share	(0.07)	(0.01)	(0.08)
Condensed Statements of Operations for three months ended September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	$—	$(49,440)	$(49,440)
Other income, net	40,515	(49,440)	(8,925)
Loss before income taxes	(136,686)	(49,440)	(186,126)
Net loss	(107,982)	(49,440)	(157,422)
Weighted average shares outstanding, basic and diluted	7,537,344	(131,428)	7,405,916
Condensed Statements of Cash Flows for the nine months ended September 30, 2020 (unaudited)
Cash Flows from Operating Activities:
Net income	$911,963	$(114,330)	$797,633
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	—	114,330	114,330
Non-Cash investing and financing activities:
Initial measurement of private warrants accounted for as liabilities	—	423,330	423,330
Initial classification of common stock subject to possible redemption	237,394,700	(423,330)	236,971,370
Change in value of common stock subject to possible redemption	911,954	(114,330)	797,624

	As Previously Reported	Adjustments	As Restated
Condensed Balance Sheets as of June 30, 2020 (unaudited)
Warrant liabilities	$—	$488,220	$488,220
Total Liabilities	479,807	488,220	968,027
Common stock subject to redemption	238,414,641	(488,220)	237,926,421
Common stock	736	5	741
Additional paid-in capital	3,980,324	64,885	4,045,209
Retained earnings	1,018,945	(64,890)	954,055
Number of common shares subject to redemption	23,698,156	(48,529)	23,649,627
Condensed Statements of Operations for the six months ended June 30, 2020 (unaudited)
Change in fair value of warrant liabilities	$—	$(64,890)	$(64,890)
Other income	1,742,148	(64,890)	1,677,258
Income before provision for income taxes	1,291,069	(64,890)	1,226,179
Net income	1,019,945	(64,890)	955,055
Weighted average shares outstanding, basic and diluted	7,065,753	103,077	7,168,830
Basic and diluted net loss per common share	(0.05)	(0.01)	(0.06)
Condensed Statements of Operations for the three months ended June 30, 2020 (unaudited)
Change in fair value of warrant liabilities	$—	$(71,070)	$(71,070)
Other income	52,277	(71,070)	(18,793)
Loss before provision for income taxes	(260,048)	(71,070)	(331,118)
Net loss	(205,437)	(71,070)	(276,507)
Weighted average shares outstanding, basic and diluted	7,347,667	41,538	7,389,205
Basic and diluted net loss per common share	(0.04)	(0.01)	(0.05)
Condensed Statements of Cash Flows for the six months ended June 30, 2020 (unaudited)
Cash Flows from Operating Activities:
Net income	$1,019,945	$(64,890)	$955,055
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	—	64,890	64,890
Non-Cash investing and financing activities:
Initial measurement of private warrants accounted for as liabilities	—	423,330	423,330
Initial classification of common stock subject to possible redemption	237,394,700	(423,330)	236,971,370
Change in value of common stock subject to possible redemption	(1,019,941)	1,974,992	955,051

	As Previously Reported	Adjustments	As Restated
Condensed Balance Sheets as of March 31, 2020 (unaudited)
Warrant liabilities	$—	$417,150	$417,150
Total Liabilities	391,453	417,150	808,603
Common stock subject to redemption	238,620,078	(417,150)	238,202,928
Common stock	735	4	739
Additional paid-in capital	3,774,888	(6,184)	3,768,704
Retained earnings	1,224,382	6,180	1,230,562
Number of common shares subject to redemption	23,707,833	(41,445)	23,666,388
Condensed Statements of Operations for the three months ended March 31, 2020 (unaudited)
Change in fair value of warrant liabilities	$—	$6,180	$6,180
Other income	1,689,871	6,180	1,696,051
Income before provision for income taxes	1,551,117	6,180	1,557,297
Net income	1,225,382	6,180	1,231,562
Weighted average shares outstanding, basic and diluted	6,780,707	165,550	6,946,257
Condensed Statements of Cash Flows for the three months ended March 31, 2020 (unaudited)
Cash Flows from Operating Activities:
Net income	$1,225,382	$6,180	$1,231,562
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	—	(6,180)	(6,180)
Non-Cash investing and financing activities:
Initial measurement of private warrants accounted for as liabilities	—	423,330	423,330
Initial classification of common stock subject to possible redemption	237,394,700	(423,330)	236,971,370
Change in value of common stock subject to possible redemption	(1,225,378)	2,456,936	1,231,558

NOTE 3. LIQUIDITY AND GOING CONCERN

As of December 31, 2020, the Company had $694 in its operating bank accounts, $243,129,959 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $1,314,085. As of December 31, 2020, approximately $1,630,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 6, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were substantially held in money market funds, which primarily invest in U.S. Treasury securities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company has evaluated the impact, if any, of the CARES Act on its financial position, and has determined there is no impact on its financial statements.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. At December 31, 2019, weighted average shares were reduced for the effect of an aggregate of 787,500 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 7). The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 12,384,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the year ended December 31, 2020	For the Period from August 16, 2019 (inception) through December 31, 2019
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$1,742,446	$—
Less: interest available to be withdrawn for payment of taxes	(347,291)

Net income	$1,377,155	$—

	For the year ended December 31, 2020	For the Period from August 16, 2019 (inception) through December 31, 2019
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	23,619,408	—

Basic and diluted net income per share, Common stock subject to possible redemption	$0.06	$—

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(2,928,961)	$(1,000)
Less: Net income allocable to Common stock subject to possible redemption	(1,377,155)	—

Non-Redeemable Net Loss	$(4,306,116)	$(1,000)

Denominator: Weighted average non-redeemable common stock
Basic and diluted weighted average shares outstanding, Common stock	7,292,253	6,337,784

Basic and diluted net loss per share, Common stock	$(0.59)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Warrant Liabilities

The Company accounts for the private placement warrants issued in connection with our initial public offering and the sale of Private Units in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the private placement warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in the statement of operations. The Company utilizes the Black-Scholes option pricing model to value the warrants at each reporting period. The key assumptions in the option pricing model utilized include the following:

•

The expected share-price volatility assumption is based on a blend of the implied volatilities of the Company’s public warrants and a set of comparable publicly-traded warrants for other similar companies.

•	The expected term of the warrants is assumed to be the expected period until the close of a Business Combination, and the contractual five-year term subsequently.

•	The risk-free interest rate is based on the U.S. Treasury rate for the applicable expected terms.

•	The dividend yield is based on the historical rate, which the Company anticipates to remain at zero.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 5. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 24,150,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,150,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 10).

NOTE 6. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 555,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,550,000. As a result of the underwriters’ election to fully exercise their over-allotment option on February 10, 2020, the Sponsor and EarlyBirdCapital purchased an additional 63,000 Private Units at a purchase price of $10.00 per Private Unit, for an aggregate purchase price of $630,000. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one warrant (“Private Warrant”). Each whole Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 7. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On December 30, 2019, the Sponsor contributed an aggregate of 718,750 Founder Shares back to the Company’s capital for no additional consideration and in February 2020, the Company effected a dividend of 0.2 shares of common stock for each share of common stock outstanding, resulting in there being an aggregate of 6,037,500 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 787,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares underlying the Private Units and Representative Shares). On February 10, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, 787,500 Founder’s Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

In September 2019, the Company issued an unsecured promissory note to InterPrivate Acquisition Management LLC (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 1, 2020, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. At December 31, 2019, $80,808 was outstanding under the Promissory Note. The outstanding amount of $124,148 was repaid at the closing of the Initial Public Offering on February 6, 2020.

Related Party Loans and Advances

In addition, in order to finance transaction costs in connection with a Business Combination, the Insiders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

As of December 31, 2020, an affiliate of the Sponsor had advanced the Company an aggregate amount of $353,994. Subsequently, on January 29, 2021 the Company entered into a convertible promissory note agreement with this affiliate (the “Noteholder”) pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). Subsequent to January 29, 2021, the Company drew down the remaining amount available for borrowing under the Convertible Promissory Note. The Noteholder intends to convert such amount into 150,000 units of the Company at Closing. Such units will have terms identical to the terms of the Company’s Private Units (see Note 1 for a description of the Private Units) and will consist of (i) 150,000 shares of the Company’s common stock and (ii) warrants to purchase 75,000 shares of common stock at an exercise price of $11.50 per share, subject to adjustment).

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of the Company’s consummation of a Business Combination and the liquidation of the Trust Account, the Company will pay an affiliate of one of the Company’s executive officers $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020, the Company incurred $110,000 in fees for these services, of which $10,000 are included in accrued expenses in the accompanying consolidated balance sheet as of December 31, 2020.

Services Agreement

The Company entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of the Company’s consummation of a Business Combination and the liquidation of the Trust Account, the Company will pay its Vice President a $10,000 per month fee for assisting the Company in negotiating and consummating an initial Business Combination. For the year ended December 31, 2020, the Company incurred and paid $110,000 in fees for these services.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on February 3, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or $8,452,500 (exclusive of any applicable finders’ fees which might become payable); provided that up to 33% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist the Company in identifying and consummating a Business Combination.

Business Combination Agreement

On November 2, 2020, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Merger Sub, and Aeva, pursuant to which Merger Sub will be merged with and into Aeva (the “Merger”) with Aeva surviving the Merger as a direct wholly-owned subsidiary of the Company (the “Proposed Business Combination”). The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Proposed Business Combination and the transactions contemplated thereby.

In connection with the closing of the Proposed Business Combination (the “Closing”), at the Effective Time, by virtue of the Merger, all shares of Aeva common stock issued and outstanding immediately prior to the

Effective Time will be canceled and converted into the right to receive shares of the Company’s common stock, all outstanding Aeva options will be converted into options to purchase our common stock and all outstanding Aeva restricted stock units will be converted into InterPrivate restricted stock units. The aggregate number of shares of the Company’s common stock to be issued in the Proposed Business Combination will be equal to $1.7 billion plus the exercise price of all outstanding Aeva options, divided by $10,00. Following the Closing, the Company will own all the stock of Aeva and the Aeva stockholders as of immediately prior to the effective time of the Merger will hold a majority of the Company’s common stock.

Estimated Transaction Expenses

The Company estimates that it has incurred estimated transaction expenses payable at Closing totaling approximately $52 million, consisting of (i) approximately $16 million of placement agent fees and related expenses, (ii) financial and transaction advisory fees of approximately $16 million, (iii) a fee of 8,452,500 payable to EarlyBirdCapital under the business combination marketing agreement (see “Business Combination Marketing Agreement” above), and (iv) printing, legal, accounting and other fees of $11.5 million.

The Closing is subject to certain conditions, including but not limited to the approval of the Company’s stockholders and Aeva’s stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances including if the Business Combination has not occurred by March 31, 2021. Aeva has agreed to customary “no shop” obligations subject to a customary “fiduciary out,” and Aeva would be required to pay a termination fee in the amount of $68 million if the Business Combination Agreement is terminated under certain circumstances.

Stockholder Support Agreement

Also, on November 2, 2020, certain stockholders of Aeva holding the votes necessary to approve the Proposed Business Combination entered into a Stockholder Support Agreement with the Company (the “Stockholder Support Agreement”), pursuant to which, among other things, such stockholders have agreed to vote all of their shares of Aeva capital stock in favor of the approval and adoption of the Proposed Business Combination. Additionally, such stockholders have agreed not to (a) transfer any of their shares of Aeva capital stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Registration Rights and Lock-Up Agreement

Pursuant to the Business Combination Agreement and as a condition to the Closing, the Company, the Sponsor and EarlyBirdCapital (the “Original Holders”) and certain stockholders of Aeva (the “New Holders” and collectively with the Original Holders, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Company held by the New Holders to be locked-up for a period of one-hundred eighty days following the Closing, while fifty percent of the securities of the Company held by the Original Holders will be locked-up until the earlier of (i) one year following the Closing or (ii) the date on which the sale price of the

Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period, and the other fifty percent of the securities of the Company held by the Original Holders will be locked-up until one year following the Closing.

Subscription Agreements

On November 2, 2020, the Company entered into subscription agreements with certain investors, pursuant to which the investors have agreed to purchase in the aggregate approximately 12,000,000 shares of common stock in a private placement for $10.00 per share (the “November 2020 PIPE”) for anticipated gross proceeds of approximately $120,000,000. The Company agreed to give certain registration rights to the November 2020 PIPE investors pursuant to the subscription agreements.

On December 23, 2020, the Company entered into separate subscription agreements with an institutional accredited investor and its affiliates (collectively, the “Investors”) pursuant to which the Investors agreed to purchase an aggregate of approximately 16,168,478 shares of the Company’s common stock for an aggregate purchase price of approximately $200,000,000, consisting of a $150,000,000 tranche with a purchase price of $11.50 per share and a $50,000,000 tranche with a purchase price of $16.00 per share, in a private placement (collectively, the “December 2020 PIPE”). The investors who agreed to purchase December 2020 PIPE shares in the $150,000,000 tranche also entered into waiver and lockup agreements with the Company pursuant to which each agreed (1) to vote all shares of common stock held by such investor on the record date for the special meeting in favor of the proposal to approve the Proposed Business Combination, (2) not to submit any such shares of common stock for conversion in connection with such vote and (3) to a lock-up of such tranche of December 2020 PIPE shares for a period of one year following the Closing.

The purpose of the November 2020 PIPE and December 2020 PIPE is to raise additional capital for use in connection with the Proposed Business Combination, to meet the minimum cash requirements of the Company provided in the Business Combination Agreement and for use by the post-combination company following the Closing. The November 2020 PIPE and the December 2020 PIPE are conditioned on, among other customary closing conditions, the closing of the Proposed Business Combination.

Legal proceedings

On December 23, 2020, Brian Quarles, an alleged stockholder of the Company, filed a lawsuit against the Company, its directors, Merger Sub and Aeva in the Supreme Court of the State of New York, captioned Quarles v. InterPrivate Acquisition Corp., et al., Index No. 657263/2020. The complaint alleges that the Company’s directors caused materially misleading and incomplete information to be disseminated to the Company’s public stockholders and that the Company, Merger Sub and Aeva aided and abetted the directors’ breach of their fiduciary duties. The complaint alleges that the disseminated information omitted, among other things, certain financial information, details regarding the Company’s financial advisors and other information relating to the background of the Business Combination. The complaint seeks, among other things, (1) injunctive relief enjoining the Company, its directors, Merger Sub and Aeva and persons acting in concert with them from proceeding with, consummating or closing the Business Combination; (2) rescission of the consummation of the Business Combination if consummated or rescissory damages; (3) injunctive relief directing the defendants to disseminate a registration statement that does not omit material information or contain alleged untrue statements of material fact; (4) declaratory judgment that the individual defendants violated their fiduciary duties; (5) an award of plaintiff’s expenses and attorney’s fees; and (6) other equitable relief. The Company believes that the plaintiff’s claims in the foregoing matter are without merit and intends to vigorously defend against them.

NOTE 9. PRIVATE WARRANTS

Pursuant to the Initial Public Offering, the Company sold 24,150,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,150,000 Units, at a price of $10.00 per Unit.

Each Unit consists of one share of common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 10. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020 and 2019, there were 7,548,499 and 6,337,500 shares of common stock issued and outstanding, excluding 23,507,001 and no shares of common stock subject to possible redemption, respectively.

Public Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

•

if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Representative Shares

In September 2019, the Company issued to the designees of EarlyBirdCapital 250,000 shares of common stock (the “Representative Shares”) (after giving effect to a contribution back to the Company’s capital for no additional consideration of an aggregate of 50,000 shares EarlyBirdCapital received as a result of the dividend effectuated by the Company in February 2020). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,087 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 11. INCOME TAX

The Company’s net deferred tax asset at December 31, 2020 and 2019 as follows:

	December 31, 2020	December 31, 2019
Deferred tax asset
Net operating loss carryforward	$—	$210

Total deferred tax assets	—	210
Valuation Allowance	—	(210)

Deferred tax asset	$—	$—

The income tax provision for the year ended December 31, 2020 and for the period from August 16, 2019 (inception) through December 31, 2019 consists of the following:

	December 31, 2020	December 31, 2019
Federal
Current	$199,765	$—
Deferred	210	(210)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	(210)	210

Income tax provision	$199,765	$—

As of December 31, 2020 and 2019, the Company had $0 and $1,000 of U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020, the valuation allowance decreased by $210. For the period from August 16, 2019 (inception) through December 31, 2019, the change in the valuation allowance increased by $210.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 and 2019 is as follows:

	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
Business combination expenses	(13.0)%	0.0%
Change in fair value of warrant liabilities	(15.4)%	—
Valuation allowance	0.1%	(21.0)%

Income tax provision	(7.3)%	0.0%

The Company’s effective tax rate differs from the U.S. statutory rate primarily due to the business combination expenses and recognition of gain or loss from the change in the fair value of warrant liabilities, which is not deductible for tax purposes.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for since inception remain open and subject to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.

NOTE 12. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$243,129,959
Liabilities:
Warrant liabilities	3	2,419,470

Warrants:

The Company has determined that private warrants issued in connection with its initial public offering and the sale of Private Units in February 2020 are subject to treatment as a liability. The Company utilizes Black-Scholes option pricing model to value the private warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. The key inputs in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield.

•

The expected share-price volatility assumption is based on a blend of the implied volatilities of the Company’s public warrants and a set of comparable publicly-traded warrants as determined based on the size and proximity of other similar business combinations. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•

The expected term of the warrants is assumed to be the expected period until the close of a business combination, and the contractual five-year term subsequently. Subsequent to an increase in the expected term, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•

The risk-free interest rate is based on U.S. Treasury rate for expected terms. An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•	The dividend yield is based on the historical rate, which the Company anticipates to remain at zero.

The key inputs into the Black-Scholes option pricing model for the private warrants were as follows for the relevant periods:

Input	February 6, 2020	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Risk-free interest rate	1.47%	0.41%	0.34%	0.33%	0.40%
Expected term (years)	5.5	5.5	5.5	5.5	5.3
Expected volatility	18.9%	21.5%	22.4%	23.7%	55.1%
Exercise price	$11.50	$11.50	$11.50	$11.50	$11.50

The private warrants were classified as Level 3 at the respective measurement dates due to the use of unobservable expected share-price volatility input. There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2020.

Based on the inputs noted above, the Company determined that the fair value of the warrant liabilities upon their issuance on February 6, 2020 was $380,175. Subsequently, as of March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 the fair value of the warrant liabilities were $417,150, $488,220, $537,660 and $2,419,470 respectively.

The change in fair value of the warrant liabilities for the period from February 6, 2020 (inception) through December 31, 2020 is summarized as follows:

Warrant Liabilities
Fair value as of February 6, 2020 (inception)	$—
Initial measurement on February 6, 2020(1)	423,330
Change in fair value of warrant liabilities	(6,180)
Fair value as of March 31, 2020	417,150
Change in fair value of warrant liabilities	71,070
Fair value as of June 30, 2020	488,220
Change in fair value of warrant liabilities	49,440
Fair value as of September 30, 2020	537,660
Change in fair value of warrant liabilities	1,881,810
Fair value as of December 31, 2020	$2,419,470

(1)	Includes 277,500 warrants issued on February 6, 2020 and 31,500 warrants issued on February 10, 2020 as a result of the Over-Allotment Private Placement.

NOTE 13. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Private Placement

On January 4, 2021, the Company entered into subscription agreements with an institutional accredited investor and its affiliated investment vehicles for an aggregate $200 million investment in a Private Placement. The closing of the Private Placement is conditioned on the closing of the Merger.

Legal Proceedings

On January 20, 2021, Michael Anello, an alleged stockholder of the Company, filed a lawsuit against the Company and its directors in the United States District Court for the Southern District of New York, captioned Anello v. InterPrivate Acquisition Corp., et al., Case No. 1:21-cv-00505. The complaint alleged that the Company’s directors authorized the filing of a materially incomplete and misleading registration statement on Form S-4 with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and in breach of the directors’ duty of disclosure. The complaint alleged that the registration statement on Form S-4 contains materially incomplete and misleading information concerning, among other things, certain financial information and any conflicts of interest of the Company’s financial advisors. The complaint sought, among other things, (1) injunctive relief enjoining the Company, its directors and persons acting in concert with them from proceeding with the special meeting or consummating the Business Combination; (2) damages; (3) an award of plaintiff’s expenses and attorney’s and expert fees; and (4) other equitable relief. This matter has been voluntarily dismissed without prejudice against all parties.

Related Party Loans

As described in Note 7 under the heading “Related Party Loans and Advances,” Subsequent to December 31, 2020, the Company drew down the remaining amount available for borrowing under the Convertible Promissory Note. The Noteholder intends to convert such amount into 150,000 units of the Company at Closing. Such units will have terms identical to the terms of the Company’s Private Units (see Note 1 for a description of the Private Units).

Consummation of the Proposed Business Combination

On March 12, 2021 (the “Closing Date”), the Company consummated the previously announced business combination pursuant to the terms of the Business Combination Agreement, dated as of November 2, 2020, by and among the Company, Merger Sub and Aeva. As a result of the proposed business combination, the Company was renamed to Aeva Technologies, Inc .

Immediately prior to the closing of the Proposed Business Combination, each issued and outstanding share of Aeva’s redeemable, convertible preferred stock, was converted into shares of common stock based on a one-to-one ratio. Upon the consummation of the Proposed Business Combination, each share of Aeva common stock issued and outstanding was canceled and converted into the right to receive 9.08 shares (the “Exchange Ratio”) of the Company’s common stock.

In connection with the closing of the Proposed Business Combination, a number of investors purchased from the Company an aggregate of 28,318,478 shares of common stock (the “PIPE Shares”), for a purchase price of $10.00 per share, $11.50 per share or $16.00 per share, as applicable for an aggregate purchase price of $320.0 million pursuant to separate subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Proposed Business Combination.

In addition, at the Closing Date, the Sponsor exercised its right to convert the working capital loans made by the Sponsor to the Company into an additional 75,000 Private Warrants and 150,000 shares of common stock to an affiliate of the Sponsor in satisfaction of $1.5 million principal amount of such loans.

Up to 182,111,147 Shares of Common Stock

384,000 Warrants to Purchase Common Stock

PROSPECTUS

June 24, 2021